    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 22, 2000
                                            REGISTRATION STATEMENT NO. 333-83885
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                 ---------------



                                 POST EFFECTIVE
                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933



                                 ---------------


                               VCAMPUS CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


            Delaware                8299                           54-1290319
 (State or other jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer Identification No.)
 incorporation or organization)     Classification Code Number)



                      1850 CENTENNIAL PARK DRIVE, SUITE 200
                             RESTON, VIRGINIA 20191
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)


                                 ---------------


                                 DANIEL J. NEAL
                             CHIEF EXECUTIVE OFFICER
                               VCAMPUS CORPORATION
                      1850 CENTENNIAL PARK DRIVE, SUITE 200
                             RESTON, VIRGINIA 20191
                                 (703) 893-7800
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                              OF AGENT FOR SERVICE)


                                 ---------------


                                   Copies to:


                            DONALD R. REYNOLDS, ESQ.
                              KEVIN A. PRAKKE, ESQ.
                        WYRICK ROBBINS YATES & PONTON LLP
                        4101 LAKE BOONE TRAIL, SUITE 300
                          RALEIGH, NORTH CAROLINA 27607
                                 (919) 781-4000
                               FAX (919) 781-4865

                                 ---------------

       APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this post-effective amendment No. 1 to registration statement becomes effective.



       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


                  -------------------------------------------


                                EXPLANATORY NOTE



       THIS POST-EFFECTIVE AMENDMENT IS BEING FILED PURSUANT TO ITEM
512 (a)(1)(i) OF REGULATION S-K IN ORDER TO UPDATE THE PROSPECTUS THAT WILL BE USED BY THE SELLING STOCKHOLDERS OF THE REGISTRANT, INCLUDING UPDATED DISCLOSURE TO REFLECT SALES THAT HAVE BEEN MADE TO DATE AS PART OF THIS REGISTRATION.

                                3,633,887 SHARES



                           [VCAMPUS CORPORATION LOGO]


                                  COMMON STOCK

       This prospectus may be used only in connection with the following resales of common stock of VCampus Corporation:


       - 2,330,831 shares may be offered and sold, from time to time, by the stockholders listed below



       - 1,190,456 shares remaining registered and available for resale under this prospectus by Hambrecht & Quist Guaranty Finance. Of those 1,190,456 shares, 158,632 of such shares relate to common stock issuable upon exercise of warrants issued to H&QGF and the remaining 1,031,824 shares relate to shares of common stock issued or issuable upon conversion of Series E Preferred Stock issued from time to time under our equity line of credit agreement with H&QGF



       - 112,600 shares may be offered and sold, from time to time, by BH Capital Investments, L.P and Excalibur Limited Partnership, who will originally receive these shares upon exercise of warrants


       We refer to H&QGF, BH Capital, Excalibur and the other stockholders who may offer and sell shares of our common stock under this prospectus as "Selling Stockholders."


       Pursuant to our equity line agreement with H&QGF, we have sold or "put" a total of 984,952 shares of our preferred stock to H&QGF from November 1999 through August 2000, of which 709,544 shares have been converted to common stock and resold as part of this registration through the date of this prospectus. Beginning on the date the post-effective amendment to the registration statement, of which this prospectus forms a part, is declared effective by the SEC through December 31, 2000, subject to certain conditions we may from time to time, in our sole discretion, sell or "put" up to the remaining 756,416 shares of our preferred stock to H&QGF. Upon conversion of these shares to common stock, H&QGF may resell these shares pursuant to this prospectus. H&QGF is an "underwriter" within the meaning of the Securities Act in connection with these sales.


       We will not receive any proceeds from the sale of shares by the Selling Stockholders.


       Our common stock is traded on the Nasdaq SmallCap Market under the symbol VCMP. Prior to changing our name from UOL Publishing, Inc. to VCampus Corporation in September 1999, our common stock was traded under the symbol UOLP. On November 21, 2000, the last sale price of our common stock on the Nasdaq SmallCap Market was $1.875 per share.



       INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7.


                                 ---------------

 NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED
        OUR SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR
            COMPLETE. IT IS ILLEGAL FOR ANYONE TO TELL YOU OTHERWISE.

                                 ---------------

                          FOR CALIFORNIA INVESTORS ONLY

       In California sales will be limited to those investors:

              (i) who have a minimum net worth of not less than $250,000 (exclusive of their home, home furnishings, and automobile) and a gross annual income of not less than $65,000; or

              (ii) who have a minimum net worth of $500,000 (exclusive of their home, home furnishings, and automobile);

       provided, that in either case the investment will not exceed ten percent (10%) of the investor's net worth.

       Offers and sales in California may also be made to purchasers who are accredited investors as defined in Rule 501(a) of Regulation D under the Securities Act of 1933.


                The date of this prospectus is November 22, 2000.


                     HAMBRECHT & QUIST GUARANTY FINANCE, LLC

       You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of these securities in any jurisdiction where it is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                               PROSPECTUS SUMMARY

       This summary highlights information contained elsewhere in this prospectus. It is not complete and may not contain all the information that you should consider before investing in the common stock. You should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to the financial statements.

       This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results we discuss in the forward-looking statements. See "Special Note Regarding Forward-Looking Statements." We discuss some of the factors that might cause differences in actual results in the "Risk Factors" section of this prospectus.

                                   OUR COMPANY


       VCampus Corporation is a leading e-Learning Application Service Provider
(ASP) that develops, manages and hosts turn-key, web-based learning environments for corporations, academic institutions and government agencies enabling them to offer global distance learning solutions to their customers, employees and students. The VCampus(R) e-Learning platform allows our customers to address their Customer Relationship Management (CRM), Enterprise Resource Planning (ERP) and product-related strategic business plans through a rapidly-deployed, outsourced, scalable e-Learning solution. Our e-Learning solution enables customers to improve the performance of their distribution channels, measure and develop their employees' knowledge, skills and abilities, and increase their customers' satisfaction and loyalty. When an organization's internal courses are combined with our off-the shelf library, offering hundreds of courses in Management Skills, Information Technology, Telecommunications and Personal Development, the combined delivery and tracking of courses creates a turn-key solution for those entities requiring an enterprise-wide learning environment. A VCampus(TM) is accessible by virtually any Internet-ready PC. Enrolled students can then access the courseware online, typically via a PC connected to the Internet or a corporate intranet. Once a student has completed a course, he or she receives credit or certification, as appropriate. As of September 30, 2000, the Company had approximately 50 VCampuses(TM) in operation with its corporate and academic institution partners.



       We also offer courseware through more traditional media, including on-site and classroom training, diskette, CD-ROM and printed formats, through our HTR and Teletutor subsidiaries. In December 1998, we announced plans to sell our non-online "legacy" businesses (with the exception of Teletutor and our instructor-led training business) in order to focus on our core online business. We believe this move is consistent with our strategy of moving content and customers to an online training platform from the traditional classroom and computer-based training methods used in our non-online businesses.



       Our objectives are to be the leading e-Learning ASP for the corporate training, academic, and government education market, and to make our VCampus e-Learning platform the global standard for online delivery of corporate training and education courseware. Our strategy to achieve these objectives includes: increasing our customer base (through targeted marketing, expanding our direct sales force, and by leveraging the sales channels of strategic partners), developing strong brand recognition for our products and services, delivering high-demand courseware (including courseware certified by independent academic institutions) and upgrading our existing technologies to maintain our position as a leader in corporate e-Learning. Our strategy also includes enhancing the "stickyness" of our customer sites by converting more and more of the customer's proprietary content for online distribution through the VCampus platform. The intended result is increased penetration into the enterprise and enhanced customer loyalty.



       We target customers in the telecommunications, healthcare, utilities, information technology and financial services industries, as well as academic institutions, all of which we believe have relatively large training and education budgets, significant training needs and receptiveness to new technology. Our existing courseware library includes over 1,300 online courses. These courses are in what we believe to be high-demand subject matter areas such as information technology, telecommunications, compliance/ OSHA, business, management and finance. We convert to our interactive online format courses that we believe are proven and popular in diverse subject matter areas. Through September 30, 2000, we had delivered over 1,100,000 courses to over 360,000 adult learners through our corporate and academic partnerships.



       The Company was incorporated in Virginia in July 1984 and reincorporated in Delaware in March 1985. Our principal executive offices are located at 1850 Centennial Park Drive, Suite 200, Reston, Virginia 20191, our telephone number at that address is (703) 893-7800, and our web-site is located at http://www.vcampus.com.

                                  THE OFFERING

       H&QGF, BH Capital and Excalibur and the other Selling Stockholders may offer and sell shares of our common stock under this prospectus.

H&QGF


       We entered into an equity line of credit agreement with H&QGF effective May 4, 1999. This agreement, as amended, entitles us to sell, from time to time through December 31, 2000, up to $7.0 million of our Series E Convertible Preferred Stock at a price equal to 85% of the lower of (1) the closing market price of our common stock on the date of issuance and (2) the average of the lowest intra-day prices of our common stock over the five-day period ending on the date of issuance. We may sell as much as $500,000 in preferred stock at any time, subject to certain conditions, with the total amount sold not to exceed $7.0 million; except that the number of shares of preferred stock we can sell to H&QGF is further limited by the requirement that H&QGF hold no more than 9.9% of our outstanding stock at any given time. Through the date of this prospectus, we have drawn down a total of $5.0 million of the total of $7.0 million available under the equity line in exchange for a total of 984,952 shares of preferred stock.



       Pursuant to the equity line of credit agreement, we:



       - filed a registration statement that includes the 1,741,368 shares of common stock issued or issuable upon conversion of the preferred stock that we have sold and may continue to sell to H&QGF, of which there remains 1,031,824 shares of common stock that H&QGF may continue to offer and sell to the public through this prospectus; and



       - issued to H&QGF warrants to purchase an aggregate of 158,632 shares of Series E Convertible Preferred Stock, convertible into 158,632 shares of common stock that H&QGF may also offer and sell to the public through this prospectus.



       As soon as practicable after the effectiveness of this post-effective amendment to the registration statement (probably within a week), we plan to drawdown the maximum permitted under our equity line. Based on our 30-day average share price of $2.31 per share and our 30-day average trading volume of 38,765 shares as of November 17, 2000, we would be entitled to drawdown approximately $180,000 in connection with our first drawdown. We expect to effect subsequent drawdowns of the applicable maximum amount available under the equity line every 15 trading days thereafter until December 31, 2000, the termination date of the equity line.


BH CAPITAL AND EXCALIBUR


       We issued $2.5 million principal amount of our 9% Secured Subordinated Convertible Debentures due December 15, 2000 to BH Capital and Excalibur in June 1999. The entire amount of principal and accrued interest under these debentures was converted into a total of 1,022,866 shares of our common stock at various times from November 30, 1999 through the final conversion on March 10, 2000 at an average conversion price of $2.58 per share. BH Capital and Excalibur have advised us that all of their shares have been resold pursuant to this registration.



       Pursuant to the agreement with BH Capital and Excalibur providing for the issuance of the debentures, we:



       - filed a registration statement that included an estimated up to 1,100,000 shares of common stock available for issuance upon conversion of the debentures, all of which shares BH Capital and Excalibur have since offered and sold to the public through the original prospectus relating to this registration; and


       - issued warrants to BH Capital and Excalibur to purchase 112,600 shares of common stock at an exercise price of $6.38 per share (which equals 115% of the 5-day average closing bid price for our common stock prior to the funding date of June 15, 1999), which shares BH Capital and Excalibur may also offer and sell to the public through this prospectus.

       The effective interest rate of the Secured Subordinated Convertible Debentures is approximately 20% after valuation of the warrants issued to BH Capital and Excalibur and the conversion feature.

OTHER SELLING STOCKHOLDERS


       We have filed a registration statement that also includes 2,330,831 shares of common stock held by other stockholders listed on pages 50 and 51 under "Selling Stockholders."



                     Offered by the Selling Stockholders
                       (including H&QGF, BH Capital and
                       Excalibur).........................    3,633,887 shares of common stock of VCampus
                                                              Corporation, $0.01 par value.

                     Offering Price.......................    Determined at the time of sale by the Selling
                                                              Stockholders.

                     Common Stock outstanding as of
                     September 30, 2000...................    8,284,472 shares*

                     Use of Proceeds......................    We will not receive any of the proceeds of the
                                                              offering of shares by the Selling Stockholders
                                                              under this prospectus. Any proceeds we receive
                                                              from the sale of preferred stock pursuant to
                                                              the equity line of credit agreement with
                                                              Hambrecht & Quist and the exercise of the
                                                              H&QGF warrant will be used for general
                                                              corporate purposes. See "The Equity Line of
                                                              Credit Agreement."

                     Dividend Policy......................    We currently intend to retain any future
                                                              earnings to fund the development and growth of
                                                              our business. Therefore, we do not currently
                                                              anticipate paying cash dividends on our common
                                                              stock. See "Dividend Policy."

                     Nasdaq SmallCap Market Symbol........    VCMP


----------


* Does not include:



       - 3,178,785 shares of common stock issuable upon exercise of warrants outstanding as of September 30, 2000 (including 158,632 shares issuable on an as-converted basis upon exercise of the H&QGF preferred stock warrant and 112,600 shares of common stock issuable upon exercise of the BH Capital and Excalibur warrants);



       - 2,356,583 shares of common stock issuable upon exercise of stock options outstanding as of September 30, 2000; and



       - 1,039,791 shares of common stock remaining issuable upon conversion of preferred stock we either have issued or may issue under the equity line of credit agreement with H&QGF.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


       The following summary consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto appearing elsewhere in the prospectus. The statement of operations data set forth below with respect to the years ended December 31, 1997, 1998 and 1999 is derived from, and is referenced to, the audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated financial data presented below as of September 30, 2000 and for the nine months ended September 30, 1999 and 2000 has been derived from the Company's unaudited consolidated financial statements included elsewhere in this prospectus. The pro forma data reflects the issuance of the additional $2.0 million in Series E Convertible Preferred Stock and the assumed conversion to 649,087 shares of Common Stock.



                                                                                     NINE MONTHS ENDED
                                             YEARS ENDED DECEMBER 31,                  SEPTEMBER 30,
                                        ---------------------------------        ------------------------
                                           1997         1998         1999            1999          2000
                                        ----------   ----------   ----------     ------------  -----------
                                                                                         (UNAUDITED)
STATEMENTS OF OPERATIONS DATA:
Net revenues.........................    $  10,145    $  14,683    $  11,547       $   9,041     $   7,177
Loss from operations.................      (16,599)     (18,307)      (7,767)         (4,424)       (7,940)
Net loss.............................      (16,145)     (19,811)      (8,487)         (4,873)       (7,792)
Dividends to preferred stockholders             --         (358)        (448)           (222)       (1,012)
Net loss attributable to common
  stockholders.......................      (16,145)     (20,169)      (8,935)         (5,095)       (8,805)
Net loss per share...................    $   (4.91)   $   (5.27)   $   (1.91)      $   (1.12)     $  (1.13)
Net loss per share -- assuming
  dilution...........................    $   (4.91)   $   (5.27)   $   (1.91)      $   (1.12)     $  (1.13)



                                                                       AT SEPTEMBER 30, 2000
                                                                            (UNAUDITED)
                                                                     -------------------------
                                                                                         PRO
                                                                      ACTUAL            FORMA
                                                                     --------         --------
                            BALANCE SHEET DATA:
                            Working capital (deficit)                $     33         $  2,033
                            Total assets......................         10,834           12,834
                            Total liabilities.................          4,356            4,356
                            Accumulated deficit...............        (65,376)         (65,729)
                            Total stockholders' equity........          6,478            8,478


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

       Some of the statements contained in this prospectus discuss our plans and strategies for our business and are "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act. The words "anticipates," "believes," "estimates," "expects," "plans," "intends" and similar expressions are meant to identify these statements as forward-looking statements, but they are not the exclusive means of identifying them. The forward-looking statements in this prospectus reflect the current views of our management; however, various risks, uncertainties and contingencies could cause our actual results, performance or achievements to differ materially from those expressed in or implied by these statements, including:

       - our limited operating history in targeted markets

       - our history of losses and negative operating cash flows

       - our future capital needs and the uncertainty of additional funding

       - difficulties in managing rapid growth

       - competition

       - a developing market, rapid technological changes and new products

       - our dependence on online distribution

       - our substantial dependence on courseware and third-party courseware providers

       - our substantial dependence on third-party technology

       - our limited marketing experience and substantial dependence on third-party distribution

       We assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of important risks of an investment in our common stock, including factors that could cause actual results to differ materially from results referred to in the forward-looking statements, see the "Risk Factors" section of this prospectus. In light of the risks and uncertainties discussed in "Risk Factors" and elsewhere in this prospectus, events referred to in forward-looking statements in this prospectus might not occur.

                              AVAILABLE INFORMATION

       We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules filed with it. For further information with respect to our company and the common stock offered hereby, reference is made to the registration statement and the exhibits and schedules filed with it. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of that contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. A copy of the registration statement may be inspected without charge at the offices of the SEC in Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, Washington, D.C. 20549 upon the payment of the fees prescribed by the SEC. The SEC maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as our company, that file electronically with the SEC. We also maintain a Web site (http://www.vcampus.com).

                                  RISK FACTORS

       You should be aware that there are various risks to an investment in our common stock, including those described below. You should carefully consider these risk factors, together with all of the other information included in this prospectus, before you decide to invest in shares of our common stock.

       If any of the following risks, or other risks not presently known to us or that we currently believe to not be significant, develop into actual events, then our business, financial condition, results of operations or prospects could be materially adversely affected. If that happens, the market price of our common stock could decline, and you may lose all or part of your investment.

       This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed in this prospectus. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this prospectus, and in any documents incorporated in this prospectus by reference.


       WE HAVE INCURRED LOSSES AND ANTICIPATE FUTURE LOSSES. We have incurred significant losses since our inception in 1984, including net losses of $16.1 million, $19.8 million and $8.5 million for the years ended December 31, 1997, 1998 and 1999, and of $7.8 million for the nine months ended September 30, 2000. As of September 30, 2000, we had an accumulated deficit of $65,376,189, stockholder's equity of $6,478,297 and working capital of $33,141. We expect losses from operations to continue at least through the second quarter of 2001 until our online revenue stream matures. For these and other reasons, we cannot assure you that we will ever operate profitably.


       WE HAVE A LIMITED OPERATING HISTORY. Although the Company was founded in 1984, we changed our business focus in 1993 to take advantage of, among other things, the market opportunities we saw for online education that resulted from technological developments relating to the Internet. We introduced our first revenue-generating Web-based course in Spring 1996. Given our limited operating history in the online education and training business, we cannot assure you that our online revenues will grow.

       WE MAY NOT BE ABLE TO MEET OUR ONLINE BUSINESS OBJECTIVE. Our key objective is to be the leading publisher of online courseware for the corporate training and education market. Pursuing this objective may significantly strain our administrative, operational and financial resources. We cannot assure you that we will be able to find, train and retain qualified administrative personnel, or do so on a timely basis, or that we will have the operational, financial and other resources to the extent required to meet our online business objective.


       WE MAY BE UNABLE TO EXECUTE OUR DIVESTITURE STRATEGY. In December 1998 we announced plans to sell our remaining non-online businesses in order to better focus on our core online business. Our ability to implement this divestiture strategy will depend on our ability to identify potential acquirers and to negotiate favorable agreements for the sale of our non-online businesses. We cannot assure you that we will be successful in identifying potential acquirers, or that we will be able to sell our remaining non-online businesses on favorable terms, if at all. Even if we succeed in executing our divestiture strategy, we cannot assure you that we will successfully overcome the risks associated with such a strategy, such as the potential disruption of our ongoing business, the additional expense associated with the divestiture, the impairment of relationships with employees and customers and any other problems we may encounter. Any of these factors could adversely affect our financial condition and the market price of our common stock may decline.


       WE WILL NEED TO RAISE ADDITIONAL CAPITAL. In the near future, we will need to raise additional funds through public or private sale of our equity or debt securities or from other sources for the following purposes:

       - to build our core online business;

       - to divest our non-online businesses; and

       - to maintain compliance with Nasdaq listing requirements.

       As of the date of this filing, we have initiated efforts to raise additional capital. We cannot assure you, however, that additional funds will be available when we need them, or that if funds are available, they will be on terms favorable to us and our stockholders. If we are unable to obtain sufficient funds or if adequate funds are not available on terms acceptable to us, we may be unable to meet our business objectives. A lack of sufficient funds could also prevent us from taking advantage of important opportunities or being able to respond to competitive conditions. Any of these results could have a material adverse effect on our business, financial condition and results of operations.

       Our need to raise additional funds could also directly and adversely affect your investment in our common stock in another way. When a company raises funds by issuing shares of stock, the percentage ownership of the existing stockholders of that company is reduced or diluted. If we raise funds in the future by issuing additional shares of stock, you may experience significant dilution in the value of your shares. Additionally, certain types of equity securities that we may issue in the future could have rights, preferences or privileges senior to your rights as a holder of our common stock.

       WE FACE UNCERTAINTIES AND RISKS RELATING TO OUR NASDAQ SMALLCAP MARKET LISTING. Our common stock is currently listed on the Nasdaq SmallCap Market. Nasdaq has certain requirements that a company must meet in order to remain listed on the Nasdaq SmallCap Market. If we continue to experience losses from our operations or if we are unable to raise additional funds, we may not be able to maintain the standards for continued quotation on the Nasdaq SmallCap Market.

       The Nasdaq SmallCap Market is a significantly less active market than the Nasdaq National Market. You could find it more difficult to dispose of your shares of our common stock than if our common stock were listed on the Nasdaq National Market.


       Furthermore, Nasdaq recently adopted new rules that make continued listing of companies on the Nasdaq SmallCap Market more difficult. If as a result of the application of these new rules, our common stock were delisted from the Nasdaq SmallCap Market, we would not have the right to obtain additional funds by issuing preferred stock under our equity line of credit agreement with H&QGF, and it could be more difficult for us to obtain other sources of financing in the future. Moreover, if our common stock were delisted from the Nasdaq SmallCap Market, our stock could be subject to what are known as the "penny stock" rules. The "penny stock" rules place additional requirements on broker-dealers who sell or make a market in such securities. Consequently, if we were removed from the Nasdaq SmallCap Market, the ability or willingness of broker-dealers to sell or make a market in our common stock could decline. As a result, your ability to resell your shares of our common stock could be adversely affected.



       THE LARGE NUMBER OF OUR SHARES ELIGIBLE FOR FUTURE SALE COULD HAVE AN ADVERSE IMPACT ON THE MARKET PRICE OF OUR COMMON STOCK. A large number of shares of common stock already outstanding, or issuable upon exercise of options or warrants, is eligible for resale, which may adversely affect the market price of our common stock. As of September 30, 2000, we had 8,284,472 shares of common stock outstanding, an additional 2,216,896 shares were issuable upon conversion of outstanding preferred stock and another 5,535,368 shares upon exercise of outstanding warrants and options. In addition, in May 1999 we entered into an equity line of credit agreement with H&QGF under which, as amended, we have issued and may continue to issue shares of preferred stock that will be convertible into up to 1,031,824 additional shares of common stock. We have also granted warrants to H&QGF to purchase 158,632 shares of preferred stock that will be convertible into an equal number of shares of common stock. Substantially all of the shares subject to outstanding warrants and options will, when issued upon exercise, be available for immediate resale in the public market pursuant to currently effective registration statements under the Securities Act of 1933, as amended, or pursuant to Rule 701 promulgated thereunder. The shares of stock acquired, or to be acquired, by H&QGF and the other Selling Stockholders will be available for immediate resale in the public market pursuant to this prospectus. Some of the shares that are or will be eligible for future sale, including the H&QGF shares, have been or will be issued at discounts on the market price of our common stock on the date of issuance. Resales or the prospect of resales of these shares may have an adverse effect on the market price of our common stock.


       WE SUBSTANTIALLY DEPEND ON THIRD-PARTY RELATIONSHIPS. We rely on maintaining and developing relationships with academic institutions and businesses that provide content for our products and services and with companies that provide the Internet and related telecommunications services used to distribute our products and services to customers.

       We have relationships with a number of academic institutions and businesses that provide us with course content for our online products and services. Many of the agreements we have entered into with these content providers limit our use of their course content, some do not cover use of any future course content and most may be terminated by either party upon breach or bankruptcy. Given our plans to introduce additional online courses in the future, we will need to license new course content from existing and prospective content providers. However we might not be able to maintain and modify, if necessary, our existing agreements with content providers, or successfully negotiate agreements with prospective content providers. If the fees we pay to acquire content increase, it could have an adverse effect on our results of operations. We might not be able to license course content at commercially reasonable rates or at all.


       We depend heavily on third-party providers of Internet and related telecommunications services. In order to reach customers, our products and services have to be compatible with the web browsers they typically use. Our customers have access to us through their arrangements with Internet service providers.


       For the academic institutions and businesses that provide content for our products and services, the companies that provide the Internet and related telecommunications services used to distribute our products and services to customers, and the web-site operators that provide links to our company web-sites, we cannot assure you that:

       - they regard their relationships with us as important to their own businesses and operations;

       - they will not reassess their commitment to our products or services at any time in the future;

       - they will not develop their own competitive products or services;

       - the products or services by which they provide access or links to our products or services will achieve market acceptance or commercial success; or

       - our relationships with them will result in successful product or service offerings or generate significant revenues.

       If one or more of these entities fail to achieve or maintain market acceptance or commercial success, or if one or more of the entities that do succeed decide to end their relationship with us, it could have a material adverse effect on our company. Likewise, if our position on a web browser is terminated, or if one of our competitors secures an exclusive arrangement with respect to positioning on a web browser, traffic on our web-sites would be significantly reduced, which could have a material adverse effect on our results of operations.

       We sell a significant amount of products and services through resellers and strategic partners. We might not be able to attract resellers and partners that can market our products effectively and provide timely and cost-effective customer support and service. Some of our resellers and partners compete with one another and with prospective resellers of our products. Conflicts among resellers and partners can potentially have an adverse effect on our operations, such as when a reseller requires us to refrain from linking our products with competing products. We may be adversely affected by pricing pressure or other adverse consequences of competition or conflict among or with our resellers and partners, or should any reseller or partner fail to adequately penetrate its market segment. The inability to recruit, manage or retain important resellers or partners, or their inability to penetrate their respective market segments, would materially adversely affect our company.

       WE OPERATE IN A HIGHLY COMPETITIVE INDUSTRY AND MAY NOT BE ABLE TO COMPETE EFFECTIVELY. The market for educational and training products and services is highly competitive and we expect that competition will continue to intensify. There are no substantial barriers to entry into our business, and we expect that established and new entities will enter the market for online educational and training products and services in the near future.


       A number of our existing competitors, as well as a number of potential new competitors (including some of our strategic partners), have longer operating histories, greater name recognition, larger customer bases, more diversified lines of products and services and significantly greater resources than we do. Such competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential customers. In competing against us, our strategic partners could use information obtained from us to gain an additional competitive advantage over us. Our current and potential competitors might develop products and services that are superior to ours or that achieve greater market acceptance than ours. We might not compete effectively and competitive pressures might have a material adverse effect on our business, financial condition and results of operations.



       WE DEPEND ON KEY PERSONNEL. Our future success depends on the continued contributions of our key senior management personnel, some of whom have worked together for only a short period of time. Certain of our executive officers, including Narasimhan P. Kannan, Chairman of the Board of Directors and Daniel J. Neal, Chief Executive Officer, have employment agreements and we maintain "key man" life insurance in the amount of $1 million each on Mr. Kannan and Mr. Neal. Neither the insurance nor the employment agreements will necessarily fully compensate us for, or preclude, the loss of services of these executive officers. The loss of services of any of our key management personnel, whether through resignation or other causes, or the inability to attract qualified personnel as needed, could have a material adverse effect on our financial condition and results of operation.


       WE ANTICIPATE SIGNIFICANT FLUCTUATIONS IN OUR QUARTERLY RESULTS. Our expense levels are based in part on our expectations as to future revenues. Quarterly sales and operating results generally depend on the licensing and support revenues, online revenues and development and other revenues, which are difficult to forecast. We may not be able to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant revenue shortfall would have an immediate adverse impact on our business and financial condition.

       Our operating results may fluctuate significantly in the future as a result of a variety of factors, some of which are outside of our control. These factors include:

       - demand for online education;

       - acceptance and usage of the Internet;

       - the budgeting cycles of customers;

       - seasonality of revenues corresponding to academic calendars;

       - capital expenditures and other costs relating to the expansion of operations;

       - the introduction of new products or services by us or our competitors;

       - the mix of the products and services sold and the channels through which those products and services are sold;

       - pricing changes; and

       - general economic conditions.

       As a strategic response to a changing competitive environment, we may elect from time to time to make certain pricing, service or marketing decisions that could have a material adverse effect on us. We believe that period-to-period comparisons of our operating results should not be relied upon as an indication of future performance. Due to all of the foregoing factors, it is possible that in some future quarter, our operating results will be below the expectations of public market analysts and investors. In such event, the price of our common stock would likely be materially and adversely affected.


       WE RELY ON SIGNIFICANT CUSTOMERS. A significant portion of our revenues is generated by a limited number of customers. We expect that we will continue to depend on large contracts with a limited number of significant customers through the near future. This situation can cause our revenue and earnings to fluctuate between quarters based on the timing of contracts. Most of our customers have no obligation to purchase additional products or services from us. Consequently, if we fail to develop relationships with significant new customers, our business, financial condition and results of operations will be materially and adversely affected.


       WE DEPEND ON THE INCREASED USAGE AND STABILITY OF THE INTERNET. The future of the Internet as a center of commerce and information exchange will depend in significant part on the following factors:

       - continued rapid growth in the number of households and commercial, educational and government institutions with access to the Internet;

       - the level of Internet usage by individuals;

       - the number and quality of products and services designed for use on the Internet; and

       - expansion of the Internet infrastructure.

       Because usage of the Internet as a medium for online exchange of information, advertising, merchandising and entertainment is a recent phenomenon, it is difficult to predict whether the number of users will continue to increase and whether any significant market for our online products and services, or any substantial commercial use of the Internet, will develop. It is also uncertain whether the cost of Internet access will decrease. If Internet communication fails to achieve increased acceptance and does not become accessible to a broad audience at moderate costs, the viability of Internet commerce and the market for our products and services will be jeopardized.

       The success of our business also depends on a significant expansion of the Internet infrastructure to provide adequate Internet access and proper management of Internet traffic. It also needs to be expanded to provide a substantial amount of public education to increase confidence in the integrity and security of Internet commerce and communication. If the Internet infrastructure is not adequately expanded or managed, or if our products and services do not achieve sufficient market acceptance, then our business, financial condition and results of operations will be materially and adversely affected.


       WE FACE THE RISK OF SYSTEM FAILURES AND CAPACITY CONSTRAINTS. A key element of our strategy is to generate a high volume of online traffic to our products and services. Accordingly, the performance of our products and services is critical to our reputation, our ability to attract customers and market acceptance of our products and services. Any system failure that causes interruptions in the availability or increases response time of our products and services would result in less traffic to our web-sites and, if sustained or repeated, would reduce the attractiveness of our products and services. An increase in the volume of use of our products and services could strain the capacity of the software or hardware we use or the capacity of our network infrastructure, which could lead to slower response time. We experienced capacity constraints in early 1999, and might again. Any failure to expand the capacity of our hardware or network infrastructure on a timely basis or on commercially reasonably terms would have a material adverse effect on our business. We also depend on web browsers and Internet service providers for access to their products and services, and users may experience difficulties due to system failures unrelated to our systems, products and services.


       WE FACE SECURITY RISKS. We include in our products certain security protocols that operate in conjunction with encryption and authentication technology. Despite these technologies, our products may be vulnerable to break-ins and similar disruptive problems caused by online users. Such computer break-ins and other disruptions would jeopardize the security of information stored in and transmitted through our computer systems and the computer systems of end-users, which may result in significant liability for us and may also deter potential customers. For example, computer "hackers" could remove or alter portions of our online courseware. Persistent security problems continue to plague the Internet, the Web and other public and private data networks. Alleviating problems caused by third parties may require us to make significant expenditures of capital and other resources and may cause interruptions, delays or cessation of service to our customers and to us. Moreover, our security and privacy concerns and those of existing and potential customers, as well as concerns related to computer viruses, may inhibit the growth of the online marketplace generally, and our customer base and revenues in particular. We attempt to limit our liability to customers, including liability arising from a failure of the security features contained in our products, through contractual provisions limiting warranties and disallowing damages in excess of the price paid for the products and services purchased. However, these limitations might not be enforceable. We currently do not have product liability insurance to protect against these risks and insurance might not be available to us on commercially reasonable terms or at all.

       WE FACE AN UNDEVELOPED AND RAPIDLY CHANGING MARKET FOR OUR PRODUCTS AND SERVICES. The market for our products and services is rapidly evolving in response to recent developments relating to online technology. The market is characterized by evolving industry standards and customer demands, and an increasing number of market entrants who have introduced or developed online products and services. It is difficult to predict the size and growth rate, if any, of this market. As is typical in the case of a rapidly evolving industry, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty. Moreover, critical issues concerning the commercial use of online networks (including reliability, cost, ease of use and access, quality of service and market acceptance) remain unresolved and may impact potential future growth. Although costs have been decreasing while ease of use, market acceptance and access have been increasing, we cannot assure that these trends will continue. Our future success will depend in significant part on our ability to continue to improve the performance, features and reliability of our products and services in response to both evolving demands of the marketplace and competitive product offerings, and we cannot assure that we will be successful in developing, integrating or marketing such products or services. In addition, our new product releases may contain undetected errors that require significant design modifications, resulting in a loss of customer confidence and adversely affecting our business.

       THERE ARE RISKS RELATING TO OUR INTELLECTUAL PROPERTY RIGHTS. We regard our copyrights, trademarks, trade dress, trade secrets and similar intellectual property as critical to our success, and we rely upon trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers, partners and others to protect our proprietary rights.

       We have had certain trademark applications denied, and may have more denied in the future. We will continue to evaluate the need for registration of additional marks as appropriate. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or services or to obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries do not protect proprietary rights to as great an extent as do the laws of the United States. Litigation may be necessary to protect our proprietary technology. Any such litigation may be time-consuming and costly, cause product release delays, require us to redesign our products or services or require us to enter into royalty or licensing agreements, any of which could have a material adverse effect upon us. These royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all. Our means of protecting our proprietary rights might not be adequate and our competitors might independently develop similar technology, duplicate our products or services or design around patents or other intellectual property rights we have. In addition, distributing our products through online networks makes our software more susceptible than other software to unauthorized copying and use. For example, online delivery of our courseware makes it difficult to ensure that others comply with contractual restrictions, if any, as to the parties who may access such courseware. We allow users to download electronically certain of our courseware content, which could adversely affect our ability to collect payment from users that obtain copies from our existing or past customers. If, as a result of changing legal interpretations of liability for unauthorized use of our software or otherwise, users were to become less sensitive to avoiding copyright infringement, we would be materially adversely affected.

       WE FACE GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES. There are currently few laws or regulations that directly apply to activities on the Internet. We believe that we are not currently subject to direct regulation by any government agency in the United States, other than regulations that are generally applicable to all businesses. A number of legislative and regulatory proposals are under consideration by federal and state lawmakers and regulatory bodies and may be adopted with respect to the Internet. Some of the issues that these laws and regulations may cover include user privacy, pricing and characteristics and quality of products and services. The adoption of any such laws or regulations may decrease the growth of the Internet, which could in turn decrease the projected demand for our products and services or increase our cost of doing business. The applicability to the Internet of existing U.S. and international laws governing issues such as property ownership, copyright, trade secret, libel, taxation and personal privacy is uncertain and developing. Any new legislation or regulation, or application or interpretation of existing laws, could have a material adverse effect on our business, results of operations, financial condition and prospects.


       WE COULD ISSUE PREFERRED STOCK AND TAKE OTHER ACTIONS THAT MIGHT DISCOURAGE THIRD PARTIES FROM ACQUIRING US. Our board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of such shares. We currently have outstanding two classes of preferred stock. The rights of the holders of the common stock are subject to the rights of the holders of our outstanding preferred stock, and will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Issuing preferred stock could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock, thereby delaying, deferring or preventing a change in control of our company. Furthermore, the preferred stock may have other rights, including economic rights, senior to our common stock, and as a result, issuing preferred stock could have a material adverse effect on the market value of our common stock.



       Certain provisions of our certificate of incorporation and our bylaws could make it more difficult for a third party to acquire, and could discourage a third party from attempting to acquire, control of our company. Some of them eliminate the right of stockholders to act by written consent and impose various procedural and other requirements which could make it more difficult for stockholders to undertake certain corporate actions. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock and may have the effect of delaying or preventing a change in control of our company. We may in the future adopt other measures that may have the effect of delaying, deferring or preventing a change in control of our Company. Certain of these measures may be adopted without any further vote or action by the stockholders, although we have no present plans to adopt any such measures. We are also afforded the protections of Section 203 of the Delaware General Corporation Law, which could delay or prevent a change in control of our company, impede a merger, consolidation or other business combination involving our company or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of our Company.



       WE MIGHT NOT BE ABLE TO USE NET OPERATING LOSS CARRYFORWARDS. As of December 31, 1999, we had net operating loss carryforwards for federal income tax purposes of approximately $38.0 million, which will expire at various dates through 2019. Our ability to use these net operating loss and credit carryforwards to offset future tax obligations, if any, may be limited by changes in ownership. Any limitation on the use of net operating loss carryforwards, to the extent it increases the amount of federal income tax that we must actually pay, may have an adverse impact on our financial condition.



       THERE ARE DILUTIVE EFFECTS OF THE EQUITY LINE OF CREDIT AGREEMENT WITH H&QGF. The continued sale of stock pursuant to the equity line of credit agreement with H&QGF will have a dilutive impact on our stockholders. As a result, our net income per share could be materially decreased, or net loss per share materially increased, in future periods and the market price of our common stock could be materially and adversely affected. The shares of preferred stock issued and to be issued under the equity line of credit agreement, which will be convertible into a like number of shares of common stock, have been issued and will be issued at a discount to the then-prevailing market price of the common stock. These discounted sales could have an immediate adverse effect on the market price of the common stock. We also issued to H&QGF warrants to purchase 158,632 shares of preferred stock convertible, initially, into an equal number of shares of common stock. The issuance of shares of preferred stock under the equity line of credit agreement or upon exercise of the H&QGF warrants, and the subsequent conversion of those shares into common stock and resale of the common stock would have a further dilutive effect on our common stock and could adversely affect its market price.


       WE DO NOT PRESENTLY ANTICIPATE PAYING CASH DIVIDENDS ON OUR COMMON STOCK. We intend to retain all earnings for the foreseeable future for funding our business operations. In addition, our outstanding preferred stock and credit facilities contain restrictions on our ability to declare and pay dividends on our common stock. Consequently, we do not anticipate paying any cash dividends on our common stock for the foreseeable future.


       THE OFFER AND SALE OF SHARES OF PREFERRED STOCK TO H&QGF UNDER THE PRIVATE EQUITY LINE ARRANGEMENT MIGHT VIOLATE SECURITIES LAWS. In a convertible transaction like our sale of convertible preferred stock to H&QGF, the issuer of such securities generally may register the resale of securities prior to their issuance if the issuer has completed a valid exempt sale of the securities to the investor, and the investor is at market risk at the time of filing of the registration statement. Because H&QGF might not be deemed to have been at market risk prior to filing of the registration statement, the transaction might not qualify for an exemption from the registration requirements of the Securities Act of 1933. If this transaction is deemed to have violated the Securities Act of 1933, H&QGF would have the right, for a period of up to one year from the date of its purchase of preferred stock, to recover the cash it paid, or, if it had already sold the stock, sue for damages resulting from its purchase. These damages could total up to the full $7.0 million plus interest that H&QGF might purchase under the equity line. If this occurs, our business, results of operations and financial condition would be harmed. In particular, such an occurrence would have a material adverse effect on our liquidity position and our ability to meet short-term obligations and we might not be able to secure alternative financing on favorable terms or at all.

                       THE EQUITY LINE OF CREDIT AGREEMENT


       On May 4, 1999, we entered into an equity line of credit agreement with H&QGF, pursuant to which, subject to the satisfaction of certain conditions, we were granted the right to issue and sell to H&QGF, from time to time, up to an aggregate of $3.0 million, subject to certain limitations, of our Series E Convertible Preferred Stock. On March 23, 2000, H&QGF agreed to increase the capacity of the equity line from $3.0 million to $5.0 million and extend the term until July 31, 2000, in exchange for warrants to purchase 43,632 shares of Series E Preferred Stock. On October 20, 2000, H&QGF agreed to increase the capacity of the equity line to $7.0 million and extend the term until December 31, 2000, in exchange for warrants to purchase 15,000 shares of Series E Preferred Stock.



       Beginning on the date the post-effective amendment to the registration statement, of which this prospectus forms a part, is declared effective by the Securities and Exchange Commission (the "SEC"), and continuing from that date through December 31, 2000, we may from time to time, in our sole discretion, sell ("put") shares of our preferred stock to H&QGF at a price per share equal to 85% of the lower of (1) the closing market price of our common stock on the date of issuance and (2) the average of the lowest intra-day prices of our common stock over the five-day period ending on the date of issuance.



       As soon as practicable after the effectiveness of this post-effective amendment to the registration statement (probably within a week), we plan to drawdown the maximum amount permitted under the equity line. Based on our 30-day average share price of $2.31 per share and our 30-day average daily trading volume of 38,765 shares as of November 17, 2000, we would be entitled to drawdown approximately $180,000 in connection with the first drawdown. We expect to effect subsequent drawdowns of the maximum amount permitted under the equity line every 15 trading days thereafter until December 31, 2000, the termination date of the equity line.


       Our ability to put shares of our preferred stock to H&QGF is subject to certain conditions and limitations, including, but not limited to, the following:

       - the registration statement, of which this prospectus is a part, must have previously become effective and shall remain effective on the date of each put;

       - our representations and warranties to H&QGF set forth in the equity line of credit agreement must be true and correct in all material respects as of the date of each put;

       - no statute, rule, regulation, executive order, decree, ruling or injunction shall be in effect that prohibits, nor any action, suit or proceeding shall be in progress, pending or threatened that seeks to enjoin or prohibit, the transactions contemplated under the equity line of credit agreement, or otherwise has a material adverse effect on our business, operations, properties or financial condition;

       - at the time of a put, there shall have been no material adverse change in our business, operations, properties, prospects or financial condition, except as disclosed in our reports filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended;

       - our common stock shall not have been delisted from its principal market (currently the Nasdaq SmallCap Market) nor suspended from trading;

       - the issuance of shares to H&QGF shall not violate the Nasdaq SmallCap Market (or other principal market) shareholder approval requirements;


       - the total of all H&QGF's purchases of preferred stock under the equity line of credit agreement shall not exceed $7.0 million;



       - no more than the lesser of two times the average dollar trading volume for the 30 days preceding the put and $500,000 of preferred stock can be put to H&QGF at a time and at least 15 trading days must elapse between puts; and



       - the number of shares of preferred stock already held by H&QGF, together with those shares we propose to put to H&QGF, shall not exceed 9.9% of the total amount of our common stock that would be outstanding after completion of the put, including the preferred stock on an as-converted basis.


       H&QGF, or other underwriters of the securities, have the right to review this registration statement and our records and properties to obtain information about us and the accuracy of this registration statement and prospectus. H&QGF has the opportunity to comment on the registration statement and prospectus, but is not entitled to reject a put by us based on their review. H&QGF may be entitled to indemnification by us for any lawsuits based on language in this prospectus with which it does not agree.


       We cannot assure you that we will satisfy all conditions required under the equity line agreement with H&QGF, or that we will be able to sell any additional shares to H&QGF thereunder. If, for example, we fail to maintain the quotation of our common stock on the Nasdaq SmallCap Market, we will not be able to sell additional preferred stock to H&QGF under the equity line of credit agreement.


       We have filed a registration statement, of which this prospectus forms a part, in order to permit H&QGF to resell to the public any common stock it may hold by converting shares of preferred stock issued under the equity line of credit agreement.


       In conjunction with the equity line of credit agreement, as amended, we have issued to H&QGF two warrants to purchase 100,000 shares and 43,632 shares of our preferred stock, initially convertible into a like number of shares of common stock, at an exercise price of $2.50 and $8.50 per share, respectively. These H&QGF warrants are exercisable through November 2006 and March 2007, respectively. In addition, we have recently issued another warrant to H&QGF to purchase 15,000 shares of our preferred stock, initially convertible into a like number of shares of common stock, at an exercise price of $1.9375 per share. Each of these warrants contains provisions that protect H&QGF against dilution by adjustment of the exercise price and the number of shares issuable thereunder upon the occurrence of certain events, such as a merger, stock split or reverse stock split, stock dividend or recapitalization. The exercise prices of the H&QGF warrants are payable either in cash or by cashless exercise, in which that number of shares of preferred stock issuable pursuant to the warrants having a fair market value at the time of exercise equal to the aggregate exercise price are cancelled as payment of the exercise price. The fair market value of the preferred stock shall be determined using the then-current market price of our common stock and the ratio for converting preferred stock into common stock then in effect.


       Under the equity line of credit agreement with H&QGF, we agreed to register for resale the common stock issuable upon conversion of any preferred stock issued to H&QGF under the agreement. Registration will permit H&QGF to resell this common stock from time to time in the market or in privately-negotiated transactions. We will prepare and file amendments and supplements to the registration statement as may be necessary in order to keep the registration statement effective as long as H&QGF holds shares of our stock. We have agreed to bear certain expenses (other than broker discounts and commissions, if any), including H&QGF's legal fees not to exceed $5,000, in connection with the registration statement.

               THE 9% SECURED SUBORDINATED CONVERTIBLE DEBENTURES
                              DUE DECEMBER 15, 2000


       In June 1999 we issued $2.5 million principal amount of our 9% Secured Subordinated Convertible Debentures due December 15, 2000 to BH Capital and Excalibur. The entire amount of principal and accrued interest under these debentures was converted into a total of 1,022,866 shares of our common stock at various times from November 30, 1999 through the final conversion on March 10, 2000 at an average conversion price of $2.58 per share.


       Pursuant to the agreement providing for the issuance of the debentures, we have issued warrants to BH Capital and Excalibur to purchase 112,600 shares of common stock at an exercise price of $6.38 per share (which equals 115% of the 5-day average closing bid price for our common stock prior to the issuance of the debentures). The warrants contain provisions to protect against dilution by adjustment of the exercise price and the number of shares issuable under them upon the occurrence of certain events, including a merger, consolidation, disposition of assets, stock split or reverse stock split, stock dividend or recapitalization. The exercise price of the warrants is payable either in cash or by cashless exercise, in which that number of shares of common stock issuable pursuant to the warrant having a market value (as determined using the then-current market price of the common stock) at the time of exercise equal to the aggregate exercise price are cancelled as payment of the exercise price.


       The effective interest rate of the Secured Subordinated Convertible Debentures is approximately 20% after valuation of the warrants issued to BH Capital and Excalibur and the conversion feature. We agreed to register for resale the common stock issuable upon conversion of the debentures and exercise of the warrants issued to BH Capital and Excalibur. We have been advised by BH Capital and Excalibur that all of the shares issued upon conversion of the debentures have been sold pursuant to this registration. Registration will permit them to resell the remaining common stock issuable upon exercise of the warrants from time to time in the market or in privately-negotiated transactions. We will prepare and file amendments and supplements to the registration statement as necessary in order to keep the registration statement effective as long as BH Capital and Excalibur hold shares of our stock. We have agreed to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement.

                         DETERMINATION OF OFFERING PRICE

       The Selling Stockholders may offer, pursuant to this prospectus, shares of common stock to purchasers from time to time in public or private transactions, on or off on the Nasdaq SmallCap Market, at prevailing market prices or at privately negotiated prices. As such, the offering price is indeterminate as of the date of this prospectus. See "Plan of Distribution."

                         PRICE RANGE OF OUR COMMON STOCK


       Our common stock is currently listed on the Nasdaq SmallCap Market under the symbol VCMP. For each quarter since the beginning of 1998, the high and low bid quotations for our common stock, as reported by Nasdaq, were as follows:



1998
  First quarter..............................    $  16.50  $   7.75
  Second quarter.............................    $  13.25  $   3.88
  Third quarter..............................    $   8.00  $   4.00
  Fourth quarter.............................    $   9.13  $   1.94
1999
  First quarter..............................    $   5.87  $   2.62
  Second quarter.............................    $   8.31  $   2.62
  Third quarter..............................    $   8.00  $   3.00
  Fourth quarter ............................    $   4.00  $   2.18
2000
  First quarter..............................    $  19.00  $   3.38
  Second quarter.............................    $  11.00  $   4.25
  Third quarter..............................    $  10.38  $   2.88
  Fourth quarter through November 15, 2000...    $   4.44  $   1.44


       The foregoing bid quotations reflect inter-dealer prices, without retail mark-ups, mark-downs or commissions, and may not represent actual transactions.

                                 DIVIDEND POLICY

       We have never paid or declared any cash dividends on our common stock. We currently intend to retain any future earnings for our business and, therefore, do not anticipate paying cash dividends in the foreseeable future. Future dividends, if any, will depend on, among other things, our results of operations, capital requirements, restrictions in loan agreements and on such other factors as our Board of Directors, in its discretion, may consider relevant.

                                 USE OF PROCEEDS


       The proceeds from the sale of the common stock will be received directly by the Selling Stockholders. No proceeds will be received by the Company from the sale of the common stock offered hereby. However, the Company will receive the put price pursuant to the equity line of credit agreement with H&QGF to the extent we issue and sell additional preferred stock (convertible into common stock offered by this prospectus) to H&QGF pursuant to the agreement. As determined under the agreement, the put price equals 85% of the lower of (1) the closing market price of our common stock on the date of issuance and (2) the average of the lowest intra-day prices of our common stock over the five-day period ending on the date of issuance. The Company will also receive the proceeds, if any, relating to the exercise of the warrant granted to H&QGF in connection with the equity line of credit agreement and the warrants granted to BH Capital and Excalibur in connection with the issuance of our 9% Secured Subordinated Convertible Debentures due December 15, 2000. All proceeds, if any, from the sale of preferred stock under the Equity Line Agreement and from the exercise of the H&QGF, BH Capital and Excalibur warrants will be used for general corporate purposes.

                                 CAPITALIZATION


       The following table sets forth the capitalization of the Company as of September 30, 2000: (i) on an actual basis; and (ii) on a pro forma basis to reflect the issuance of the additional $2.0 million in Series E Convertible Preferred Stock and the immediate conversion to 649,087 shares of Common Stock. This table should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto appearing elsewhere in this Prospectus.



                                                                    SEPTEMBER 30, 2000
                                                                 -------------------------
                                                                   ACTUAL       PRO FORMA
                                                                 -----------   -----------
                                                                   (IN THOUSANDS, EXCEPT
                                                                        SHARE DATA)
Long-term debt:
    Convertible Subordinated Debentures.....................     $       --    $       --
    Other notes payable (current)...........................             --            --
          Total Long-Term Debt..............................             --            --
Stockholders' Equity:
    Series C Convertible Preferred Stock, $0.01 par value
      per share; 1,000,000 shares authorized; 623,339
      shares issued and outstanding.........................              6             6
    Series D Convertible Preferred Stock, $0.01
      par value per share; 1,200,000 shares
      authorized; 1,070,643
      shares issued and outstanding.........................             11            11
    Series E Convertible Preferred Stock, $0.01 par value
      3,000,000 shares authorized; 390,704 shares issued
      and outstanding.......................................              4             4
    Common Stock, $0.01 par value per share; 36,000,000
      shares authorized; 8,284,472 and 8,933,559 shares
      issued and outstanding for Actual and Pro Forma,
      respectively (2)......................................             83            89
      Additional paid-in capital (1)........................         71,751        74,097
      Accumulated deficit (1)...............................        (65,376)      (65,729)
                                                                 -----------   -----------
          Total Stockholder's Equity........................          6,479         8,478
                                                                 ----------    ----------
               Total Capitalization.........................     $    6,479    $    8,478
                                                                 ==========    ==========


----------

(1) The purchase price of the Series E Convertible Preferred Stock is at a 15% discount from the market price of the Common Stock and converts to Common Stock on a one-for-one basis. The intrinsic value of this feature is reflected as a deduction from retained earnings and an increase to additional paid-in capital based on the assumed conversion to Common Stock.


(2) Excludes 3,024,893 shares of Common Stock reserved for issuance under the 1996 Stock Option Plan. See "Executive Compensation -- 1996 Stock Plan."

                      SELECTED CONSOLIDATED FINANCIAL DATA


       The following table presents selected consolidated financial data for the five years ended December 31, 1999, the nine-month periods ended September 30, 1999 and 2000 and certain pro forma data as of September 30, 2000. The statement of operations data set forth below with respect to the years ended December 31, 1997, 1998 and 1999, and the balance sheet data as of December 31, 1998 and 1999 are derived from, and are referenced to, the audited consolidated financial statements included elsewhere in this prospectus. The statement of operations data set forth below with respect to the years ended December 31, 1995 and 1996 and the balance sheet data as of December 31, 1995, 1996 and 1997 are derived from audited consolidated financial statements not included in this prospectus. The selected consolidated financial data presented below as of September 30, 2000 and for the nine months ended September 30, 1999 and 2000 has been derived from the Company's unaudited consolidated financial statements included elsewhere in this prospectus. The pro forma data reflects the issuance of the additional $2.0 million in Series E Convertible Preferred Stock and the assumed conversion to 649,087 shares of Common Stock.




                                                                        YEARS ENDED DECEMBER 31,
                                                     ---------------------------------------------------------------
                                                         1995        1996         1997          1998         1999
                                                     ----------- -----------  -----------   -----------  -----------
                                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues:
  Online tuition revenues........................     $      56   $     119   $    1,662    $    1,549   $    3,835
  Virtual campus software revenues...............                                  2,718           112          216
  Product sales revenues.........................                                  2,330         3,348        1,222
  Development and other revenues.................            76         399        1,631           926          977
  Instructor-led training revenues...............                                  1,086         6,303        4,992
  Other service revenues.........................           416         424          718         2,445          305
                                                      ---------   ---------   ----------    ----------   ----------

Total net revenues...............................           548         942       10,145        14,683       11,547

Costs and expenses:
  Cost of revenues...............................            82         129        1,849         8,869        5,749
  Sales and marketing............................           933       1,593        4,439         5,304        4,286
  Product development and operations.............           588       1,548        4,926         6,102        2,241
  General and administrative.....................           927       2,477        2,387         3,783        2,633
  Depreciation and amortization..................           309         144        1,012         3,347        2,956
  Acquired in-process research, development and
    content......................................            --          --       11,100            --           --
  Compensation expense in connection with the
    acquisition of HTR, Inc......................            --          --          690            --        1,089
  Reorganization and other non-recurring
    charges......................................            --          --          340         5,585          360
                                                      ---------   ---------   ----------    ----------   ----------
Total costs and expenses.........................         2,839       5,891       26,743        32,990       19,314

Loss from operations.............................        (2,291)     (4,949)     (16,599)      (18,307)      (7,767)

Other income (expense):
  Gain (loss) on sale of subsidiaries............            --          --           --          (907)           1
  Other income (expense).........................           126         304          125            --           --
  Interest income (expense)......................           (75)          4          329          (597)        (721)
                                                      ---------   ---------   ----------    ----------   ----------
Loss before extraordinary gain on debt
  forgiveness....................................        (2,240)     (4,641)     (16,145)      (19,811)      (8,487)
Extraordinary gain on debt forgiveness...........            --          --           --            --           --
                                                      ---------   ---------   ----------    ----------   ----------
Net loss.........................................     $  (2,240)  $  (4,641)  $  (16,145)   $  (19,811)  $   (8,487)
                                                      =========   =========   ==========    ==========   ==========
Dividends to preferred stockholders..............          (175)       (331)          --          (358)        (448)
                                                      ---------   ---------   ----------    ----------   ----------
Net loss attributable to common stockholders.....     $  (2,415)  $  (4,972)  $  (16,145)   $  (20,169)  $   (8,935)
                                                      =========   =========   ==========    ==========   ==========
Net loss per share...............................     $   (3.13)  $   (4.98)  $    (4.91)   $    (5.27)  $    (1.91)
                                                      =========   =========   ==========    ==========   ==========
Net loss per share -- assuming dilution..........     $   (3.13)  $   (4.98)  $    (4.91)   $    (5.27)  $    (1.91)
                                                      =========   =========   ==========    ==========   ==========

                                                         NINE MONTHS ENDED
                                                           SEPTEMBER 30,
                                                      -----------------------
                                                          1999         2000
                                                      -----------  ----------
                                                      (UNAUDITED)
Net revenues:
  Online tuition revenues........................       $  2,958     $  3,710
  Virtual campus software revenues...............            170           93
  Product sales revenues.........................            845          337
  Development and other revenues.................            841          633
  Instructor-led training revenues...............          3,995        2,275
  Other service revenues.........................            231          129
                                                        --------     --------

Total net revenues...............................          9,040        7,177

Costs and expenses:
  Cost of revenues...............................          4,518        2,614
  Sales and marketing............................          3,304        4,644
  Product development and operations.............          1,489        2,619
  General and administrative.....................          1,906        2,171
  Depreciation and amortization..................          2,247        2,231
  Acquired in-process research, development and
    content......................................             --           --
  Compensation expense in connection with the
    acquisition of HTR, Inc......................             --          654
  Reorganization and other non-recurring
    charges......................................             --          184
                                                        --------     --------
Total costs and expenses.........................         13,464       15,117

Loss from operations.............................         (4,424)      (7,940)

Other income (expense):
  Gain (loss) on sale of subsidiaries............              1           --
  Other income (expense).........................             --           --
  Interest income (expense)......................           (451)         148
                                                        --------     --------
Loss before extraordinary gain on debt
  forgiveness....................................         (4,873)      (7,792)
Extraordinary gain on debt forgiveness...........             --           --
                                                        --------     --------
Net loss.........................................       $ (4,873)    $ (7,792)
                                                        ========     ========
Dividends to preferred stockholders..............           (222)      (1,012)
                                                        --------     --------
Net loss attributable to common stockholders.....       $ (5,095)    $ (8,805)
                                                        ========     ========
Net loss per share...............................       $  (1.12)    $  (1.13)
                                                        ========     ========
Net loss per share -- assuming dilution..........       $  (1.12)    $  (1.13)
                                                        ========     ========



                                                                                                   SEPTEMBER 30, 2000
                                                        DECEMBER 31,                                   (UNAUDITED)
                               --------------------------------------------------------------  ------------------------
                                   1995        1996         1997         1998         1999        ACTUAL      PRO FORMA
                               ----------- -----------  -----------  -----------  -----------  -----------  -----------
BALANCE SHEET DATA:
Working capital (deficit)..     $  (1,402) $   14,833   $   (3,789)  $   (4,631)  $   (5,155)   $      33    $   2,033
Total assets...............           613      17,489       26,465       14,871       10,668       10,834       12,834
Total liabilities..........         1,887       1,287       13,054        9,051        8,646        4,356        4,356
Accumulated deficit........        (6,742)    (11,383)     (27,528)     (47,697)     (56,632)     (65,376)     (65,729)
Total stockholders' equity.        (1,274)     16,202       13,411        5,820        2,022        6,478        8,478

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

       From time to time, as used herein, the term "Company" shall mean VCampus Corporation and its subsidiaries: Cognitive Training Associates, Inc., a Texas corporation; Cooper & Associates, Inc., an Illinois corporation, d/b/a Teletutor; HTR, Inc., a Delaware corporation; and UOL Leasing, Inc., a Delaware corporation.

       The following presentation of management's discussion and analysis of the Company's consolidated financial condition and results of operation should be read in conjunction with the Company's consolidated financial statements, accompanying notes thereto and other financial information appearing elsewhere in this prospectus.

OVERVIEW


       The Company develops, manages and hosts Internet-based training and education for corporations, government agencies and academic institutions. The Company offers its online courseware primarily through its proprietary virtual campus product, or VCampus(TM), a full-service, centrally-hosted, scalable distance education platform. It allows for the registration, enrollment, teaching, testing, grading and certification of distance learners. Through its HTR and Teletutor subsidiaries, the Company also offers courseware through more traditional media, including on-site and classroom training, diskette, CD-ROM and printed formats. During 1999, the Company began implementing its plan to divest its non-online businesses with the exception of Teletutor and the instructor-led division of HTR, in order to focus its efforts on managing its core online customers and content.



       The Company was formed in 1984 as IMSATT Corporation, a multimedia research and development company. In 1991, the Company acquired from Control Data certain rights to resell the CYBIS online courseware, which consisted primarily of courses in language arts, mathematics, social studies, science, business and a variety of technical subjects. In 1993, the Company modified its business focus to capitalize on market opportunities for online education resulting from technological advances relating to the Internet. Subsequently, the Company raised additional financing and focused its development efforts on migrating its technology to the Web in preparation for the launch of its first Web-based course in November 1995. Under the current business model, the Company's revenues are derived from five primary sources:


       - online tuition revenues;

       - product sales revenues;

       - development revenues;

       - other service revenues; and

       - instructor-led training revenues.


       Online tuition revenues are generated primarily from online tuition derived from corporate and academic customers. Product sales revenues are derived from the sale of computer-based training ("CBT") courses that are delivered through traditional CBT format (e.g. CD-ROM). Development revenues consist primarily of fees paid to the Company for developing and converting courseware. Other service revenues consist primarily of monthly fees generated by the licensing and maintenance of the CYBIS courseware under contract with the U.S. Army. Instructor-led training revenues are generated from on-site and classroom training fees. During 1998 the Company announced a new strategy to move away from licensing the VCampus(TM) software towards the sales of online courseware subscriptions. While prior to 1997 licensing and support revenues have represented a substantial majority of the Company's revenues, the Company believes that online revenues and product sales will become the primary sources of its revenues in the future.



ACQUISITIONS AND DIVESTITURES


       Since 1994, the Company has completed five acquisitions -- HTR Inc., Cooper & Associates, Inc. (d/b/a Teletutor), Ivy Software, Inc., Cognitive Training Associates, Inc. and the CYBIS Division of Control Data Corporation. Each of these acquisitions was accounted for as a purchase, and accordingly, the operating results of each acquired company are included in the Company's financial statements from the effective date of each respective acquisition. These acquisitions provided the Company with customers and courseware content in non-online format. The Company does not currently have an agreement, commitment or understanding with any other potential acquisition candidates. The Company has followed a strategy of moving content and customers to an online training platform from the traditional classroom and CBT based training sold through its non-online business. During 1999, the Company began implementing its plan to divest its non-online businesses with the exception of Teletutor, in order to focus its efforts on managing its core online customers and content. In December 1999, the Company decided to retain and further restructure HTR's instructor-led training business, closing the Atlanta training facility, streamlining the operations in Rockville and Washington, D.C., and focusing on moving the remaining customer base to online.



       In October 1997, the Company acquired HTR, Inc. ("HTR") a corporation primarily engaged in the business of providing traditional and on-site technical training, publishing and consulting services for the information technology ("IT") industry. The Company acquired HTR for common stock, warrants and options totaling 620,000 shares, and the assumption of approximately $3,500,000 of debt and cash and notes payable aggregating approximately $600,000. The executive officers of HTR were to receive bonuses no later than December 31, 1998 in the total amount of $690,000 granted in conjunction with the signing of three-year employment agreements. In June 1998, the executive officers of HTR agreed to convert approximately $420,000 of their sign-on bonuses and $320,000 of acquisition-related indebtedness into 134,447 shares of the Company's Series D convertible Preferred Stock. In addition, the Company created a stock option pool of 180,000 shares of Common Stock and an incentive bonus pool with a potential payout not to exceed approximately $3,300,000 for three years, contingent upon the financial performance of HTR. In December 1998, the Company sold HTR's consulting division for $750,000 in cash and notes receivable. The note bears interest at 5% and is payable in eight equal quarterly installments beginning March 31, 1999 through December 31, 2000. As a result of the sale, the Company recorded a loss on the sale of subsidiary of $525,472 (or $0.14 per share) for the year ended December 31, 1998. In December 1998, as a result of the Company's plans to divest the remaining non-online businesses, the Company revalued the remaining assets of HTR's non-online businesses. As a result, the Company wrote off $3,669,598 (or $0.96 per share) of goodwill related to these businesses for the year ended December 31, 1998. In June 1999, the Company sold the HTR Knowledgeworks legacy business for $1,500,000. In December 1999, the Company decided to retain and restructure HTR's non-online (instructor-led training) business.


       In April 1997, the Company acquired Cooper & Associates, Inc., d/b/a Teletutor ("Teletutor") Teletutor, which develops, distributes and supports computer-based training courses for the data and telecommunications industry. This acquisition provided the Company with additional content that has been converted into the Company's online format, as well as access to Teletutor's existing customer base. The Company paid $3,000,000 in cash and $2,000,000 in promissory notes to be paid ratably on the first, second and third anniversary dates of the acquisition. In December 1997, the Company's management, in accordance with its impairment policy for long-lived assets, determined that the employee workforce asset had been impaired as of December 31, 1997 due to planned workforce reductions, and as such, wrote off approximately $250,000 of the carrying amount of the asset. During 1998, goodwill was reduced to zero and the remaining intangible assets were reduced ratably by approximately $329,000 due to a purchase price adjustment related to the acquisition. During 1998, the Company paid the first installment of $666,667 in cash on the note balance. In December 1998, the Company and the former stockholders of Teletutor restructured the terms of the note as follows: the Company issued 105,000 shares of Common Stock and three-year warrants to purchase 55,000 shares of its Common Stock at an exercise price of $6.00 per share; the Company executed a new non-interest bearing promissory note for $826,666, payable in installments between March 15, 1999 and April 15, 2000. As a result, the Company recorded $145,208 as loss on debt restructuring for the excess of the fair market value of the Common Stock, warrants and new promissory note over the carrying amount of the original promissory note. The loss in debt restructuring is included in reorganization and non-recurring expenses in the 1998 statement of operations.

       In March 1997, the Company acquired Ivy Software, Inc. ("Ivy") which develops and distributes business and accounting textbook and software for the academic education market. This acquisition provided the Company with additional content as well as access to Ivy's existing customers in the academic marketplace, ranging from community colleges to large universities. The Company acquired Ivy in exchange for $314,000 in cash and potential future payments not to exceed approximately $862,000. In September 1998 the Company sold Ivy back to its original owner for $250,000 in cash and a note receivable for $196,000. The note bears interest at 6% and is payable in quarterly installments through September 2005. As a result of the sale, the Company recorded a loss on the sale of subsidiary of $381,954, or $0.10 per share, during the third quarter of 1998. The Company's obligation to make the remaining potential future payments of approximately $300,000 related to the acquisition was terminated upon the sale. The Company retains the right to distribute the online versions of Ivy Software.

       In August 1996, the Company acquired Cognitive Training Associates, Inc. ("CTA") which develops and distributes technology-based applications online via distributed networks for educational institutions, corporations and government agencies. CTA customers can access these applications from remote locations using the Internet or their organization's intranets. This acquisition provided the Company with an established customer base and additional content, particularly in the electrical, medical and scientific equipment subject areas. The Company acquired CTA in exchange for 42,487 shares of the Company's Common Stock.

       In 1994, the Company acquired the CYBIS division of Control Data, together with a perpetual nonexclusive license for the CYBIS courseware, which consisted primarily of courses in language arts, mathematics, social studies, science, business and a variety of technical subjects. The Company's ability to distribute a portion of the CYBIS courseware is limited by the terms of its license. The Company is responsible for the CYBIS computer-based education and training portion of certain CYBIS contracts to which Control Data is a party, as well as support and other services under such contracts. The Company believes that Web-based courseware developed from the CYBIS courseware, to the extent not restricted by the terms of its license, may contribute to revenues in the future. The Company acquired CYBIS in exchange for $150,000 in cash and $544,000 in notes.

RESULTS OF OPERATIONS

       The following table sets forth certain statement of operations data as a percentage of total net revenues for the periods indicated:


                                                                                 NINE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,            SEPTEMBER 30,
                                        ------------------------------------- ---------------------
                                            1997         1998        1999         1999         2000
                                        -----------  ----------- ------------ -----------  --------
STATEMENT OF OPERATIONS DATA:
Revenues:
  Online tuition revenues..........         16.4%        10.6%       33.2%        32.7%        51.7%
  Virtual campus software
     revenues......................         26.8          0.8         1.9          1.9          1.3
  Product sales revenues...........         22.9         22.8        10.6          9.3          4.7
  Development and other revenues...         16.1          6.3         8.5          9.3          8.8
  Instructor-led training
     revenues......................         10.7         42.9        43.2         44.2         31.7
  Other service revenues...........          7.1         16.6         2.6          2.6          1.8
                                          ------       ------      ------        -----        -----
          Total net revenues.......        100.0        100.0       100.0        100.0        100.0
Costs and expenses:
  Cost of revenues.................         18.2         60.4        49.8         50.0         36.4
  Sales and marketing..............         43.7         36.1        37.1         36.5         64.7
  Product development and
     operations....................         48.6         41.6        19.4         16.5         36.5
  General and administrative.......         23.5         25.8        22.8         21.1         30.3
  Depreciation and amortization....         10.0         22.8        25.6         24.8         31.1
  Reorganization and other
     non-recurring charges.........        119.6         38.0        12.6           --         11.7
                                          ------       ------      ------        -----       ------
          Total costs and
             expenses..............        263.6        224.7       167.3        148.9        210.7
                                          ------       ------      ------        -----        -----
Loss from operations...............       (163.6)      (124.7)      (67.3)       (48.9)      (110.7)
Other income (expense):
  Other income (expense)...........          1.2         (6.2)       --             --           --
  Interest income (expense)........          3.2         (4.1)       (6.2)        (5.0)         2.1
                                          ------       ------      ------        -----        -----
Net loss...........................       (159.2)%     (135.0)%     (73.5)%      (53.9)%     (108.6)%
                                          ======       ======      ======        =====       ======



NINE MONTHS ENDED SEPTEMBER 30, 2000 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1999


Summary


       For the nine months ended September 30, 2000, the Company incurred a net loss of $8,804,526 (or $1.13 per share after accrual of dividends for preferred stockholders) as compared to a net loss of $5,095,120 (or $1.12 per share) for the nine months ended September 30, 1999. The increase in the net loss for the nine months ended September 30, 2000 was primarily due to increased investments in sales and marketing, product development and operations, as well as amounts paid to former HTR executives in the first quarter of 2000 pursuant to their employment agreements.



NET REVENUES



       Online tuition revenues increased 25.4% to $3,709,852 for the nine months ended September 30, 2000, compared to $2,957,706 for the same period in 1999. The Company believes that online tuition revenues will continue to increase in absolute dollars and as a percentage of total revenue as the Company targets new customers and its existing customer base matures.



       Virtual campus software revenues decreased 45.2% to $93,283 for the nine months ended September 30, 2000, compared to $170,162 for the same period in 1999. The Company continues to derive virtual campus software revenues primarily from existing customers who renew their agreements.

       Online development and other revenues decreased 24.8% to $633,034 for the nine months ended September 30, 2000, compared to $841,443 for the same period in 1999. The decrease was primarily due to a decrease in courseware development for one of the Company's largest customers.



       Product sales revenues decreased 60.1% to $337,027 for the nine months ended September 30, 2000, compared to $844,686 for the same period in 1999. The decrease was primarily due to the decrease in Teletutor product sales as that portion of the customer base migrates from traditional CD-ROM to online delivery.



       Other service revenues decreased 44.1% to $129,413 for the nine months ended September 30, 2000, compared to $231,360 for the same period in 1999. The decrease was primarily due to the decline of CYBIS-related revenues.



       Instructor-led training revenues decreased 43.1% to $2,274,736 for the nine months ended September 30, 2000, compared to $3,995,201 for the same period in 1999. The decrease was due primarily to the closing of the instructor-led training facilities in Boston, MA and Atlanta, GA in September 1999 and December 1999, respectively, as a result of management reorganization plans designed to increase the Company's focus on development of online revenues.


COST OF REVENUES


       Cost of revenues decreased 42.2% to $2,613,671 for the nine months ended September 30, 2000 as compared to $4,518,376 for the same period in 1999. The decrease was due primarily to the closing of two low margin instructor-led training facilities at the end of the third and fourth quarters of 1999, the sale of Knowledgeworks in the second quarter of 1999, and the increase in higher margin online revenues as a percentage of total revenues. Cost of instructor-led training revenues for the nine months ended September 30, 2000 was $1,886,461 compared to $3,524,378 for the same period in 1999. Cost of online tuition revenues for the nine months ended September 30, 2000 was $325,667 compared to $222,906 for the same period in 1999.


OPERATING EXPENSES


       Sales and Marketing. Sales and marketing expenses increased 40.6% to $4,644,471 for the nine months ended September 30, 2000 as compared to $3,304,063 for the same period in 1999. The increase was due primarily to the Company's expansion of its sales force and increased marketing investments.



       Product Development. Product development expenses increased 75.9% to $2,618,557 for the nine months ended September 30, 2000 compared to $1,488,879 for the same period in 1999. The increase was due primarily to additional costs incurred in transitioning to a new hosting facility, reconfiguring the architecture of the courseware delivery platform, and leasing certain hardware designed to improve capacity and performance of delivering courseware as well as up-front costs related to establishing an application hosting platform under the Company's application hosting agreement with a large reseller.



       General and Administrative. General and administrative expenses increased 13.9% to $2,171,487 for the nine months ended September 30, 2000 as compared to $1,906,199 for the same period in 1999. The increase was primarily due to the hiring of additional personnel and related costs incurred in connection with the Company's new Chief Executive Officer in September 2000.



       Depreciation and Amortization. Depreciation and amortization expense remained relatively unchanged. Depreciation expense for the nine months ended September 30, 2000 was $2,230,603 as compared to $2,246,677 for the same period in 1999.



       Compensation Expense in Connection with the Acquisition of HTR. Compensation expense in connection with the acquisition of HTR consists of $654,294 paid to former HTR executives in the first quarter of 2000 pursuant to their employment agreements.



       Stock-Based Compensation Expense was $184,175. Stock-based compensation expense consists primarily of stock and stock options issued to the Company's newly appointed President and Chief Executive Officer in September 2000.



       Gain on Sale of Subsidiary. The Company recognized a gain of $1,446 on the sale of its Knowledgeworks line of business in the second quarter of 1999.



       Interest Income (Expense). Interest income in the nine months ended September 2000 was primarily derived from income earned on divestiture-related notes receivable and cash raised in the Company's private placements. Interest expense for the nine months ended September 30, 1999 was primarily attributable to the Company's borrowings under its convertible debentures and line of credit facilities.



YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998



Summary



       The Company incurred a net loss of $8,934,909 (or $1.91 per share) in 1999 as compared to a net loss of $20,169,155 (or $5.27 per share) in 1998. Excluding certain non-recurring items in both years, the Company incurred a net loss of $7,487,115 (or $1.60 per share) in 1999 as compared to a net loss of $13,676,515 (or $3.57 per share) in 1998. Non-recurring items for 1999 amounted to $1,447,794 (or $0.31 per share) and included $1,089,240 of bonuses payable to the former executives of HTR pursuant to their employment agreements, $360,000 of costs related to a settlement with Sage Interactive, a former partner, and $1,446 of gain related to the sale of Knowledgeworks. Non-recurring items for 1998 amounted to $6,492,640 (or $1.70 per share) and included $1,770,408 of costs incurred pursuant to a management reorganization plan, $3,669,598 of goodwill impairment related to the planned divestiture of certain non-online businesses, losses of $907,426 related to the sale of Ivy and HTR's consulting division, and a loss on debt restructuring of $145,208.



       Total revenues in 1999 were $11,547,439 as compared to $14,683,112 for 1998. The decrease in revenues was primarily due to the sale of HTR's consulting line of business n December 1998, the sale of Knowledgeworks in June 1999, the transition of some Teletutor customers from CD-ROM to online, and the closing of several HTR training facilities in the latter part of 1998, and in 1999. The decrease was partially offset by increases in online tuition revenues, VCampus(TM) software revenues and development and other revenue. Online tuition revenues increased from $1,548,950 in 1998 to $3,834,617 in 1999 primarily due to increased course usage by some of the Company's older customers, the addition of new customers, and the transition of some Teletutor customers to online delivery. Excluding the non-recurring items described above, total costs and expenses were $17,864,951 in 1999 as compared to costs of $27,404,598 for 1998. The decrease was due primarily to the sale of Ivy, and HTR's consulting and Knowledgeworks businesses in September 1998, December 1998, and June 1999, respectively, as well as the closing of several HTR training facilities in the latter part of 1998, and in 1999 as a result of certain management reorganization plans.



Net Revenues



       Total net revenues decreased 21.4% from $14,683,112 in 1998 to $11,547,439 in 1999. Online tuition revenues increased from 1,548,950 (10.5% of net revenues) in 1998 to $3,834,617 (33.2% of net revenues) in 1999. The increase was primarily due to increased course usage by some of the Company's older customers, the addition of new customers, and the transition of some Teletutor customers to online delivery. Virtual campus software revenues increased from $112,253 (0.8% of net revenues) for 1998 to $216,341 (1.9% of net revenues) for 1999. The increase is primarily due to the addition of new customers. Online development and other revenues increased slightly from $925,751 (6.3% of net revenues) in 1998 to $977,295 (8.5% of net revenues) in 1999. Development revenues were primarily related to courseware conversion between the Company and its customers in both years. Product sales revenues decreased from $3,347,777 (22.8% of net revenues) in 1998 to $1,222,389 (10.6%
of net revenues) in 1999. The decrease was primarily due to the sale of Knowledgeworks in June 1999, and the transition of some Teletutor customers from CD-ROM to online usage. Other service revenues decreased from $2,444,719 (16.6% of net revenues) in 1998 to $305,046 (2.6% of net revenues) in 1999. The decrease was due primarily to the sale of HTR's consulting division in December 1998. Instructor-led training revenues decreased from $6,303,662 (42.9% of net revenues) in 1998 to $4,991,751 (43.2% of net revenues) in 1999. The decrease was due primarily to the closing of several HTR training facilities in the latter part of 1998, and in 1999 as a result of certain management reorganization plans.



Cost of Revenues



       Total cost of revenues decreased 35.2% from $8,868,351 (60.4% of net revenues) in 1998 to $5,748,745 (49.8% of net revenues) in 1999. The decrease was due primarily to the closing of two instructor-led training facilities at the end of the second quarter of 1998, the sale of HTR's consulting business at the end of the fourth quarter of 1998, the sale of Knowledgeworks in June, 1999 and the increase in higher gross margin online tuition revenues.



Operating Expenses



       Sales and Marketing. Sales and marketing expenses decreased 19.2% from $5,304,394 (36.1% of net revenues) in 1998 to $4,285,989 (37.1% of net revenues)
in 1999. Sales and marketing expenses consist primarily of costs related to personnel, sales commissions, travel, market research, advertising and marketing materials. The decrease was due primarily to cost controls initiated at the end of the first quarter of 1998 as a result of management reorganization plans partially offset by increased marketing efforts in the latter part of 1999.



       Product Development. Product development expenses decreased 63.3% to from $6,102,265 (41.6% of net revenues) in 1998 to $2,241,283 (19.4% of net revenues)
in 1999. Product development and operations expenses consist primarily of certain costs associated with the design, programming, testing, documenting and support of the Company's new and existing courseware and software. The decrease was due primarily to cost controls initiated at the end of the first quarter of 1998 as a result of management reorganization plans, and the write-off during the first quarter of 1998 of approximately $694,000 related to previously capitalized content acquisition and development costs.



       General and Administrative. General and administrative expenses decreased 30.4% from $3,782,844 (25.8% of net revenues) in 1998 to $2,632,937 (22.8% of net revenues) in 1999. General and administrative expenses consist primarily of personnel costs, facilities and related costs, as well as legal, accounting and other costs. The decrease was due primarily to approximately $1,075,000 of bad debt expense in the first quarter of 1998, and to a lesser extent, cost controls initiated at the end of the first quarter of 1998 as a result of management reorganization plans.



       Depreciation and Amortization. Depreciation and amortization expense decreased 11.7% from $3,346,744 (22.8% of net revenues) in 1998 to $2,955,997
(25.6% of net revenues) in 1999. The decrease was due primarily to the reduction in goodwill and other intangibles following the sale of Ivy at the end of the third quarter of 1998, the sale of HTR's consulting business at the end of the fourth quarter of 1998, the sale of Knowledgeworks at the end of the second quarter of 1999 and the write-down of goodwill related to the non-online businesses at the end of the fourth quarter of 1998 as a result of the Company's plan to divest these assets in 1999.



       Compensation expense in connection with the acquisition of HTR, Inc. During 1999, the Company recognized compensation expense of approximately $1,089,000 related to bonuses to be paid to the HTR executives pursuant to their employment agreements.



       Reorganization and Other Non-Recurring Charges . During 1998, the Company implemented a plan to reduce its workforce and close certain office facilities. The plan resulted in (i) the termination of approximately 85 employees primarily from the product development and administrative areas and (ii) the closure of the Company's training facilities located in Los Angeles, and Baltimore, and an executive office in McLean, Virginia. As a result, the Company recorded a restructuring charge of approximately $1,770,000. The restructuring charge included approximately $1,494,000 for employee severance and termination costs and approximately $276,000 primarily for expenses related to facilities lease cancellations and write down of assets no longer in use. During 1998, the Company paid approximately $1,224,000 in costs under the restructuring accrual. In November 1999, an arbitrator found the Company liable to Sage Interactive for approximately $360,000 arising out of an alleged contract between Sage Interactive and the Company. The Company is attempting to settle this dispute for less than the awarded amount. The Company has accrued for the amount of the award as of December 31, 1999. The expense is included in reorganization and other non-recurring charges in the 1999 statement of operations.



       Interest and Other Income (Expense). Net interest expense increased 20.8% from $597,139 in 1998 to $721,423 in 1999. Interest expense was primarily incurred in connection with the Company's borrowings on its lines of credit facility and term loans. Interest expense increased in 1999, primarily due to non-cash expense related to the issuance of warrants to the holders of the Company's Secured Subordinated Convertible Debentures as an inducement to convert a portion of their notes to common stock in December 1999.



       Gain (loss) on Sale of Subsidiaries. During 1998 the Company announced plans to divest its non-online businesses in order to focus its efforts on its core online training business. The Company believes this move is consistent with its strategy of moving content and customers to an online training platform from the traditional classroom training sold through its non-online businesses. As such, in September 1998, the Company sold Ivy back to its original owner. As a result of this sale, the Company recorded a loss on the sale of subsidiary of $381,954 (or $0.10 per share) during the third quarter of 1998. In December 1998, the Company sold HTR's consulting division. As a result of this sale, the Company recorded a loss on the sale of subsidiary of $525,472 (or $0.14 per share) for the year ended December 31, 1998. In June 1999, the Company sold HTR's Knowledgeworks business and recorded a gain of $1,446 upon the sale.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

Summary

       The Company incurred a net loss of $20,169,155 (or $5.27 per share) in 1998 as compared to a net loss of $16,144,763 (or $4.91 per share) in 1997. Excluding certain non-recurring items in both years, the Company incurred a net loss of $13,676,515 (or $3.57 per share) in 1998 as compared to a net loss of $4,014,419 (or $1.22 per share) in 1997. Non-recurring items for 1998 amounted to $6,492,640 (or $1.70 per share) and included $1,770,408 of costs incurred pursuant to a management reorganization plan, $3,669,598 goodwill impairment related to the planned divestiture of certain non-online businesses, losses of $907,426 related to the sale of Ivy and HTR's consulting division, and a loss on debt restructuring of $145,208. Non-recurring items for 1997 totaled $12,130,344 (or $3.69 per share) and included acquired in-process research and development costs of $2,700,000 and $8,400,000 related to the acquisition of Teletutor and HTR, respectively, $690,000 of compensation expense related to the acquisition of HTR and $340,344 pursuant to a management reorganization plan. Total revenues in 1998 were $14,683,112 in 1998 as compared to $10,144,500 for 1997. The increase in revenues was due primarily to the acquisitions of Ivy, Teletutor and HTR and was partially offset by decreases in VCampus(TM) software revenues and development and other revenue. Online tuition revenues decreased from $1,662,058 in 1997 to $1,548,950 in 1998 primarily due to the Company's change in method for recognizing revenue for its VCampus(TM) software systems and prepaid online tuition fees upon adoption of the AICPA Statement of Position 97-2, "Software Revenue Recognition, ("SOP 97-2"). VCampus(TM) software revenues decreased from $2,718,000 in 1997 to $112,253 primarily due to the Company's new marketing strategy of moving away from licensing the VCampus(TM) software towards sales of online courseware subscriptions. Development and other revenues decreased in 1998 as compared to 1997 primarily due to an agreement with one customer in 1997 that provided funding for the development of a custom VCampus(TM) in exchange for a share of future net revenues derived from the operation of such campus and warrants to purchase Common Stock of the Company. Excluding this one customer from 1997, development and other revenues decreased slightly from 1997 to 1998. Excluding the non-recurring items described above, total costs and expenses were $27,404,598 in 1998 as compared to costs of $14,612,719 for 1997. The increase was due primarily to the addition of Ivy, Teletutor and HTR costs and expenses as well as increased operating costs related to the expansion of operations prior to workforce reductions and the closing of certain office facilities implemented during 1998 as a result of certain management reorganization plans.

Net Revenues

       Total net revenues increased 45% from $10,144,500 in 1997 to $14,683,112 in 1998. Online tuition revenues decreased from $1,662,058 (16.4% of net revenues) in 1997 to $1,548,950 (10.6% of net revenues) in 1998. While the Company delivered approximately 95,000 courses online, a six-fold increase over 1997's approximately 15,000, online tuition revenues decreased due to the Company's adoption of SOP 97-2 as of January 1, 1998, which requires the Company to recognize revenue ratably over the length of the service period. Virtual campus software revenues decreased from $2,718,000 (26.8% of net revenues) for 1997 to $112,253 (0.8% of net revenues) for 1998. The decrease is primarily due to the Company's new marketing strategy of moving away from licensing the VCampus(TM) software towards sales of online courseware subscriptions. Product sales revenues increased in absolute terms from $2,330,029 (22.9% of net revenues) in 1997 to $3,347,777 (22.8% of net revenues) in 1998. The increase was due primarily to the acquisition of the Ivy, Teletutor and HTR product lines. Development and other revenues decreased from $1,631,233 (16.1% of net revenues) in 1997 to $925,751 (6.3% of net revenues) in 1998 primarily due to an agreement with one customer in 1997 that provided funding for the development of a custom VCampus(TM) in exchange for a share of future net revenues derived from the operation of such campus and warrants to purchase Common Stock of the Company. Excluding this one customer from 1997, development and other revenues decreased slightly from 1997 to 1998. Development revenues were primarily related to courseware conversion between the Company and its customers in both years. Other service revenues increased from $717,546 (7.1% of net revenues) in 1997 to $2,444,719 (16.6% of net revenues) in 1998. The increase was due primarily to the acquisition of HTR in October 1997. Instructor-led training revenues increased from $1,085,634 (10.7% of net revenues) in 1997 to $6,303,662 (42.9% of net revenues) in 1998. The increase was due primarily to the acquisition of HTR in October 1997.

Cost of Revenues

       Total cost of revenues increased from $1,849,287 (18.2% of net revenues) in 1997 to $8,868,351 (60.4% of net revenues) in 1998. Total cost of revenues increased in absolute dollars due primarily to the acquisitions of Ivy, Teletutor and HTR. As a percentage of net revenues, cost of revenues increased, due primarily to the addition of instructor-led training revenues, which have higher direct costs than the Company's other sources of revenues. The Company believes that in the future, once the remaining non-online businesses are sold, cost of revenues will decrease in absolute dollars, and will decrease as a percentage of total net revenues.

Operating Expenses

       Sales and Marketing. Sales and marketing expenses increased in absolute terms from $4,438,717 (43.7% of net revenues) in 1997 to $5,304,394 (36.1% of net revenues) in 1998. Sales and marketing expenses consist primarily of costs related to personnel, sales commissions, travel, market research, advertising and marketing materials. Sales and marketing expenses increased in absolute dollars due primarily to the addition of Ivy, Teletutor and HTR, but decreased as a percentage of revenues because of the greater increase in revenues. The Company expects sales and marketing expense to increase substantially in the future as the Company expands its sales and marketing efforts.

       Product Development and Operations. Product development and operations expenses increased in absolute terms from $4,925,956 (48.6% of net revenues) in 1997 to $6,102,265 (41.6% of net revenues) in 1998. Product development and operations expenses consist primarily of certain costs associated with the design, programming, testing, documenting and support of the Company's new and existing courseware and software. Product development and operations expenses increased in absolute dollars due primarily to the acquisition of Teletutor and HTR. In addition, the Company wrote-off approximately $694,000 related to certain content acquisition and development costs. As a percentage of net revenues, product development and operations expenses decreased in 1998 as compared to 1997 due primarily to increased revenues and workforce reductions implemented during 1998 as a result of management reorganization plans and because of 1997 efforts to build the Company's courseware library.

       General and Administrative. Excluding $1,300,000 of bad debt expense recognized in the first quarter of 1998 for certain uncollectible accounts receivable, general and administrative expenses increased from $2,387,172 (23.5% of net revenues) in 1997 to $2,482,844 (17.0% of net revenues) in 1998. General and administrative expenses consist primarily of personnel costs, facilities and related costs, as well as legal, accounting and other costs. General and administrative expenses increased in absolute dollars due primarily to the acquisition of Ivy, Teletutor and HTR. As a percentage of revenues, general and administrative costs decreased in 1998 as compared to 1997 due primarily to increased revenues and workforce reductions during 1998 as a result of management reorganization plans.

       Depreciation and Amortization. Depreciation and amortization expense increased from $1,011,587 (10.0% of net revenues) in 1997 to $3,346,744 (22.8%
of net revenues) in 1998. Depreciation expense increased due primarily to additional purchases of computer equipment and other assets in 1997 to support product development, technical operations and personnel needs as well as the acquisitions of Ivy, Teletutor and HTR. Amortization expense increased due primarily to the acquisitions of Ivy, Teletutor and HTR, and amortization of capitalized software and acquired content costs.

       Reorganization Costs. During 1998, the Company implemented a plan to reduce its workforce and close certain office facilities. The plan resulted in
(i) the termination of approximately 85 employees primarily from the product development and administrative areas and (ii) the closure of the Company's training facilities located in Los Angeles, and Baltimore, and an executive office in McLean, Virginia. As a result, the Company recorded a restructuring charge of approximately $1,770,000. The restructuring charge included approximately $1,494,000 for employee severance and termination costs and approximately $276,000 primarily for expenses related to facilities lease cancellations and write down of assets no longer in use. During 1998, the Company paid approximately $1,224,000 in costs under the restructuring accrual. Included in accounts payable and accrued expenses at December 31, 1998 is approximately $546,000 primarily representing future severance payments.

       Interest and Other Income (Expense). Net interest income was $328,800 in 1997 and net interest expense was $597,139 in 1998. Interest income was derived primarily from investing funds raised in the Company's private and public securities offerings during 1996. Other income of $125,000 in 1997 was derived from the sale of an investment in a joint venture (an asset acquired in connection with the acquisition of HTR).

       Loss on Sale of Subsidiaries. During 1998 the Company announced plans to divest its non-online businesses in order to focus its efforts on its core online training business. The Company believes this move is consistent with its strategy of moving content and customers to an online training platform from the traditional classroom training sold through its non-online businesses. As such, in September 1998, the Company sold Ivy back to its original owner. As a result of this sale, the Company recorded a loss on the sale of subsidiary of $381,954 (or $0.10 per share) during the third quarter of 1998. In December 1998, the Company sold HTR's consulting division. As a result of this sale, the Company recorded a loss on the sale of subsidiary of $525,472 (or $0.14 per share) for the year ended December 31, 1998.

LIQUIDITY AND CAPITAL RESOURCES


       At December 31, 1999, the Company had $204,555 in cash and cash equivalents. Since its inception, the Company has financed its operating cash flow needs primarily through offerings of equity and debt securities and, to a lesser extent, borrowings. Cash utilized in operating activities was $2,670,523 for the year ended December 31, 1999 and $9,500,483 for the year ended December 31, 1998. Use of cash was primarily attributable to the net loss recorded.



       As of September 30, 2000, the Company had $1,037,964 in cash and cash equivalents. Cash used in operating activities was $8,001,202 for the nine months ended September 30, 2000, funded by the $4,000,000 private placement of the common stock to iGate Capital, $4,141,000 raised through the H&QGF equity line, $2,500,000 raised through the US West private placement, and customer prepayments. Net cash used in operating activities is primarily due to amounts paid to former HTR executives in the first quarter of 2000 pursuant to their employment agreements, an increase in expenditure for sales and marketing designed to increase online revenues, and expenditures to increase capacity, performance, and reliability of the VCampus platform.



       Cash utilized in investing activities was $60,514 for the year ended December 31, 1999 as compared to $1,398,793 for the year ended December 31, 1998. The use of cash for investing activities in 1998 was primarily attributable to purchases of equipment, software development costs that were capitalized, and in 1998, approximately $356,000 paid to the former shareholder of Ivy pursuant to the acquisition agreement. The use of cash for investing activities during 1998 primarily represented purchases of equipment and investments in software and courseware development.



       Net cash used in investing activities was $1,299,151 for the nine months ended September 30, 2000 and cash generated from investing activities was $22,947 for the nine months ended September 30, 1999. The use of the cash for investing activities was primarily attributable to purchase of equipment and software development costs that were capitalized.



       Cash provided by financing activities was $2,599,299 for the year ended December 31, 1999 as compared to $8,529,979 provided by financing activities for the year ended December 31, 1998.



       Net cash provided by financing activities was $10, 403, 862 for the nine months ended September 30, 2000 and $1, 898, 907 for the nine months ended September 30, 1999. During the nine months ended September 30, 2000, the Company completed a private placement of its common stock to iGate Capital Corporation. The Company issued 1,136,253 shares of common stock at $3.62 per share, resulting in net proceeds to the Company of approximately $4,000,000. The Company also issued one-year warrants to purchase 450,000 shares of its common stock at an exercise price between $4.34 and $6.125 per share. Under the terms of the H&QGF equity line agreement, the Company drew down $4,141,000 during the nine months ended September 30, 2000, and issued to H&QGF 605,515 shares of Series E Preferred Stock at an average price of $6.84 per share. The Company also issued 482,574 shares of its common stock to its convertible debenture holders at an average price of $3.30 per share, upon conversion of the remaining balance of approximately $1,590,000 in principal and accrued interest in the first quarter of 2000. In April 2000, the Company raised $2,500,000 through a private placement of 357,142 shares of common stock to US West Internet Ventures, Inc. at $7.00 per share and five-year warrants to purchase 714,285 shares of the Company's common stock at $7.00 per share.



       The Company expects negative cash flow from operations to continue for at least the next six months until the online revenue stream matures. The Company recognizes that it must raise additional funding to meet its working capital requirements and fund anticipated ongoing operating loses, particularly in the near term. The Company expects the H&QGF equity line, together with additional short-term private equity bridge financings, to provide working capital through the end of 2000 and through the first quarter of 2001.



       Although the Company expects to achieve breakeven sometime during 2001, the Company expects it will need to secure more substantial long-term private equity financings during the second quarter of 2001 to satisfy its working capital needs in 2001. If the Company does not achieve substantial positive cash flow from operations during 2001 or 2002, it will need to continue to raise additional funds in those years to support operations and fund its efforts to grow online revenues. Additional financing night not be available to the Company, or might not be available on terms acceptable to the Company



       If the Company does not address its funding needs, it may be materially adversely affected. The Company's future capital requirements will depend on many factors, including, but not limited to, acceptance of and demand for its products and services, the types of arrangements that the Company may enter into with customers and reseller, and the extent to which the Company invests in new technology and research development projects.

       As of December 31, 1999, the Company had net operating loss carryforwards of approximately $38,033,000 for federal income tax purposes, which will expire at various dates through 2019. The Company's ability to utilize all of its net operating loss and credit carryforwards may be limited by changes in ownership.


RECENT ENACTED ACCOUNTING PRONOUNCEMENTS


       In December 1999, the Securities and Exchange Commission (SEC) released Staff Accounting Bulletin No. 101 (SAB 101), Revenue Recognition in Financial Statements. SAB 101 summarizes certain of the Staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. On June 26, 2000, the SEC deferred the effective date of SAB 101 to require adoption by the fourth quarter of the first fiscal year beginning after December 15, 1999. Although the Company does not expect the adoption of SAB 101 to have a material impact on the consolidated financial position or results of operations of the Company, management is currently reviewing the additional guidance recently released by the Staff.



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                             BUSINESS OF THE COMPANY


       VCampus Corporation is a leading e-Learning Application Service Provider
(ASP) that develops, manages and hosts turn-key, web-based learning environments for corporations, academic institutions and government agencies enabling them to offer global distance learning solutions to their customers, employees and students. The VCampus(R) e-Learning platform allows its customers to address their Customer Relationship Management (CRM), Enterprise Resource Planning (ERP) and product-related strategic business plans through a rapidly-deployed, outsourced, scalable e-Learning solution. The Company's e-Learning solution enables customers to improve the performance of their distribution channels, measure and develop their employees' knowledge, skills and abilities, and increase their customers' satisfaction and loyalty.



       As of September 30, 2000, VCampus had approximately 50 customers delivering over 1,300 courses in information technology, telecommunications, insurance/finance, management, healthcare, personal development and office skills. The VCampus solution, which includes the Student Management System, Courseware Construction Set and Courseware Delivery Engine, has been proven and tested through successful implementations at customer sites including Graybar Electric, Lucent Technologies, University of Texas System and U.S. General Services Administration, where thousands of students have been introduced to e-Learning.



       The corporate training marketplace is rapidly evolving to meet the increasing demand for worker training and re-training in a cost-effective and convenient manner. Online delivery technology significantly reduces training costs, including those associated with students' time away from work, and permits resources to be concentrated directly on the educational process. We are initially targeting customers in the telecommunications, healthcare, utilities, information technology and financial services industries, as well as academic institutions, all of which we believe have relatively large training and education budgets, significant training needs and receptiveness to new technology. The U.S. corporate learning market, according to a recent annual survey by Training Magazine is estimated at $62.5 billion. The corporate e-Learning market share is approximately 20% of the total corporate learning market and is expected to double by 2003, according to a 1999 study by Corporate University Xchange.



       The Company's existing courseware library includes over 1,300 online courses. These courses are in what the Company believes are high-demand subject matter areas such as information technology, telecommunications, compliance/OSHA, business, management and finance. The Company converts courseware that it believes are proven and popular in diverse subject matter areas to the Company's interactive online format. Through September 30, 2000, the Company had delivered over 1,100,000 course enrollments through its corporate and academic partnerships.



       The Company offers a complete outsourced solution through the VCampus e-Learning management system that allows for the enrollment, registration, teaching, tracking, testing, grading and certification of distance learners. The Company provides a value-added service that enables its customers to place third-party courseware, proprietary training courses and/or accredited courses on an open architecture, remotely-hosted, Internet distribution platform displaying the customer's graphical "look and feel". The core element of the VCampus system is found in the Student Management System -- a sophisticated, activity-tracking tool that manages all aspects of student and employee progress through an established learning plan.



       When an organization's internal courses are combined with the VCampus off-the-shelf library, offering hundreds of courses in Management Skills, Information Technology, Telecommunications and Personal Development, the combined delivery and tracking of courses creates a turn-key solution for those entities requiring an enterprise-wide learning environment. VCampus offers its customers a choice: VCampus can convert content for them or it can provide them with an easy method of converting content themselves through the VCampus Courseware Construction Set(R). With over 250,000 students enrolled in the VCampus system, the Company offers a very large content distribution channel for non-proprietary courseware.



       Through its Teletutor and HTR subsidiaries, the Company also offers courseware through more traditional media, including on-site and classroom training, diskette, CD-ROM and printed formats. The Company introduced its first Web-based demonstration course in November 1995, its first revenue-generating Web-based course in Spring 1996 and the VCampus e-Learning management system in 1997. The Company intends to leverage the courseware and the customer base of its subsidiaries, as well as the courseware and customers provided by future partnerships, to facilitate the development of its online training and education business.



       The Company's objectives are to be the leading e-Learning ASP for the corporate training, academic, and government education market, and to make its VCampus e-Learning platform the global standard for online delivery of corporate training and education courseware. The Company's strategy to achieve these objectives includes: increasing its customer base (through targeted marketing,



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expanding its direct sales force, and by leveraging the sales channels of strategic partners), developing strong brand recognition for its products and services, delivering high-demand courseware (including courseware certified by independent academic institutions) and upgrading its existing technologies to maintain its position as a leader in corporate e-Learning. The Company's strategy also includes enhancing the "stickyness" of its customer sites by converting more and more of the customer's proprietary content for online distribution through the VCampus platform. The intended result is increased penetration into the enterprise and enhanced customer loyalty.



       Although the Company continues to provide products and services through delivery methods other than online delivery, in December 1998, the Company announced plans to divest its non-online businesses in order to focus its efforts on its core online training business. The Company believes this move is consistent with its strategy of moving content and customers to an online training platform from the traditional classroom and Computer Based Training ("CBT") sold through its non-online businesses. In furtherance of this divestiture strategy, in September 1998 the Company sold Ivy Software, Inc. ("Ivy") while retaining the rights to sell and distribute the online versions of the Ivy courseware. In December 1998, the Company sold HTR's consulting division. In June 1999 the Company sold HTR's Knowledgeworks business for $1.5 million in a combination of cash and notes receivable. In December 1999, the Company decided to retain and further restructure HTR's instructor-led training business, closing the Atlanta training facility, streamlining the operations in Rockville and Washington DC, and focusing on moving the remaining customer base to online.


INDUSTRY BACKGROUND


       Corporate training is a rapidly growing segment of the training and education market, primarily as a result of the demand for increasing skills required by employers. As the United States economy continues to shift from a focus on industry to one focused on information and knowledge, employers seeking to compete successfully in the marketplace find it necessary to invest more in the training and education of their employees. The current corporate e-Learning market share, which is about 20% of the total corporate training market, is expected to double by 2003, according to a recent survey by Corporate University Xchange.


Use of Technology in Training and Education

       Historically, corporations, training organizations and academic institutions have provided education through traditional classroom training. Companies choosing to provide this type of training in-house must devote managerial and financial resources towards training facilities, instructors, materials and curriculum management. Companies often choose to use third parties to provide training services to avoid some of the management and facility issues but must pay tuition and materials fees. Both in-house and outsourced traditional classroom approaches result in lost productivity and travel-related costs while the employee attends and travels to and from the training. Distance learning methods (satellite-based delivery, mail exchanges, voice mail, CD-ROMs, diskettes) address space limitations by allowing students to take courses at remote locations. Web-based delivery, due to its scalability, enables corporations, training organizations and academic institutions to extend their reach more cost-effectively than other distance learning methods. In addition, Web-based delivery offers the ability to rapidly and cost-effectively update course materials and can provide students a significant degree of time and place independence.


       With the advent of the Web, the Company has benefited from the way its courseware can be managed, delivered and consumed. The use of such technologies can lower publishing costs and could significantly increase demand. Online technology makes it possible to combine the best elements of online connectivity between students and teachers and the interactivity of a CD-ROM. The Company believes that its online delivery of courseware combines convenience, affordability, self-pacing, standardized curricula, individualized tailoring of courses, immediate performance measurement and a high degree of student-teacher interaction.



       The use of the Company's products and services will depend in large part upon the development of an infrastructure for providing online access and services. Because global commerce and online exchange of information on the Internet and other similar open wide area networks are new and evolving, it is difficult to predict with any assurance whether such networks will prove to be viable commercial marketplaces. In particular, such networks are an unproven medium for education. In the event such networks fail to become a viable education medium, the Company may not be able to overcome the costs and difficulties associated with adapting to alternative media, if and when they become available. If such networks do not become viable commercial marketplaces or do not develop as a viable medium for education, the Company would be materially adversely affected. Additionally, such networks have experienced, and are expected to continue to experience, significant growth in the number of users and amount of traffic. The infrastructures of such networks may not be able to support the demands placed on them by this continued growth. In addition, such networks could lose their viability due to delays in the development or adoption of new standards and protocols (for example, the next-generation Internet Protocol) to handle increased levels of activity, increased governmental regulation or other factors. The



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infrastructure or complementary services necessary to make such networks viable commercial marketplaces may not be developed. Even if developed, such networks may not become viable commercial marketplaces for products and services such as those offered by the Company.

COMPANY STRATEGY


       The Company's objectives are to be the leading e-Learning ASP for the corporate training and education market, and to make its VCampus the global standard for online delivery of corporate training and academic instruction. The Company's strategy to achieve these objectives includes expanding its customer base, developing brand recognition for its products and services, delivering high-demand courseware (including courseware certified by independent academic institutions), and upgrading its existing technologies to maintain its position as a leader in corporate e-Learning.



       - Expand Customer Base. The Company intends to continue to develop relationships with its existing and new business and academic institution customers to increase the number of enrollments and accelerate awareness and acceptance of its online content. The Company also intends to leverage the sales channels of any strategic partners to more quickly scale its customer base. The Company believes that development of a VCampus for customers provides it with cross-marketing opportunities. A VCampus can promote courses from, and/or contain "hot links" to, other VCampuses. See "-- Customers" and "-- Sales and Marketing."



       - Develop Brand Recognition. The Company plans to achieve and maintain brand recognition through marketing efforts and the creation of a standards-based user interface, incorporating audio, animation, graphics and text as appropriate to create a stimulating learning experience. The Company also intends to enter into arrangements with content providers to adopt the Company's VCampus as their standard for online courseware delivery. See "-- Products and Services -- VCampus."



       - Deliver High-Demand Courseware. The Company intends to continue to expand its courseware library primarily through relationships with content providers. The Company seeks high quality courseware in subject areas that the Company expects will be in high demand by customers in the corporate training and education market including business, management, finance, accounting, technology, and basic technical and developmental skills. The Company intends to continue to provide courseware certified by independent academic institutions. See "-- Products and Services."



       - Develop Proprietary Technology. The Company intends to maintain its position as a leader in online courseware delivery technology by continuing to develop and enhance the features and functionality of its proprietary technology. See "-- Products and Services -- VCampus."


ACQUISITIONS AND DIVESTITURES


       Since 1994, the Company has completed five acquisitions -- HTR, Inc., Cooper & Associates, Inc., (d/b/a Teletutor), Ivy Software, Inc., Cognitive Training Associates, Inc. and the CYBIS Division of Control Data Corporation. These acquisitions provided the Company with customers and courseware content in non-online format. The Company does not currently have an agreement, commitment or understanding with any other potential acquisition candidates. The Company has followed a strategy of moving content and customers to an online training platform from the traditional classroom and computer based training. In December 1998, the Company announced plans to divest its non-online businesses in order to focus its efforts on developing and managing its core online customers and content.


       HTR, Inc. ("HTR") In October 1997, the Company acquired HTR, a corporation primarily engaged in the business of providing traditional and on-site technical training, publishing and consulting services for the information technology ("IT") industry. In December 1998, the Company sold the consulting division of HTR for $750,000 in cash and notes receivable. The Company sold the HTR Knowledgeworks legacy business for $1,500,000 in June 1999.


       Cooper & Associates, Inc., d/b/a Teletutor ("Teletutor") In April 1997, the Company acquired Teletutor, which develops, distributes and supports computer-based training courses for the data and telecommunications industry. This acquisition provided the Company with additional content that has been converted into the Company's online format, as well as access to Teletutor's existing customer base.


       Ivy Software, Inc. ("Ivy") In March 1997, the Company acquired Ivy, which develops and distributes business and accounting textbooks and software for the academic education market. This acquisition provided the Company with additional content as well as

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


access to Ivy's existing customers in the academic marketplace, ranging from community colleges to large universities. In September 1998 the Company sold Ivy back to its original owner, while retaining the right to distribute the online versions of Ivy Software.


       Cognitive Training Associates, Inc. ("CTA") In August 1996, the Company acquired CTA, which develops and distributes technology-based applications online via distributed networks for educational institutions, corporations and government agencies. CTA customers can access these applications from remote locations using the Internet or their organization's intranets. This acquisition provided the Company with an established customer base and additional content, particularly in the electrical, medical and scientific equipment subject areas.

       CYBIS. In 1994, the Company acquired the CYBIS division of Control Data, together with a perpetual nonexclusive license for the CYBIS courseware, which consisted primarily of courses in language arts, mathematics, social studies, science, business and a variety of technical subjects. The Company's ability to distribute a portion of the CYBIS courseware is limited by the terms of its license. The Company is responsible for the CYBIS computer-based education and training portion of certain CYBIS contracts to which Control Data is a party, as well as support and other services under such contracts. The Company believes that Web-based courseware developed from the CYBIS courseware, to the extent not restricted by the terms of its license, may contribute to revenues in the future.


       Any acquisition is accompanied by such risks as, among other things, the difficulties in assimilating the operations and personnel of acquired companies, potential disruption to the Company's ongoing business, difficulties of incorporating acquired technology into the Company's products and additional expense associated with amortization of acquired intangible assets. Particular acquisitions may not ultimately provide the benefits originally anticipated by the Company's management.



       As consideration for future acquisitions, the Company intends to use various combinations of Common Stock, cash and notes. The Company may also use Preferred Stock as all or part of the consideration for one or more potential acquisitions. Paying for any future acquisitions with equity securities or cash could result in potential dilution to the value of the Company's Common Stock, could require the Company to raise additional financing, which may not be available on terms favorable to the Company and/or could have an adverse effect on the Company's liquidity. The Company may use a line of credit or incur other indebtedness, if available, to help fund acquisitions. See "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." In pursuing this strategy, the Company may not be able to identify attractive targets and make successful acquisitions in the future on commercially reasonable terms, or that it will be successful in overcoming these risks. The Company does not anticipate implementing any acquisition strategy at this time.


PRODUCTS AND SERVICES


       The Company offers its online courseware primarily through its proprietary virtual campus product, or Vcampus(R), an online courseware delivery system and environment that facilitates development, management and administration of training and education over the Internet and corporate intranets. Through its HTR and Teletutor subsidiaries, the Company also offers courseware through more traditional media, including on-site and classroom training, diskette, CD-ROM and printed formats, although the Company divested a large portion of these non-online businesses during 1999.


Vcampus(R)


       The Company's VCampus is a centrally served delivery and tracking system accessible by virtually any Internet-ready PC. Generally, students enroll in the Company's courses online through a VCampus, but have the option to enroll in person, by telephone or through the mail. Enrolled students can then access the courseware online, typically through a PC connected to the Internet or a corporate intranet. Once a student has completed the course, he or she will receive credit or certification, if appropriate. As of September 30, 2000, the Company had approximately 50 VCampuses in operation with its corporate and academic institution partners.



       The VCampus environment is customizable and designed for ease of administration and access to students, instructors and training administrators. In addition, by using any combination of courses from the Company's courseware library and the customer's own internal training libraries, customers can offer a variety of distance learning options. The VCampus includes the following components:



              Registrar: In the "Registrar" function students can sign up for courses and modify their student profile. Administrators can add new course offerings, admit students, enroll students into course offerings, modify the course offerings, search student records and administer much of the VCampus functionality.


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              Classrooms: In the "Classrooms" function students can enter their registered courses or check their grades for any course for which they are registered. Administrators and instructors may also access courses and have the capability to view student grades.


              Faculty: Students can use the "Faculty" function to contact VCampus instructors.


              Information: Using the "Information" function administrators can post news, announcements and answers to frequently asked questions to keep students informed about their training options.

              Commons: In the optional "Commons" function students can access games and socialize with other students.


       The VCampus supports a wide variety of tools and utilities supplied by third parties, such as Netscape Navigator/Communicator, Microsoft Internet Explorer, Macromedia Shockwave, Geo Emblaze, etc. In addition, the Company has developed the following proprietary software tools that facilitate the functionality of the VCampus:



       VCampus Courseware Delivery Engine. This product was designed and built to serve as an integrated, Web-based courseware construction and courseware delivery tool. First delivered in August 1997, the product is currently at the release level 2.16 and has been used to build and deliver the Company's courseware library of over 1,300 online courses as of September 30, 2000. By incorporating features developed for the Company's earlier version of the tool, the VCampus Courseware Delivery Engine provides a simple, easy-to-use environment for instructors and students that is capable of assessing, recommending, tracking and testing students as they complete a course. The product also enables courseware developers to easily construct, deliver and track a highly interactive and media-rich online course.



       For the instructor, the VCampus Courseware Delivery Engine provides real-time editing of the course introduction, the syllabus, help items and reference items. Students can visit the "Gradebook" functionality of the product to get a real-time view of how they are doing in a course. The courseware developer has access to a complete suite of Web-based tools necessary to construct and deliver a highly interactive, online course. The "PointPage" functionality of the product provides a choice of methods for displaying content. To make PointPage even more powerful, the "Activity Studio" enables non-programmers to construct and include into their PointPage, multimedia-rich (animation, sound and student interactivity) activities by answering a few simple questions. Courseware developers can also take advantage of the testing system, which includes many advanced features such as question randomization and pooling. Additionally, courseware developers can choose to link selected test questions and PointPages to learning objectives, which allows a courseware developer to group content and assess a student's progress based on performance.



       VCampus Curriculum/Group Manager. This product facilitates the grouping of students with similar education needs and abilities to appropriate groups of courses within a VCampus. This can improve overall system efficiency and facilitate interaction among students. The result of this intersection of student groups and course groups is a specific student "Training Plan". The Training Plan is designed to guide students to courses that match the student's ability. Additionally, the Training Plan can evaluate a student's performance in each course against minimum standards established by the VCampus administrator for test scores and attendance. The Curriculum/Group Manager was released during the first quarter of 1998.



       VCampus Batch/Mass Enrollment Tools. This series of tools facilitates the enrollment of large groups into the VCampus and/or courses without student involvement. Companies with a large population of students can use this tool to import demographic data from legacy enterprise resource planning or human resources systems, thus streamlining the implementation process. This functionality was first made available in July 1998 and was substantially enhanced in January 1999.


Existing Courseware Library


       The Company's existing courseware library includes over 1,300 online courses. These courses are in what the Company believes to be high-demand subject matter areas such as information technology, telecommunications, compliance/OSHA, business, management and finance. Although the Company does not provide accreditation or certification itself, a number of its current courses provide either accreditation or certification through its content providers. The current library was built from a combination of acquisitions, the Company's own development efforts and relationships with leading content providers such as NETg, Infosource, Vital Learning, Crisp Publications Inc. and American Media Inc. Conversion of courseware into the Company's online format typically takes approximately 45 days, although conversion time varies depending on any number of factors, including the size and format of the original courseware content.



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Traditional Delivery


       The Company provides products and services through delivery methods other than online delivery in order to expand its customer base and courseware library for online delivery. For example, through its HTR and Teletutor subsidiaries, the Company offers courseware through more traditional media, including on-site and classroom training, as well as CD-ROM and printed formats. During 1999, the Company began implementing its plan to divest its non-online businesses, with the exception of Teletutor, in order to focus its efforts on managing its core online customers and content. In December 1999, the Company decided to retain and further restructure HTR's instructor-led training business, closing the Atlanta training facility, streamlining the operations in Rockville and Washington DC, and focusing on moving the remaining customer base to online.



       HTR's strategy is to deliver a total solution for corporate IT training through its suite of products and services, which includes traditional and on-site training, and courseware. HTR seeks to provide a "Knowledge Transfer" to its customers through flexible and customizable courseware titles for client/server systems. IT training is delivered by instructors at HTR's offices located in the U.S., as well as at customer locations, and is provided through both pre-scheduled, open enrollment classes and on-demand corporate training sessions. HTR also provides customized training to meet a customer's specific needs by tailoring existing titles for developing an entirely new course. Furthermore, HTR converts certain content into other products (e.g., end-user books, videos, etc.) to extend its product line and to reach additional market segments with minimum additional investment in content development.


       Teletutor's strategy is to focus its products and services primarily on the data and telecommunications industry. Teletutor develops, distributes and supports courseware, primarily in CBT formats, to the telecommunications industry.

CUSTOMERS


       The Company's primary target market is the corporate training and education market. The Company focuses its sales and marketing efforts on Fortune 1,000 companies and is initially targeting customers in the telecommunications, healthcare, utilities, IT and financial services industries, as well as academic institutions, all of which the Company believes have relatively large training and education budgets, significant training needs and receptiveness to new technology. In 1999 one customer, State Farm, accounted for approximately 11.6% of the Company's revenues. The Company currently anticipates that future revenues may be derived from sales to a limited number of customers. Accordingly, the cancellation or deferral of a small number of contracts could have a material adverse effect on the Company.


Business Customers


       As of September 30, 2000, the Company had approximately 50 online corporate business customers, including: All-Phase Electrical Supply Company; A.T. Kearney, Inc; Cable and Wireless, Inc.; Graybar Electric Co. Inc.; and Global One Communications, Inc. The Company plans to establish relationships with additional business customers and strategic partners, in particular those that offer access to large numbers of users (including the prospective customer's employees or end-users), vendors and resellers, as well as significant amounts of courseware content. The Company's business customers generally agree to market and promote the Company's products and services, and to share with the Company the net revenues generated from access and other fees charged to such customer's end-users.


Academic Institution Customers


       As of September 30, 2000, the Company had 8 online academic institution customers, including: AIMS Community College; George Mason University; Northeastern University; Park College; Swindon College, England; and the University of Texas System. The Company plans to establish relationships with additional academic institution customers, in particular those that have significant enrollments, offer broad curricula and provide the Company with the opportunity to publish online courseware developed by such institutions. The Company's agreements with these academic institutions generally provide the Company with exclusive rights, or limit the institution's right to develop and/or distribute the online courseware subject to the agreements. The academic institutions market these courses in the same manner as their existing, traditional course offerings, including through direct mail, course catalogs, print advertising and through the Web.


SALES AND MARKETING


       The Company's primary marketing goals are to create a strong brand identity as a leading training and educational courseware publisher for corporations and academic institutions, and to establish its core technology, the VCampus e-Learning platform, as the


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global standard for corporate training and education needs.


       In addition to its direct sales efforts, the Company markets its products and services through a variety of means, including the Web, public relations, trade shows, direct mail, trade publications, customers, resellers and strategic partners. The Company cross-markets through customers' VCampuses to promote its products and services and to attract students. The Company believes that forming strategic marketing alliances with partners who will sell, promote and market the Company's products and services will be important for rapid market penetration.



       The Company changed its business focus in 1993 and began divesting its non-online businesses in 1999, and therefore has limited marketing experience in its current industry. The Company's direct marketing and sales staff does not have significant experience marketing in the sales of education products using Web-based delivery systems. There can be no assurance that the Company will be able to attract resellers or customers that will be able to market the Company's products effectively and will be qualified to provide timely and cost-effective customer and end-user support and service. In addition, certain of the Company's resellers and customers may compete with one another and the Company, and the Company may also be required to manage conflicts among its resellers and customers. For example, certain of the Company's content providers have required the Company to refrain from linking its products with competing products. The Company may be adversely affected by pricing pressure or other adverse consequences of competition or conflict among or with its resellers and customers, or in the event any reseller or customer fails to adequately penetrate its market segment. The inability to recruit, manage or retain important resellers or customers would materially adversely affect the Company.


COMPETITION


       The market for educational and training products and services is highly competitive and the Company expects that competition will continue to intensify. Although the Company believes that it was the first to offer Web-based, interactive, on-demand courseware, there are no substantial barriers to entry in the online education and training market. A number of companies, including SmartForce, Learn2.com, Inc., Click2learn.com, DigitalThink, Inc., Centra Software, Inc. and ZDU, have recently entered this market and the Company expects this trend to continue to accelerate. In addition to traditional classroom and distance learning providers, other institutions such as Apollo Group, Inc. (through University of Phoenix) offer their own accredited courses online or in an email-based format. They, and many other education providers, use some of the Company's methods, including email, bulletin boards, electronic conferencing and CD-ROMs, as well as satellite communications, and audio and video tapes. The Company also expects to encounter significant competition in connection with its efforts to establish its VCampus as the standard learning environment and format in the industry.


       The Company believes that competition in the developing market for online training and education will be based upon various factors, including: quality, breadth and depth of courseware; marketing and third party relationships; quality, flexibility and reliability of delivery system; and, to a lesser degree, pricing. In addition, the Company believes that its products and tools make the Company's courseware affordable, convenient, easy to use and administer, and provide the Company with a competitive edge in attracting additional customers. Most of the Company's competitors, as well as a number of potential new competitors (including the Company's customers and partners), have significantly greater financial, technical and marketing resources than the Company. The Company will require financing to compete effectively in this rapidly evolving market. In addition, any of these competitors may be able to respond more quickly than the Company to new or emerging technologies, and to devote greater resources to the development, promotion and sale of their services. A number of the Company's current customers and partners have also established relationships with certain of the Company's competitors, and future customers and partners may establish similar relationships. In addition, the Company's partners could use information obtained from the Company to gain an additional competitive advantage over the Company. The Company's competitors may develop products and services that are superior to those of the Company or that achieve greater market acceptance than the Company's products and services.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES

       The Company is not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, and there are currently few laws or regulations directly applicable to access to or commerce on online networks. Due to the increasing popularity and use of online networks, it is possible that a number of laws and regulations may be adopted with respect to online networks, covering issues such as user privacy, pricing, taxation and/or the characteristics and quality of products and services. The adoption of any such laws or regulations may decrease the growth of online networks, which could in turn decrease the demand for the Company's products and increase the Company's cost of doing business or otherwise have an adverse effect on the Company. Moreover, the applicability to online networks of existing laws governing issues such as property ownership, sales taxes, libel and personal privacy is uncertain. Furthermore, as a publisher of educational materials, the Company could be subject to accreditation or other governmental regulations. Any new legislation or regulation applicable to online networks, the Company or its products or services could have a material adverse effect on the Company.

       Because materials may be downloaded by the online or Internet services operated or facilitated by the Company or the Internet access providers with which it has a relationship and be subsequently distributed to others, there is a potential that claims will be made against the Company for copyright or trademark infringement or based on other legal theories. Such claims have been brought against online services in the past. Although the Company carries general liability insurance, the Company's insurance may not cover claims of this type, or may not be adequate to cover all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on the Company.

TRADEMARKS AND PROPRIETARY RIGHTS


       The Company regards its copyrights, trademarks, trade dress, trade secrets and similar intellectual property as critical to its success, and the Company relies upon federal statutory, as well as common law copyright and trademark law, trade secret protection and confidentiality and/or license agreements with its employees, customers, partners and others to protect its proprietary rights. The Company owns registered trademarks in the United States for HTR, the HTR logo, Teletutor, The Chalkboard, VCampus and "What you think
 ... is our business." Additionally, the Company has applied for registration in the United States for certain of its other trademarks, including VCampus(TM).com, Virtual Campus, Test Wizard, PointPage, Courseware Construction Set, Registrar Architect, Test Architect, Thought Leaders, and "Take It Online".


       The Company has had certain trademark applications denied, and may have more denied in the future. The Company will continue to evaluate the registration of additional marks as appropriate. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or services or to obtain and use information that the Company regards as proprietary. In addition, the laws of some foreign countries do not protect proprietary rights to as great an extent as do the laws of the United States. Litigation may be necessary to protect the Company's proprietary rights. Any such litigation may be time-consuming and costly (even if successful), cause product release delays, require the Company to redesign its products or services, or require the Company to enter into royalty or licensing agreements, any of which could have a material adverse effect on the Company. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all. The Company's means of protecting its proprietary rights may prove inadequate and the Company's competitors may independently develop similar technology or duplicate the Company's products or services or design around intellectual property rights of the Company. In addition, distributing the Company's products through online networks makes the Company's software more susceptible than other software to unauthorized copying and use. For example, online delivery of the Company's courseware makes it difficult to ensure compliance by the Company with contractual restrictions, if any, as to the parties who may access such courseware. The Company cannot prevent users from downloading electronically certain of its courseware content, which could adversely affect the Company's ability to collect payment from users that obtain copies from the Company's existing or past customers. If, as a result of changing legal interpretations of liability for unauthorized use of the Company's software or otherwise, users were to become less sensitive to avoiding copyright infringement, the Company would be materially adversely affected.

EMPLOYEES


       As of September 30, 2000, the Company had 126 employees, including 107 full-time employees and 19 part-time employees, consisting of 27 full-time employees in general business operations, 39 full-time employees in sales and marketing, 26 full-time and 18 part-time employees in product development, and 15 full-time and 1 part-time employees in general and administrative. None of the Company's employees are represented by a union and there have been no work stoppages. The Company believes that its employee relations are good.



       The Company's performance is substantially dependent on the performance of its executive officers and key employees. The loss of the services of any of its executive officers or other key employees could have a material adverse effect on the Company. The Company maintains key man life insurance in the amount of $1,000,000 on Narasimhan P. Kannan, Chairman of the Board of Directors, and has employment agreements with certain of its executive officers. However, neither such insurance nor such agreements necessarily fully compensate the Company for, or preclude the loss of the services of the relevant personnel. The Company anticipates that future growth, if any, will require it to identify, recruit, hire, compensate train and retain a substantial number of new, technical, managerial, sales and marketing personnel. Competition for qualified personnel is intense, and the Company may be unable to attract, assimilate and retain such personnel. The loss of the services of key personnel, or the inability to attract and retain additional qualified personnel, could have a material adverse effect on the Company.

PROPERTIES

       A current summary showing the operating properties of the Company, all of which are leased, is shown below:


                                                                       LEASE
                                                     AREA           EXPIRATION       MONTHLY
     LOCATION               PRINCIPAL USE        (SQUARE FEET)         DATE           RENT
------------------    ------------------------  ---------------  ----------------  -------
Reston, VA........    Executive offices and         16,701       February 2010     $37,925*
                      principal
                      administration,
                      technical marketing and
                      sales operations
Waxahachie, TX....    CTA offices                    5,000       July 2001             2,000
Rockville, MD.....    HTR executive offices          6,222       January 2006         11,936
Washington, DC....    HTR Branch office              2,253       July 2002             5,539



-------------------------



       *Subject to 3% annual increases



       During the second half of 1998 and the first quarter of 1999, as a result of reorganization plans, the Company closed one of its McLean executive office facilities and moved primarily all of Teletutor's product fulfillment operations to its remaining office facility in Virginia. Also, the Company closed its training facilities in Los Angeles, CA, Baltimore, MD, Waltham, MA, McLean, VA and Atlanta, GA.



       The Company believes that its existing office space is sufficient to accommodate its current needs and that suitable additional space will be available on commercially reasonable terms to accommodate any expansion needs in 2001 should it become necessary.


LEGAL PROCEEDINGS


       In November 1999, an arbitrator found the Company liable to Sage Interactive for approximately $360,000 arising out of an alleged contract between Sage Interactive and the Company. The Company paid this award in 2000. Although the Company is not currently involved in any other material pending legal proceedings, the Company could be subject to legal proceedings and claims in the ordinary course of its business or otherwise, including claims relating to license agreements, royalties or claims of alleged infringement of the trademarks and other intellectual property rights of third parties by the Company and its licensees.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


       As of November 1, 2000, the directors and executive officers of the Company were as follows:



          NAME               AGE           POSITION
------------------------    -----  ------------------------
Narasimhan P. Kannan....      52   Chairman of the Board of Directors
Daniel J. Neal..........      42   Director and Chief Executive Officer
Edson D. deCastro.......      62   Director
Barry K. Fingerhut......      55   Director
Kamyar Kaviani..........      38   Director
William E. Kimberly.....      67   Director
John D. Sears...........      45   Director
Ashok Trivedi...........      51   Director
Michael W. Anderson.....      46   Chief Operating Officer
Michael A. Schwien......      44   Chief Financial Officer and Secretary



       Narasimhan P. "Nat" Kannan has served as Chief Executive Officer and Chairman of the Board of Directors of the Company since he founded the Company in 1984. In September 2000, Mr. Kannan stepped down as Chief Executive Officer. Prior to founding the Company, he co-founded Ganesa Group, Inc., a developer of interactive graphics and modeling software, in 1981. Prior thereto, he served as a consultant to Booz Allen and Hamilton, Inc., the MITRE Corporation, The Ministry of Industry of the French Government, the Brookhaven and Lawrence Livermore National Laboratories, the White House Domestic Policy Committee on Energy, and Control Data Corporation. He serves on the board of directors of TV on the Web, Inc. He holds a B.S. in Engineering from the Indian Institute of Technology in Madras, India, and he performed advanced graduate work in business and engineering at Dartmouth College.



       Daniel J. Neal has served as a director and Chief Executive Officer of the Company since September 2000. From July 1998 until joining the Company, Mr. Neal served in various positions with USinternetworking, Inc., including Vice President/General Manager, Senior Director, E-Commerce Partnering and Senior Director, Acquisition Integration. From April 1996 until July 1998, he was the Director of National Partnering for Global One Communications, LLC, a subsidiary of Sprint. Prior to that, Mr. Neal served as a Senior Staff Member with the Office of the Vice President of the United States. Mr. Neal received his B.A. from the University of California, Berkeley, and holds an M.B.A. from the Wharton School at the University of Pennsylvania.



       Edson D. deCastro has been a director of the Company since 1994. From June 1995 to January 1997 Mr. deCastro served as Chief Executive Officer of Xenometrix, Inc. and served as its Chairman from 1992 until November 1997. Mr. deCastro was the founder of Data General Corporation and served as its Chief Executive Officer from 1968 to 1990. From January 1990 to June 1995, Mr. deCastro was an independent contractor. Mr. deCastro now works as a consultant. Mr. deCastro also serves on the boards of directors of Boston Life Sciences, Inc., Avax Technologies, Inc., Eprise Corp. and Healthgate Data Corp., all public companies, and of several private early-stage technology companies. He holds a B.S. in Electrical Engineering from the University of Lowell.



       Barry K. Fingerhut has been a director of the Company since August 1996. Since 1981 he has been employed by GeoCapital, a registered investment advisor, and has served as its Portfolio Manager and President since 1991. Mr. Fingerhut is an officer of the General Partner of the Wheatley Partnerships, investment partnerships. In addition, he is an officer of a General Partner of 21st Century Communications Partners, L.P., also an investment partnership. Mr. Fingerhut serves as a director of several private companies. Mr. Fingerhut holds a B.S. from the University of Maryland and an M.B.A. with a concentration in Finance/Investments from New York University.



       Kamyar Kaviani has been a director since November 1997. Mr. Kaviani joined the Company as Executive Vice President upon the Company's acquisition of HTR in October 1997 and served in such capacity until September 2000. Prior to such acquisition, Mr. Kaviani co-founded HTR in 1987 and has served as its Chairman and Chief Executive Officer since that time. Mr. Kaviani holds a B.A. in Economics from the University of Maryland.



       William E. Kimberly has been a director of the Company since October 1995. Mr. Kimberly served as the President of the Manchester Group, Ltd., an investment banking firm, from 1990 to 1994, and as Chairman of NAZTEC International Group, Inc., its successor, since 1994. Prior thereto, Mr. Kimberly served in various senior executive capacities for 23 years for Kimberly Clark Corporation. Mr. Kimberly also serves as a director of Sytel Corporation. He is a member of the Board of Trustees of The Asheville School and the Pan American Development Foundation.

       John D. Sears has been a director of the Company since 1998 and has been employed in various executive capacities by the University of Phoenix since 1987, currently serving as Vice President of the Office of Institutional Development, and prior thereto as the Vice President of the Center for Distance Education. Mr. Sears holds a B.A. from the University of Notre Dame and a Masters in Business Administration from the University of Denver.



       Ashok Trivedi has been a director since March 2000. Mr. Trivedi is the Co-Chairman, President and Co-Founder of iGate Capital Corporation (f/k/a Mastech Corporation), a corporation founded in 1986. Prior thereto, Mr. Trivedi served as Product Manager for Unisys Corporation, where he was employed for 12 years. Mr. Trivedi holds a Masters in Business Administration from Ohio University as well as Masters and Bachelors degrees in Physics from Delhi University in India.



       Michael W. Anderson holds the title of Executive Vice President, Publishing and Academic Markets. From November 1998 to September 2000, he was the Company's Chief Operating Officer after serving as the Company's Vice President of Technology and Operations since March 1996. From 1994 to 1996, Mr. Anderson was a marketing research consultant at O'Donnell & Associates, Inc. From 1990 to 1994 he served as Vice President and Director of Marketing Operations at HarperCollins College Publishers. From 1977 to 1990 he was employed by Scott, Foresman & Company, most recently as Vice President of Marketing Operations. Mr. Anderson holds a B.A. in English and Mathematics from the University of Texas.



       Michael Schwien joined the Company as Controller in May 1998 and was named Chief Financial Officer in June 1999. From 1993 to May 1998, Mr. Schwien worked for BDM Technologies, Inc. most recently as Director of Business Operations. From 1988 to 1993, he worked for ICF Kaiser International as Supervisor of Corporate Accounting. Prior to working for ICF Kaiser International he was a staff auditor with Deloitte & Touche. Mr. Schwien holds a B.S. in Business Administration from the University of Colorado and is a Certified Public Accountant.


                             EXECUTIVE COMPENSATION

       Summary Compensation


              The following table sets forth all compensation paid by us for services rendered to us in all capacities for the fiscal years ended December 31, 1997, 1998 and 1999 to our Chief Executive Officer and our four other highest-paid executive officers who earned at least $100,000 in the respective fiscal year (collectively, the "Named Officers").



                           SUMMARY COMPENSATION TABLE



-------------------------------------------------------------------------------------------------------------------------------
                                                                                           LONG-TERM
                                                        ANNUAL COMPENSATION           COMPENSATION AWARDS
-------------------------------------------------------------------------------------------------------------------------------
                                      FISCAL                                             STOCK OPTIONS             ALL OTHER
NAME AND PRINCIPAL POSITION            YEAR          SALARY              BONUS              (SHARES)             COMPENSATION
----------------------------------- ----------  -----------------  -----------------   ------------------   -------------------
Narasimhan P. Kannan...............    1999     $     180,000      $       3,900            102,000         $        1,242(4)
    Chairman and                       1998     $     195,000(2)   $          --            189,013         $       46,077(3)
    Chief Executive Officer(1)         1997     $     164,123      $      32,500                 --         $        1,080(4)

Kamyar Kaviani.....................    1999     $     149,903      $      73,250              2,000         $        9,600(6)
    Executive Vice President (5)       1998     $     154,583           $310,500                 --         $        9,600(6)
                                       1997     $     113,595      $          --             70,900         $           --

Farzin Arsanjani...................    1999     $     150,000      $      73,250              2,000         $        9,600(6)
    Executive Vice President (7)       1998     $     154,583      $     310,500             20,000         $        9,600(6)
                                       1997     $     112,732      $          --             70,900         $           --

Michael W. Anderson................    1999     $     159,996      $       3,467             12,000         $           --
    Chief Operating Officer            1998     $     144,848      $          --             70,300         $           --
                                       1997     $     138,337      $      25,833                 --         $       12,155(8)
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
Michael A. Schwien.................    1999     $     101,457      $       2,492             32,000         $           --
    Chief Financial Officer
-------------------------------------------------------------------------------------------------------------------------------


------------------------------------------
(1)    Mr. Kannan resigned as Chief Executive Officer in September 2000.



(2) Includes $15,000 of salary for Mr. Kannan from December 1997 that was paid in 1998.



(3) Consists of $1,566 of taxable premiums paid for life insurance and $44,511 of accrued vacation paid in the form of Common Stock.



(4)    Consists of taxable premiums paid for life insurance.



(5)    Mr. Kaviani resigned as Executive Vice President in September 2000.



(6)    Consists of expenses for automobile allowance.



(7)    Mr. Arsanjani resigned as Executive Vice President in September 2000



(8)    Consists of moving expenses.



       Option Grants, Exercises and Holdings and Fiscal Year-End Option Values.



              The following table summarizes all option grants during the year ended December 31, 1999 to the Named Officers:



OPTION GRANTS DURING THE YEAR ENDED DECEMBER 31, 1999



                                                   % OF TOTAL
                                  NUMBER OF          OPTIONS                                       POTENTIAL REALIZABLE VALUE
                                    SHARES         GRANTED TO      EXERCISE OR                     AT ASSUMED ANNUAL RATES OF
                                  UNDERLYING      EMPLOYEES IN     BASE PRICE                     STOCK PRICE APPRECIATION FOR
NAME                           OPTIONS GRANTED        1999          PER SHARE    EXPIRATION DATE         OPTION TERM(1)
--------------------------     ---------------    ------------     -----------   ---------------  -------------------------------
                                                                                                         5%                10%
                                                                                                  ----------------   ------------
Narasimhan P. Kannan......           100,000          28.9%       $3.75              9/09/09          $235,835          $597,653
                                       2,000           0.6%       $3.75              9/09/09            $4,717           $11,953

Kamyar Kaviani............             2,000           0.6%       $3.75              9/09/09            $4,717           $11,953

Farzin Arsanjani..........             2,000           0.6%       $3.75              9/09/09            $4,717           $11,953

Michael Anderson..........            10,000           2.9%       $3.75              9/09/09           $23,584           $59,765
                                       2,000           0.6%       $3.75              9/09/09            $4,717           $11,953

Michael A. Schwien........            30,000           8.7%       $3.75              9/09/09           $70,751          $179,296
                                       2,000           0.6%       $3.75              9/09/09            $4,717           $11,953



------------------------------------------


(1) The compounding assumes a 10-year exercise period for all option grants. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions. The amounts reflected in this table may not be necessarily achieved.

       No stock options were exercised by the Named Officers during 1999. The following table sets forth certain information concerning the number and value of unexercised options held by the Named Officers as of December 31, 1999:


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES


                                          NUMBER OF SECURITIES                      VALUE OF UNEXERCISED
                                   UNDERLYING UNEXERCISED OPTIONS                   IN-THE-MONEY OPTIONS
                                        AT DECEMBER 31, 1999                       AT DECEMBER 31, 1999 (1)
                               -------------------------------------      -------------------------------------
Name                           EXERCISABLE(2)       UNEXERCISABLE(2)      EXERCISABLE(2)       UNEXERCISABLE(2)
                               --------------       ----------------      --------------       ----------------
Narasimhan P. Kannan.........         28,513                262,500                  $0                     $0
Kamyar Kaviani...............         15,500                 57,400                  $0                     $0
Farzin Arsanjani.............         15,500                 77,400                  $0                     $0
Michael W. Anderson..........         38,812                 95,000                  $0                     $0
Michael A. Schwien...........          4,500                 50,000                  $0                     $0




(1) Options are considered in-the-money if the market value of the shares covered thereby is greater than the option exercise price. None of the listed options had any value at December 31, 1999 because all of their exercise prices were higher than the fair market value of the shares on that date ($3.125), as quoted on the Nasdaq Stock Market.


(2) The first number represents the number or value (as called for by the appropriate column) of exercisable options; the second number represents the number or value (as appropriate) of unexercisable options.

1996 STOCK PLAN


       The Company's 1996 Stock Plan (the "1996 Plan") was adopted and approved by the Board of Directors in August 1996 and by the stockholders of the Company in September 1996. A total of 3,024,893 shares of Common Stock have been reserved for issuance under the 1996 Plan. As of September 30, 2000, 43,506 shares of Common Stock had been issued upon exercise of options granted under the 1996 Plan, and options for2,241,972 shares were outstanding thereunder at a weighted average exercise price of $10.56 per share. The 1996 Plan also allows for the grant of purchase rights, under which 47,619 shares have been purchased to date.



       The 1996 Plan provides for the grant of "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), solely to employees (including officers and employee directors), and nonstatutory stock options to employees, directors and consultants. As of September 30, 2000, approximately 130 persons were eligible to receive grants under the 1996 Plan. The 1996 Plan is administered by the Compensation Committee of the Board of Directors. Subject to the restrictions of the 1996 Plan, the Compensation Committee determines who is granted options, the terms of options granted, including exercise price, the number of shares subject to the option and the option's exercisability. The current members of the Compensation Committee are Messrs. deCastro and Fingerhut.


       The exercise price of options granted under the 1996 Plan is determined on the date of grant, and in the case of incentive stock options must be at least 100% of the fair market value per share at the time of grant. The exercise price of any option granted to an optionee who owns stock possessing more than 10% of the voting power of the Company's outstanding capital stock must equal at least 110% of the fair market value of the Common Stock on the date of grant. The aggregate fair market value of Common Stock (determined as of the date of the option grant) for which incentive stock options may for the first time become exercisable by any individual in any calendar year may not exceed $100,000. Payment of the exercise price may be made by delivery of cash or a check to the order of the Company, or by any other means determined by the Board of Directors.

       Options granted to employees under the 1996 Plan generally become exercisable in increments, based on the optionee's continued employment with the Company, over a period of up to five years. The term of an incentive stock option may not exceed 10 years. The form of option agreement generally provides that options granted under the 1996 Plan, whether incentive stock options or nonstatutory options, expire 10 years from the date of grant. Incentive stock options granted pursuant to the 1996 Plan are not transferable by the optionee, other than by will or the laws of descent and distribution, and are exercisable during the optionee's lifetime only by the optionee. Generally, in the event of a merger of the Company with or into another corporation or a sale of all or substantially all of the Company's assets, all outstanding options under the 1996 Plan shall accelerate and become fully exercisable upon consummation of such merger or sale of assets.

       The Board may amend the 1996 Plan at any time or from time to time or may terminate the 1996 Plan without the approval of the stockholders, provided that stockholder approval is required for any amendment to the 1996 Plan requiring stockholder approval under applicable law as in effect at the time. However, no action by the Board of Directors or stockholders may alter or impair any option previously granted under the 1996 Plan. The Board may accelerate the exercisability of any option or waive any condition or restriction pertaining to such option at any time. The 1996 Plan will terminate in August 2006, unless terminated sooner by the Board.

EMPLOYMENT AGREEMENTS


       Under the terms of our form of employment agreement for executive officers, such officers are entitled to annual incentive-based bonus compensation of up to 50% of their base salary. The exact amount of such compensation is determined by the Board of Directors, generally based upon the achievement of specified performance goals established by the Board. Under such agreements, executive officers are also eligible to participate in all employee benefit plans and programs that we offer to our executive employees and are entitled to reimbursement for all documented reasonable business expenses they incur. Generally, consistent with Company policies, in the event that an executive officer is terminated without cause or resigns for good cause, we are required under our form of employment agreement to continue paying salary to such officer for six to nine months as severance.



       Mr. Kannan's employment agreement with the Company, as amended, provides for an annual base salary of $220,000. The term of the agreement expires on August 10, 2001, but the agreement is subject to automatic one-year renewal terms. In the event of a material change in Mr. Kannan's duties, titles, authority or position with the Company, he may elect, in lieu of receiving his severance pay, to enter into a consulting arrangement with the Company, whereby Mr. Kannan would provide consulting services to the Company for a period of one year and be paid $750 per day for providing such services.


COMPENSATION OF DIRECTORS

       All directors are reimbursed for expenses incurred in connection with each board committee meeting attended.


       The 1996 Plan provides for the grant of nonstatutory options to our non-employee directors. The 1996 Plan provides automatic grants on January 1 of each year to directors who are not employees of the Company of an option to purchase 10,000 shares. In addition, in the case of a new director, automatic grants shall be effective upon such director's initial election or appointment to the Board with the number of underlying shares equal to the product of 2,500 multiplied by the number of regularly scheduled meetings remaining in that year. Subject to continued status as a director, options vest 25% per year on each of the fifth, sixth, seventh and eighth anniversaries of the date of grant; provided, however, that 2,500 shares vest on each date the director attends a Board meeting in person during that year. In addition, such director will automatically be granted a fully-vested option to purchase an additional 2,500 shares on each date the director attends a meeting of a committee of the Board other than on the same day or within one day of a Board meeting.



       Under the 1996 Plan, during 1999 the non-employee directors received options as follows: Mr. Fingerhut - 10,000; Mr. Wallman - 17,500; Mr. Kimberly - 17,500; Mr. Sears - 10,000; and Mr. deCastro - 10,000.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


       The Compensation Committee of the Board of Directors consists of Messrs. deCastro and Fingerhut, none of whom was at any time during the fiscal year ended December 31, 1999 or at any other time an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Board of Directors or the Compensation Committee of the Company.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


              The following table sets forth certain information regarding the ownership of shares of our Common Stock and Preferred Stock as of April 25, 2000 by (1) each person known by us to beneficially own more than 5% of the outstanding shares of any class of our capital stock, (2) each of our directors and director nominees, (3) each of the Named Officers, as listed under "-- Executive Compensation -- Summary Compensation" above, and (4) all of our directors and executive officers as a group. As of April 25, 2000 we had outstanding (a) 8,046,143 shares of Common Stock, (b) 623,339 shares of Series C Preferred Stock (convertible into 755,549 shares of Common Stock based on a conversion ratio of 1.2121-for-1), (c) 1,073,370 shares of Series D Preferred Stock convertible into Common Stock on a one-for-one basis, and (d) 127,913 shares of Series E Preferred Stock convertible into Common Stock on a one-for-one basis. Share ownership in the case of Common Stock includes shares issuable upon conversion of Preferred Stock into Common Stock, and exercise of warrants and options that may be exercised in each case within 60 days after April 25, 2000 for purposes of computing the percentage of Common Stock owned by such person but not for purposes of computing the percentage owned by any other person. Percentage voting power is calculated assuming the Common Stock and all series of Preferred Stock vote together as one class with each share of Common Stock and Preferred Stock entitled to one vote. Except as indicated in the footnotes to this table, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock and Preferred Stock indicated below.



                                                                    SHARES BENEFICIALLY OWNED
                                         ---------------------------------------------------------------------------------
                                                                              SERIES C                     SERIES D
                                                 COMMON STOCK             STOCK PREFERRED             STOCK PREFERRED
                                         -------------------------- --------------------------- --------------------------
                                          NUMBER OF      PERCENT     NUMBER OF      PERCENT     NUMBER OF      PERCENT
                                            SHARES      OF SHARES      SHARES       OF CLASS      SHARES       OF CLASS
               NAME                      ----------     ---------    ---------      --------    ---------      --------
----------------------------------
Barry K. Fingerhut (1)(10)
  80 Cuttermill Road, Suite 311
Great Neck, NY 11021..............        1,485,857       16.5%       229,839        36.9%        409,090       38.1%

iGate Capital Corporation (2)
  1004 McKee Road
  Oakdale, PA 15071...............        1,436,253       17.2%          --            --           --            --

Barry Rubenstein(3)(10)
  68 Wheatley Road
  Brookville, NY 11545............        1,201,332       13.5%       218,612        35.1%        381,817       35.6%

Irwin Lieber(4)(10)
  80 Cuttermill road, Suite 311
  Great Neck, NY 11021............        1,176,502       13.2%       207,387        33.3%        381,817       35.6%

Seth Lieber(5)(10)
  80 Cuttermill Road, Suite 311
  Great Neck, NY 11021............        1,109,012       12.6%       192,025        30.8%        363,636       33.9%

Jonathan Lieber(6)(10)
  80 Cuttermill Road, Suite 311
  Great Neck, NY 11021............        1,106,200       13.1%       192,025        30.8%        363,636       33.9%

Wheatley Partners, L. P.(7)(10)
  80 Cuttermill Road, Suite 311
  Great Neck, NY 11021............        1,099,666       12.5%       189,071        30.3%        363,636       33.9%

Wheatley Foreign Partners, L. P.
  (8)(10)
   Third Floor, One Capital Place
  George Town, Grand Cayman
  Cayman Islands, B. W. I.........        1,099,666       12.5%       189,071        30.3%        363,636       33.9

Wheatley Partnres, LLC(9)(10)
  80 Cuttermill Road, Suite 311
  Great Neck, NY 11021............        1,099,666       12.5%       189,071        30.3%        363,636       33.9%

US West Internet Ventures, Inc(11)          714,284        8.5%           --           --              --         --

                                          SHARES BENEFICIALLY OWNED
                                         --------------------------
                                                    SERIES E
                                               STOCK PREFERRED
                                         --------------------------
                                          NUMBER OF      PERCENT     PERCENTAGE
                                            SHARES      OF CLASS    TOTAL VOTING
               NAME                       ---------     --------        POWER
----------------------------------                                      -----
Barry K. Fingerhut (1)(10)
  80 Cuttermill Road, Suite 311
Great Neck, NY 11021..............            --           --           12.0%

iGate Capital Corporation (2)
  1004 McKee Road
  Oakdale, PA 15071...............            --           --           11.5%

Barry Rubenstein(3)(10)
  68 Wheatley Road
  Brookville, NY 11545............            --           --            9.5%

Irwin Lieber(4)(10)
  80 Cuttermill road, Suite 311
  Great Neck, NY 11021............            --           --            9.4%

Seth Lieber(5)(10)
  80 Cuttermill Road, Suite 311
  Great Neck, NY 11021............            --           --            8.9%

Jonathan Lieber(6)(10)
  80 Cuttermill Road, Suite 311
  Great Neck, NY 11021............            --           --            8.8%

Wheatley Partners, L. P.(7)(10)
  80 Cuttermill Road, Suite 311
  Great Neck, NY 11021............            --           --            8.8%

Wheatley Foreign Partners, L. P.
  (8)(10)
   Third Floor, One Capital Place
  George Town, Grand Cayman
  Cayman Islands, B. W. I.........            --           --            8.8%

Wheatley Partnres, LLC(9)(10)
  80 Cuttermill Road, Suite 311
  Great Neck, NY 11021............            --           --            8.8%

US West Internet Ventures, Inc(11)            --           --            3.6%

Hambrecht & Quist Guaranty Finance, LLC
  One Bush Street
  San Francisco, CA 94101.........         127,913        1.6%           --            --           --            --

Kamyar Kaviani(12)................         318,061        3.9%           --            --         68,358         6.4%

Farzin Arsanjani(13)..............         228,315        2.8%           --            --         56,834         5.3%

Narasimhan P. Kannan(14)..........         218,020        2.7%           --            --           --            --

William E. Kimberly(15)...........          95,915        1.2%           --            --           --            --

Steven M. H. Wallman(16)..........          71,923          *            --            --           --            --

Michael W. Anderson(17)...........          39,112          *            --            --           --            --

Michael A. Schwien(18)............          35,750          *            --            --           --            --

Edson D. deCastro(18)                       24,298          *            --            --           --            --

John D. Sears(18).................          17,500          *            --            --           --            --

Ashok Trivedi(18).................          2,500          --            --            --           --            --

All directors and executive officers
as a group (8 directors and 5
executive officers)(19)                   2,539,751       27.1%       229,839        36.7%        534,282       49.4%



Hambrecht & Quist Guaranty Finance, LLC
  One Bush Street
  San Francisco, CA 94101.........             127,913        100%           1.3%

Kamyar Kaviani(12)................                --           --            3.1%

Farzin Arsanjani(13)..............                --           --            2.2%

Narasimhan P. Kannan(14)..........                --                         1.9%

William E. Kimberly(15)...........                --           --             *

Steven M. H. Wallman(16)..........                --           --             *

Michael W. Anderson(17)...........                --           --             *

Michael A. Schwien(18)............                --           --             *

Edson D. deCastro(18)                             --           --             *

John D. Sears(18).................                --           --             *

Ashok Trivedi(18).................                --           --             *

All directors and executive officers
as a group (8 directors and 5
executive officers)(19)                           --           --           20.0%



--------------------------------------------------------------------------------



(*)    Less than one percent.



(1) Consists of: (i) 228,054 shares of Common Stock, 45,835 shares of Common Stock issuable upon conversion of Series C Preferred Stock, 45,454 shares of Common Stock issuable upon conversion of Series D Preferred Stock, 37,814 shares of Common Stock issuable upon exercise of warrants which are currently exercisable and 22,500 shares of Common Stock issuable upon exercise of options which are currently exercisable, all held by Mr. Fingerhut; (ii) 298,242 and 19,541 shares of Common Stock, 211,231 and 17,945 shares of Common Stock issuable upon conversion of Series C Preferred Stock, 335,162 and 28,474 shares of Common Stock issuable upon conversion of Series D Preferred Stock and 174,266 and 14,805 shares of Common Stock issuable upon exercise of warrants which are currently exercisable, all held by Wheatley Partners, L.P. and Wheatley Foreign Partners, L.P., respectively, two investment partnerships of which Mr. Fingerhut serves as an officer of the General Partner; and (iii) 3,580 shares of Common Stock issuable upon conversion of Series C Preferred Stock and 2,954 shares of Common Stock issuable upon exercise of warrants which are currently exercisable held in a joint account with respect to which Mr. Fingerhut has investment and voting power. Mr. Fingerhut disclaims beneficial ownership of the shares held by Wheatley Partners, L.P. and Wheatley Foreign Partners, L.P., except to the extent of his pecuniary interest therein.



(2)     Includes 300,000 shares issuable upon exercise of a warrant.



(3) Consists of 1,099,666 shares beneficially owned by Wheatley Partners, L.P. and Wheatley Foreign Partners, L.P., with respect to each of which Mr. Rubenstein is the CEO of the general partner, and 35,806 shares of Common Stock issuable upon conversion of Series C Preferred Stock, 18,181 shares of Common Stock issuable upon conversion of Series D Preferred Stock, 29,541 shares of Common Stock issuable upon exercise of warrants and 18,138 shares of Common Stock, held by three investment partnerships with respect to which Mr. Rubenstein is a general partner.



(4) Consists of: (i) 1,099,666 shares beneficially owned by Wheatley Partners, L.P. and Wheatley Foreign Partners, L.P. , with respect to each of which Mr. Leiber may be deemed to share voting and dispositive power; (ii) 4,297 shares of Common Stock issuable upon conversion of Series C Preferred Stock and 3,545 shares of Common Stock issuable upon exercise of a warrant, both held by Mr. Leiber's child; and (iii) 14,771 shares of Common Stock issuable upon exercise of a warrant, 17,904 shares of Common Stock issuable upon exercise of Series C Preferred Stock, 18,181 shares of Common Stock issuable upon exercise of Series D Preferred Stock and 18,138 shares of Common Stock, all held by Mr. Leiber.



(5) Consists of: (i) 1,099,666 shares beneficially owed by Wheatley Partners, L.P. and Wheatley Foreign Partners, L.P., with respect to which Mr. Leiber may be deemed to share voting and dispositive power; and (ii) 2,954 shares of Common Stock issuable upon exercise of a warrant, 3,580 shares of Common Stock issuable upon conversion of Series C Preferred Stock and 2,812 shares of Common Stock, all held by Mr. Leiber.

(6) Consists of: (i) 1,099,666 shares beneficially owned by Wheatley Partners, L.P. and Wheatley Foreign Partners, L.P., with respect to which Mr. Leiber may be deemed to share voting and dispositive power; and (ii) 3,580 shares of Common Stock issuable upon conversion of Series C Preferred Stock and 2,954 shares of Common Stock issuable upon exercise of a warrant, all held by Mr. Leiber.



(7) Includes: (i) 211,231 shares of Common Stock issuable upon conversion of Series C Preferred Stock; (ii) 174,266 shares of Common Stock issuable upon exercise of warrants which are currently exercisable; (iii) 335,162 shares of Common Stock issuable upon conversion of Series D Preferred Stock; and (iv) 19,541 shares of Common Stock, 14,805 shares of Common Stock issuable upon exercise of a warrant, 17,945 shares of Common Stock issuable upon conversion of Series C Preferred Stock and 28,474 shares of Common Stock issuable upon conversion of Series D Preferred Stock, all held by Wheatley Foreign Partners, L.P. Wheatley Partners, L.P. disclaims beneficial ownership of the shares held by Wheatley Foreign Partners, L.P., except to the extent of its pecuniary interest therein.



(8) Includes 1,018,901 shares beneficially held by Wheatley Partners, L.P. Wheatley Foreign Partners, L.P. disclaims beneficial ownership of such securities, except to the extent of its pecuniary interest therein.



(9) Consists of 1,099,666 shares beneficially owned by Wheatley Partners, L.P. and Wheatley Foreign Partners, L.P., with respect to each of which Wheatley Partners, LLC is a general partner.



(10) Based on the Schedule 13D amendment filed as of August 11, 1999 with the SEC by this stockholder and a group of affiliated investors. These share numbers also include the annual 5% dividend on the Series D Preferred Stock paid in shares of Common Stock in June and December 1999.



(11) Includes 357,142 shares of common stock issuable upon exercise of a warrant that is currently exercisable. Excludes 357,142 shares of common stock issuable upon exercise of a warrant that is not exercisable within 60 days from the Record Date.



(12) Includes 15,500 shares of Common Stock issuable upon exercise of options which are currently exercisable and 68,358 shares of Common Stock issuable upon conversion of Series D Preferred Stock.



(13) Includes 56,834 shares of Common Stock issuable upon conversion of Series D Preferred Stock and 15,500 shares of Common Stock issuable upon exercise of options which are currently exercisable.



(14) Includes 169,092 shares of Common Stock held by two trusts of which Mr. Kannan and his wife are co-trustees; 8,513 shares of Common Stock held by a limited partnership as to which Mr. Kannan and his wife are the general partners, and 28,513 shares of Common Stock issuable upon exercise of options which are currently exercisable.



(15) Includes 44,298 shares of Common Stock issuable upon exercise of options which are currently exercisable, as well as 8,344 outstanding shares of Common Stock held by Elena Kimberly, Mr. Kimberly's wife.



(16) Includes 37,500 shares of Common Stock issuable upon exercise of options which are currently exercisable.



(17) Includes 38,812 shares of Common Stock issuable upon exercise of options which are currently exercisable.



(18) Consists of shares of Common Stock issuable upon exercise of options which are currently exercisable.



(19) Includes the shares (including shares underlying options and warrants) discussed in footnotes (12) - (18).



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.



       In December 1996, the Company loaned Nat Kannan, our founder, former Chief Executive Officer and Chairman, $100,000 to help satisfy Mr. Kannan's income tax withholding obligations relating to back wages paid to Mr. Kannan by us in 1996. The largest outstanding principal amount under the loan, together with interest accrued thereon, during 1999 was approximately $124,182. The loan bears interest at the prime rate, as announced from time to time by First Union National Bank, minus one percent with principal and accrued interest payable in full upon demand.



       In May 1999, we raised approximately $1.3 million through a private placement of 448,297 shares of common stock at a price of $2.9375 per share. Barry K. Fingerhut, a director and one of our largest beneficial stockholders, purchased an aggregate of 102,127 of such shares for an aggregate consideration of $300,000. The holders of shares issued in this financing are entitled to certain registration rights.



       In January 2000, we raised approximately $4.0 million through a strategic private placement to Mastech Corporation (now iGate Capital Corporation) of 1,136,253 shares of common stock, representing approximately 19.9% of our outstanding common stock, at $3.62 per share. This price represented a 20% premium above the average closing price of our common stock for a 15-day trailing period. In addition, we granted iGate a warrant to purchase an additional 450,000 shares of common stock for a period of one year at a 20% premium to market at the date of exercise, subject to a floor of $4.34 pre share and a ceiling of $6.125 per share. The holders of shares issued in this financing are entitled to certain registration rights. As part of this strategic investment, Ashok Trivedi, iGate's Chairman, President and 29.6% shareholder, was subsequently appointed to our Board and is included in management's slate of nominees for election to our Board by the shareholders at the Meeting.

       In April 2000, we raised $2.5 million through a strategic private placement to US West Internet Ventures, Inc., a subsidiary of US West, Inc., of 357,142 shares of common stock, representing approximately 46% of our outstanding common stock, at $7.00 per share (the closing price of our common stock on the date of issuance). In addition, we granted US West a five-year warrant to purchase an additional 714,284 shares of common stock at $7.00 per share. One-half of the warrant shares are immediately exercisable and the remaining shares become exercisable on April 20, 2001. The holders of shares issued in this financing are entitled to certain registration rights. As part of this strategic investment, US West was granted the right to designate one representative for election to the Board.



       We have adopted a policy that all future transactions between us and our executive officers, directors and other affiliates must be approved by a majority of the members of our Board of Directors and by a majority of the disinterested members of our Board of Directors, and must be on terms no less favorable to us than could be obtained from unaffiliated third parties. Any new loans or advances with insiders and any forgiveness of loans to insiders must be for a bona fide business purpose and be approved by a majority of the independent members of our Board of Directors who do not have an interest in the transactions.



       All past transactions involving insiders were approved by at least a majority of our independent and disinterested directors at the time of the transactions. All ongoing transactions involving insiders have been approved by a majority of our independent and disinterested directors.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED STOCK

       As of the date of this prospectus, the Company's authorized capital stock consists of 36,000,000 shares of common stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value per share. The description below is a summary of all material provisions of the Company's common stock and preferred stock.

COMMON STOCK


       The holders of common stock are entitled to one vote per share on all matters voted on by the stockholders, including elections of directors. Subject to the preferential rights, if any, of holders of any then outstanding preferred stock, the holders of common stock are entitled to receive dividends when, as and if declared by the Board of Directors of the Company out of funds legally available therefor. The terms of the common stock do not grant to the holders thereof any preemptive, subscription, redemption, conversion or sinking fund rights. Subject to the preferential rights of holders of any then outstanding preferred stock, the holders of common stock are entitled to share ratably in the assets of the Company legally available for distribution to stockholders in the event of the liquidation, dissolution or winding up of the Company. As of September 30, 2000, 8,284,472 shares of common stock were issued and outstanding, 3,178,785 shares of common stock were reserved for issuance upon the exercise of certain outstanding warrants and approximately 3,024,893 shares were reserved for issuance pursuant to the Company's stock plans.


       The certificate of incorporation and bylaws of the Company contain certain provisions which may have the effect of delaying, deferring, or preventing a change of control of the Company. In addition, the Board generally has the authority, without further action by stockholders, to fix the relative powers, preferences, and rights of the unissued shares of preferred stock of the Company. Provisions that could discourage an unsolicited tender offer or takeover proposal, such as extraordinary voting, dividend, redemption, or conversion rights, could be included in this preferred stock.

PREFERRED STOCK

       Pursuant to the Certificate of Incorporation, the Company has the authority to issue up to 10,000,000 shares of preferred stock, $0.01 par value per share, in one or more series as determined by the Board of Directors of the Company. The Board of Directors of the Company may, without further action by the stockholders of the Company, issue one or more series of preferred stock and fix the rights and preferences of such shares, including the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or the designation of such series. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of preferred stock issued by the Company in the future. In particular, the issuance of additional shares of preferred stock may adversely affect the voting power of the common holders. In addition, the issuance of preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company.


       As of September 30, 2000, the Company had designated 1,000,000 shares of Series C Convertible Preferred Stock, of which 623,339 shares were issued and outstanding, 1,200,000 shares of Series D Convertible Preferred Stock, of which 1,070,643 shares were issued and outstanding, and 3,000,000 shares of Series E Convertible Preferred Stock, of which 390,704 were issued and outstanding.



       The following is a summary of the terms, rights and privileges of the Company's designated preferred stock.


       Rank. Our Series C, Series D and Series E preferred stock all rank on an equal basis with each other, senior to any future series of preferred stock, and prior to the common stock as to dividends and distributions of assets.

       Dividends. Holders of Series C preferred stock will be entitled to receive cash dividends, if any, when, as and if declared by our Board out of funds legally available for dividends.

       Holders of Series D preferred stock are entitled to receive a 5% annual dividend, compounded and paid semiannually each June 30 and December 31, payable, at our option, either in cash or in our common stock at 90% of the average closing bid price of the stock for the five trading days prior to the dividend due date.

       Holders of Series E preferred stock are entitled to receive a 6% annual dividend, compounded and paid monthly in shares of Series E preferred stock valued at 85% of the closing price of our common stock on the dividend payment date.

       Conversion Rate. At any time, holders of shares of any series of our preferred stock may convert all or a portion of those shares into a number of shares of common stock computed by multiplying the number of shares to be converted by the purchase price of those shares, and dividing the result by the conversion price then in effect.

       The conversion price for the Series D and Series E preferred stock is initially the purchase price paid for that stock (so that these series of preferred stock initially converts into common stock on a 1-to-1 basis), as may be adjusted from time to time to account for any stock splits, stock dividends, recapitalizations, mergers, asset sales or similar events.

       The conversion price for the Series C preferred stock is $6.9815625 (so that one share of Series C preferred stock initially converts into 1.2121 shares of common stock), as may be adjusted from time to time to account for any stock splits, stock dividends, recapitalizations, mergers, asset sales or similar events.

       Liquidation. Upon a change in control, liquidation, dissolution or winding up of our affairs, each holder of shares of any series of our preferred stock will be entitled, on an equal basis with all other holders of our preferred stock, to a liquidation preference prior in right to any holders of common stock. The liquidation preference equals the amount paid for the preferred stock.

       Redemption. Within 60 days after June 29, 2005, the seventh anniversary of the issuance of the Series D preferred stock, we may, at our sole option, redeem all outstanding shares of Series D preferred stock not previously converted into common stock. The redemption price is initially $6.875 per share, as adjust to reflect any subdivisions (by stock split, stock dividend or otherwise) or combinations or consolidations of the Series D preferred stock since its issuance, plus all declared but unpaid dividends. The redemption price is payable in cash in equal quarterly installments over a one-year period.

       Voting. Holders of shares of any series of our preferred stock are entitled to vote on all matters submitted to stockholders for a vote, voting together with the holders of our common stock as a single class. Holders of Series C or Series D preferred stock are entitled to one vote per share of preferred stock held. Holders of Series E preferred stock are entitled to one vote for each share of common stock into which the preferred stock they hold is convertible.

       Each series of preferred stock is entitled to vote as a separate class on the creation of any new series of preferred stock or the issuance of additional shares of capital stock ranking senior or equal to that series of preferred stock.

WARRANTS


       As of the date of this prospectus, we had issued warrants to purchase an aggregate of 3,193,785 shares of common stock (including 875,832 warrant shares registered under this prospectus) at a weighted average exercise price of $ 6.83 per share, all of which are currently exercisable. These warrants expire at various times between November 2000 and October 2007.


OPTIONS

       See "Management -- Stock Plans" for a discussion of our outstanding options.

TRANSFER AGENT AND REGISTRAR

       Boston EquiServe is the transfer agent and registrar for the common stock.


SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

       The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Under Section 203, certain "business combinations" between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an "interested stockholder" are prohibited for a three-year period following the date that such a stockholder became an interested stockholder, unless (i) the corporation has elected in its original certificate of incorporation not to be governed by
Section 203; (ii) the business combination was approved by the Board of Directors of the corporation before the other party to the business combination became an interested stockholder, (iii) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan); or (iv) the business combination was approved by the Board of Directors of the corporation and ratified by two-thirds of the voting stock which the interested stockholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of the majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as a stockholder who, together with affiliates and associates, owns (or, within three years prior, did own) 15% or more of a Delaware corporation's voting stock. Section 203 could prohibit or delay a merger, takeover or other change in control of the Company and therefore could discourage attempts to acquire the Company.

                              SELLING STOCKHOLDERS



       The shares offered under this prospectus are being sold for the account of the Selling Stockholders named in the following table. The table also contains information regarding the Selling Stockholder's beneficial ownership of shares of our common stock prior to the offering, and as adjusted to give effect to the sale of the shares.



                                                BENEFICIAL OWNERSHIP                             BENEFICIAL OWNERSHIP
                                                  PRIOR TO OFFERING                                 AFTER OFFERING
                                           ------------------------------                   --------------------------
                                                                               NUMBER
                                               NUMBER          PERCENT        OF SHARES         NUMBER         PERCENT
                  NAME                        OF SHARES       OF CLASS       TO BE SOLD        OF SHARES      OF CLASS
---------------------------------------    --------------  --------------  --------------   -------------- -----------
Hambrecht & Quist Guaranty Finance
  LLC..................................      1,190,456(1)       24.5%        1,190,456(2)             --          --
BH Capital Investments, L.P............         56,300(3)        1.1%           56,300(4)             --          --
Excalibur..............................         56,300(3)        1.1%           56,300(4)             --          --
OTHER SELLING STOCKHOLDERS:
     Farzin Arsanjani (5)..............        222,125           5.1%          209,823            12,302           *
     Lee Backus........................         17,000             *            17,000                --          --
     Bridgewater Partners..............         41,849             *             2,450                --          --
     The Buckingham Research Group.....         51,000           1.0%           51,000                --          --
     Cannmont Investments..............         16,737             *            16,737                --          --
     Cardinal Capital..................         78,820           1.6%           78,820                --          --
     James Cooper (6)..................         84,000           1.7%           35,000                --          --
     CSL Associates....................         41,849             *            41,849                --          --
     William Dioguardi.................         13,796             *            13,796                --          --
     EDN Equities......................        125,551           2.3%          125,551                --          --
     Robert Keith Fetter...............         25,000             *            25,000                --          --
     Friedman Billings Ramsey (7)......         36,500             *            36,500                --          --
     Austin Furst......................        353,846           7.1%          179,848           173,998         3.6%
     David M. Goldsmith................         85,106           1.8%           85,106                --          --
     Terry Hambel......................         33,000             *            17,000                --          --
     Thomas Johnson....................         33,000             *            28,000                --          --
     Kamyar Kaviani (8)................        311,021           6.4%          298,962            12,059           *
     David B. Keidan...................         51,000           1.0%           51,000                --          --
     Georgia Keidan....................         26,000             *            26,000                --          --
     Donald Kendall....................         20,923             *            20,923                --          --
     Manny Korman......................         51,063           1.0%           51,063                --          --
     Steven Kroll......................         10,000             *            10,000                --          --
     Laurence C. Leeds.................         17,000             *            17,000                --          --
     Gregg Levin.......................          5,000             *             5,000                --          --
     Eli Levitin.......................          9,346             *             9,346                --          --
     Dana Lieber.......................          7,841             *             3,545             4,296           *
     Irwin Lieber......................      1,148,349          24.4%           31,951         1,116,398        23.7%
     Jonathan Lieber...................      1,079,387          23.2%            2,954         1,076,433        23.2%
     Seth Lieber.......................      1,082,199          23.3%            2,954         1,079,245        23.3%
     Stephen Maguire...................         14,000             *            14,000                --          --
     Martin Maliska....................         34,000             *            34,000                --          --
     Mark McGowan......................          5,000             *             5,000                --          --
     John P. McNiff....................         41,849             *             6,250                --          --
     P.A.W. Offshore Fund, Ltd.........         41,849             *            41,849                --          --
     Errol Rudman......................          3,539             *             1,600             1,939           *
     Rudman Partners...................         22,601             *            10,217            12,384           *
     Sand Hill Capital, LLC............        257,000           5.1%          257,000                --          --
     Seneca Ventures...................         13,069             *             5,908             7,161           *
     South Ferry Building Co...........         95,252           1.9%           95,252                --          --
     Marc Tesio........................         33,780             *            33,780                --          --
     Aaron Wolfson.....................         18,696             *             5,909            12,787           *
     Morris Wolfson....................          9,346             *             2,954             6,392           *
     Wolfson Equities..................        265,766           5.1%          265,766                --          --
     Woodland Partners.................         74,571           1.5%           34,523            40,048           *
     Woodland Venture Fund.............         13,069             *             5,908             7,161           *
     103336 Canada, Inc................         16,737             *            16,737                --          --
                                             ---------                       ---------
          Subtotal for Other Selling
             Stockholders..............                                      2,330,831(9)
          Total........................                                      3,633,887
                                             =========                       =========


----------



       (*)    Less than one percent.



       (1) Consists of 158,632 shares of common stock issuable upon exercise of the warrant issued to H&QGF and up to 1,031,824 remaining shares of common stock issued or issuable to H&QGF upon conversion of preferred stock, both in connection with the equity line of credit agreement.

       (2) Assumes that all shares acquired pursuant to the equity line of credit agreement and the warrant issued to H&QGF in connection with the agreement are sold pursuant to this prospectus. The actual number of shares to be issued to H&QGF in connection with the equity line agreement will depend upon the market price of our common stock each time we draw down on such line.



       (3) Consists of shares of common stock issuable upon exercise of the warrant issued to the stockholder in connection with the stockholder's purchase of $1.25 million principal amount of our 9% Secured Subordinated Convertible Debentures due December 2000. The entire amount of principal and accrued interest under these debentures was converted into 511,433 shares of our common stock, all of which have been previously sold as part of this registration.



       (4) Assumes that all shares of common stock acquired upon exercise of the warrant issued in connection with the debentures are sold pursuant to this prospectus.



       (5) Mr. Arsanjani, a former VCampus employee, was an affiliate of HTR, Inc., a company we acquired in October 1997. See "Certain Transactions."



       (6) Mr. Cooper, a former VCampus employee, was an affiliate of Cooper & Associates, Inc., a company we acquired in April 1997. See "Certain Transactions."



       (7) Friedman Billings & Ramsey was the lead underwriter in our November 1996 initial public offering.



       (8) Mr. Kaviani, a former VCampus executive officer and current member of our Board of Directors, was an affiliate of HTR, Inc., a company we acquired in October 1997. See "Certain Transactions."



       (9) Includes 875,832 shares issuable upon exercise of warrants and 268,393 shares issuable upon conversion of preferred stock.



       Except as set forth above, no selling stockholder has had any material relationship with the Company during the last three years.



                              PLAN OF DISTRIBUTION



       This prospectus covers the proposed resale of up to an estimated 3,633,887 shares of our common stock by the Selling Stockholders, including H&QGF. There is no over allotment option and no shares will be sold by us. The Selling Stockholders may offer the shares at various times in one or more of the following transactions:


       - on the Nasdaq SmallCap Market;

       - in the over-the-counter market;

       - in transactions other than market transactions;


       - in connection with short sales of VCampus shares;


       - by pledge to secure debts or other obligations;

       - in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

       - purchases by a broker-dealer as principal and resale by the broker-dealer for its account; or

       - in a combination of any of the above.

       The Selling Stockholders may sell shares at market prices then prevailing, at prices related to prevailing market prices, at negotiated prices or at fixed prices.

       The Selling Stockholders may use broker-dealers to sell shares. If this happens, broker-dealers will either receive discounts or commissions from the Selling Stockholders, or they will receive commissions from purchasers of shares for whom they have acted as agents. Selling Stockholders (other than H&QGF) may be deemed to be underwriters with respect to the shares sold by them, and H&QGF is an underwriter with respect to any shares sold by it. Broker-dealers who act in connection with the sale of the common stock may also be deemed to be underwriters. Profits on any resale of the common stock as a principal by these broker-dealers, and any commissions received by the broker-dealers, may be deemed underwriting discounts and commissions under the Securities Act of 1933.


       Pursuant to our equity line agreement with H&QGF, as amended, beginning on the date the post-effective amendment to the registration statement, of which this prospectus forms a part, is declared effective by the SEC and through December 31, 2000, subject to the conditions described under "The Equity Line of Credit Agreement" section of this prospectus, we may from time to time, in our sole discretion, sell to H&QGF up to an additional $2.0 million of shares of our Series E preferred stock. Through November 15, 2000, we have sold to H&QGF $5.0 million of shares of our Series E preferred stock pursuant to the equity line. These preferred shares are immediately convertible into our common stock on a share for share basis. Through November 15, 2000, H&QGF had converted 709,544 shares of preferred stock into an equal number of shares of our common stock, all of which H&QGF has sold pursuant to this registration, leaving a total of up to 1,031,824 shares of common stock (and up to 158,632 additional shares upon exercise of a warrant issued under the equity line agreement) available for resale under this prospectus. Other than the equity line agreement, we do not have any material relationship with H&QGF or H&Q.


       H&QGF has advised us that Brean Murray & Co., Inc. has agreed to act as a selling agent for H&QGF for the resale of all shares H&QGF may acquire under the equity line agreement. Brean Murray & Co., Inc. is not affiliated with H&QGF or the Company. No volume limitations will be placed on sales and either party will be free to terminate the arrangement at any time. As of the date of this prospectus, we do not know of any arrangements of the other Selling Stockholders to sell the shares, nor do we know which brokerage firms, if any, they may select to sell the shares.


       The price at which we issue preferred stock to H&QGF is 85% of the lower of (1) the closing market price of our common stock on the date of issuance or
(2) the average of the lowest intra-day prices of our common stock over the five-day period ending on the date of issuance. We may sell as much as $500,000 in preferred stock at any time, with the total amount sold not to exceed the remaining $2.0 million of the total of $7.0 million, except that the number of shares of preferred stock we can sell to H&QGF is further limited by the requirement that H&QGF beneficially hold no more than 9.9% of our outstanding stock at any given time. Assuming the remaining $2.0 million available under the equity line were drawn-down at a conversion rate of approximately $2.13 (which equals 85% of the closing market price of $2.50 per share on October 20, 2000) and all such shares were resold by H&QGF at that market price, compensation would be as follows:



       - Discount to H&QGF, $352,941; and



       - The value of H&QGF's additional warrant to purchase 15,000 shares of common stock at $1.9375 per share (the closing price per share for our common stock on the date of NASD approval).



No underwriting commissions or finder's fees have been or will be paid us.



       The following table sets forth the other direct costs and expenses in connection with the issuance and distribution of the securities previously registered. Except as described below, we will bear all expenses incurred in connection with the sale of the common stock previously registered.



SEC registration fee.....................     $    9,140
NASD filing fee..........................          3,788
Printing fees and expenses*..............         15,000
Legal fees and expenses*.................        110,000
Blue sky expenses and filing fees*.......         25,000
Accounting fees and expenses*............         20,000
Premium on liability policy for H&QGF....         10,938
Miscellaneous............................          5,000
                                              ----------
          Total..........................     $  198,866
                                              ==========



----------



* Estimate



       In addition, under the equity line agreement we have agreed to reimburse H&QGF for all their reasonable out-of-pocket expenses, including their legal expenses, incurred in the preparation, negotiation, execution and delivery of the equity line agreement and related documents and their participation in the preparation of this registration statement. In addition, we have agreed to pay H&QGF: (1) a quarterly fee equal to 0.002 times the maximum aggregate consideration still available under the equity line as of such date; and (2) a pro rated fee equal to 0.002 times the unused commitment for the period from the end of the last quarter to the termination date for the commitment, December 31, 2000.


       H&QGF and the other Selling Stockholders will pay all broker-dealer commissions and related selling expenses associated with the sale of the common stock. The common stock offered hereby is being registered pursuant to our contractual obligations, and we have agreed to pay the costs of registering the shares, including the fees outlined above. Under the equity line agreement, we have also agreed to indemnify H&QGF with respect to the shares offered hereby against certain liabilities, including certain liabilities under the Securities Act.

       To the extent required under the Securities Act, we will disclose in a prospectus supplement or, if necessary, an amendment to the registration statement:

       - the name of any additional broker-dealers;

       - the number of shares of common stock involved;

       - the price at which such common stock is to be sold;

       - the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable; and

       - other facts material to the transaction.

       In connection with the offering, persons participating in the offering may purchase and sell shares of common stock on the open market. These transactions may include short sales, stabilizing transactions in accordance with Rule 104 of Regulation M under the Exchange Act and purchases to cover positions created by short sales. H&QGF has advised us that it does not intend to engage in any short sale or stabilization transactions. Short sales involve the sale by an underwriter of a greater number of shares than they are required to purchase in the offering which creates a short position. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or limiting a decline in the market price of the common stock.

       These activities, if taken by the underwriters, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq SmallCap Market, in the over-the-counter market or otherwise.

       Subject to Regulation M and the rules and regulations adopted thereunder, persons participating in this offering could engage in passive market making transactions in the common stock on the Nasdaq SmallCap Market. Passive market making consists of displaying bids on the Nasdaq SmallCap Market limited by the prices of independent market makers and affecting purchases limited by such prices and in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making, if undertaken by any of the participants in the offering, may stabilize the market price of the common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time. H&QGF has advised us that it does not intend to engage in passive market making transactions in connection with the offering.

                                  LEGAL MATTERS

       The validity of the shares of common stock offered hereby will be passed upon for the Company by Wyrick Robbins Yates & Ponton LLP, Raleigh, North Carolina. As of the date hereof, partners of that firm beneficially owned approximately 2,839 shares of the Company's Series D Convertible Preferred Stock.

                                     EXPERTS


       The consolidated financial statements of VCampus Corporation as of December 31, 1999 and 1998, and for the years ended December 31, 1999, 1998 and 1997, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement and have been so included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                               VCAMPUS CORPORATION
                    (FORMERLY KNOWN AS UOL PUBLISHING, INC.)

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Report of Ernst & Young LLP, Independent Auditors...............     F-2
Consolidated Balance Sheets as of December 31, 1998 and
  1999..........................................................     F-3
Consolidated Statements of Operations for the Years Ended
  December 31, 1997, 1998 and 1999..............................     F-4
Consolidated Statements of Stockholders' Equity (Deficit)
  for the Years Ended December 31, 1997, 1998 and 1999..........     F-5
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1997, 1998 and 1999..............................     F-6
Notes to Consolidated Financial Statements......................     F-7
Unaudited Consolidated Statements of Operations for the
  Three Months and Nine Months Ended September 30, 1999 and
  2000..........................................................     F-22
Consolidated Balance Sheets as of December 31, 1999 and September
30, 2000 (unaudited)............................................     F-23
Unaudited Consolidated Statements of Cash Flows for the Nine
  Months Ended September 30, 1999 and 2000......................     F-24
Notes to Unaudited Consolidated Financial Statements............     F-25

                REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors
VCampus Corporation


       We have audited the accompanying consolidated balance sheets of VCampus Corporation (formerly known as UOL Publishing, Inc.) as of December 31, 1998 and 1999 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



       We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



       In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of VCampus Corporation (formerly known as UOL Publishing, Inc.) at December 31, 1998 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.



                                                           /s/ ERNST & YOUNG LLP



McLean, Virginia
February 24, 2000, except for note 18
as to which the date is March 23, 2000

               VCAMPUS CORPORATION (FORMERLY UOL PUBLISHING, INC.)

                           CONSOLIDATED BALANCE SHEETS






                                                                                                                   PRO FORMA AS OF
ASSETS                                                                                    DECEMBER 31,               DECEMBER 31,
                                                                                          ------------                   1999
                                                                                      1998             1999           (UNAUDITED)
                                                                                ---------------- ----------------  -----------------
Current assets:
  Cash and cash equivalents................................................      $      336,194   $      204,455    $    5,317,691
  Accounts receivable, less allowance of $567,000 and $142,000
     at December 31, 1998 and 1999, respectively...........................           3,087,268        1,349,332         1,349,332
  Loans receivable from related parties....................................             143,515          124,182           124,182
  Loans receivable -- current..............................................             232,375        1,213,717         1,213,717
  Prepaid expenses and other current assets................................             172,926          599,645           315,009
                                                                                 --------------   --------------    --------------
Total current assets.......................................................           3,972,278        3,491,331         8,319,931
Property and equipment, net................................................           2,436,534        1,464,483         1,464,483
Capitalized software costs and courseware development costs,
  net......................................................................           2,130,665        1,543,520         1,543,520
Acquired online publishing rights, net.....................................             407,552          169,624           169,624
Loans receivable -- less current portion...................................             380,234          150,226           150,226
Other assets...............................................................             194,644          180,988           180,988
Other intangible assets, net...............................................           2,508,664        1,913,259         1,913,259
Goodwill, net..............................................................           2,840,460        1,754,682         1,754,682
                                                                                 --------------   --------------    --------------
          Total assets.....................................................      $   14,871,031   $   10,668,113    $   15,496,713
                                                                                 ==============   ==============    ==============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued expenses....................................      $    4,617,418   $    5,492,116    $    5,601,404
  Notes payable -- current portion.........................................           3,075,139        1,877,509           535,624
  Deferred revenues........................................................             911,072        1,276,283         1,276,283
                                                                                 --------------   --------------    --------------
          Total current liabilities........................................           8,603,629        8,645,908         7,413,311

Long-term liabilities:
  Deferred revenues -- less current portion................................             109,834              ---               ---
  Notes payable -- less current portion....................................             337,235              ---               ---
                                                                                 --------------   --------------    --------------
          Total liabilities................................................           9,050,698        8,645,908         7,413,311
                                                                                 --------------   --------------    --------------

Stockholders' equity:
  Series C convertible Preferred Stock, $0.01 par value per share;
     aggregate liquidation preference of $7,910,172; 1,000,000
     shares authorized; 626,293 and 623,339 shares issued and
     outstanding at December 31, 1998 and 1999, respectively...............               6,263            6,233             6,233
  Series D convertible Preferred Stock, $0.01 par value per
     share; aggregate liquidation preference of $8,855,303;
     1,200,000 shares authorized; 1,082,625 and 1,073,370 shares issued
     and outstanding at December 31, 1998 and 1999, respectively...........              10,826           10,734            10,734
  Series E convertible Preferred Stock, $0.01 par value per
     share; aggregate liquidation preference of $860,370
     3,000,000 shares authorized; no shares issued and outstanding at
December 31,
     1998, 214,928 shares issued and outstanding at December 31, 1999......                 ---            2,149             3,327
  Common Stock, $0.01 par value per share; 36,000,000 shares
     Authorized; 3,990,046 and 5,684,110 shares issued and
     Outstanding at December 31, 1998 and 1999, respectively...............              39,900           56,840            73,027
  Additional paid-in capital...............................................          53,460,264       58,578,078        64,798,381
  Accumulated deficit......................................................         (47,696,920)     (56,631,829)      (56,808,300)
                                                                                 --------------   --------------    --------------
          Total stockholders' equity.......................................           5,820,333        2,022,205         8,083,402
                                                                                 --------------   --------------    --------------
          Total liabilities and stockholders' equity.......................      $   14,871,031   $   10,668,113    $   15,496,713
                                                                                 ==============   ==============    ==============


    The accompanying notes are an integral part of the financial statements.

               VCAMPUS CORPORATION (FORMERLY UOL PUBLISHING, INC.)

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                    YEARS ENDED DECEMBER 31,
                                                     -----------------------------------------------
                                                           1997               1998              1999
                                                     ----------------   ----------------  ----------
Revenues:
  Online tuition revenues........................     $    1,662,058     $    1,548,950    $    3,834,617
  Virtual campus software revenues...............          2,718,000            112,253           216,341
  Online development and other revenues..........          1,631,233            925,751           977,295
  Product sales revenues.........................          2,330,029          3,347,777         1,222,389
  Other service revenues.........................            717,546          2,444,719           305,046
  Instructor-led training revenues...............          1,085,634          6,303,662         4,991,751
                                                     ---------------    ---------------   ---------------
Net revenues.....................................         10,144,500         14,683,112        11,547,439
Costs and expenses:
  Cost of revenues...............................          1,849,287          8,868,351         5,748,745
  Sales and marketing............................          4,438,717          5,304,394         4,285,989
  Product development and operations.............          4,925,956          6,102,265         2,241,283
  General and administrative.....................          2,387,172          3,782,844         2,632,937
  Depreciation and amortization..................          1,011,587          3,346,744         2,955,997
  Acquired in-process research, development and
     Content.....................................         11,100,000                 --                --
  Compensation expense in connection with the
     acquisition of HTR, Inc.....................            690,000                 --         1,089,240
  Reorganization and other non-recurring
     Charges.....................................            340,344          5,585,214           360,000
                                                      --------------     --------------    --------------
Total costs and expenses.........................         26,743,063         32,989,812        19,314,191
                                                      --------------     --------------    --------------

Loss from operations.............................        (16,598,563)       (18,306,700)       (7,766,752)

Other income (expense):
  Gain (loss) on sale of subsidiaries............                 --           (907,426)            1,446
  Other income (expense).........................            125,000                 --                --
  Interest income (expense)......................            328,800           (597,139)         (721,423)
                                                      --------------     --------------    --------------
Net loss.........................................     $  (16,144,763)    $  (19,811,265)   $   (8,486,729)
                                                      ==============     ==============    ==============
Dividends to preferred stockholders..............                 --           (357,890)         (448,180)
                                                      --------------     --------------    --------------
Net loss attributable to common stockholders.....     $  (16,144,763)    $  (20,169,155)   $   (8,934,909)
                                                      ==============     ==============    ==============
Net loss per share...............................     $        (4.91)    $        (5.27)   $        (1.91)
                                                      ==============     ==============    ==============
Net loss per share -- assuming dilution..........     $        (4.91)    $        (5.27)   $        (1.91)
                                                      ==============     ==============    ==============


    The accompanying notes are an integral part of the financial statements.

               VCAMPUS CORPORATION (FORMERLY UOL PUBLISHING, INC.)

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                 SERIES C                  SERIES D
                                                               CONVERTIBLE               CONVERTIBLE
                                                              PREFERRED STOCK           PREFERRED STOCK
                                                              ---------------           ---------------
                                                            SHARES      AMOUNT       SHARES          AMOUNT
                                                            ------      ------       ------          ------
Balance at December 31, 1996 ............................       --          --           --              --
 Issuance of Common Stock in connection with the HTR
   acquisition ..........................................       --          --           --              --
 Issuance of stock options and warrants in connection
   with the HTR acquisition .............................       --          --           --              --
 Issuance of Common Stock in connection with
   exercise of options and exercise of warrants .........       --          --           --              --
 Issuance of compensatory stock options and warrants ....       --          --           --              --
 Net loss ...............................................       --          --           --              --
Balance at December 31, 1997 ............................       --          --           --              --
 Issuance of Series C convertible Preferred Stock .......  626,293    $  6,263           --              --
 Issuance of Series D convertible Preferred Stock .......       --          --    1,082,625       $  10,826
 Issuance of Common Stock primarily in connection
   with conversion of debt to equity ....................       --          --           --              --
 Issuance of Common Stock for payment of Series D
   convertible Preferred Stock dividends ................       --          --           --              --
 Issuance of Common Stock in connection with
   exercise of options and exercise of warrants .........       --          --           --              --
 Compensatory stock options and warrants ................       --          --           --              --
 Net loss ...............................................       --          --           --              --
 Dividends on convertible Preferred Stock ...............       --          --           --              --
Balance at December 31, 1998 ............................  626,293       6,263    1,082,625          10,826
Issuance of Series E convertible Preferred Stock ........       --          --           --              --
Issuance of Series E convertible Preferred Stock for
     payment of Series E dividends ......................       --          --           --              --
Issuance of Common Stock ................................       --          --           --              --
Conversion of  Preferred Stock to Common Stock ..........   (2,954)        (30)      (9,255)            (92)
Issuance of Common Stock primarily in connection
   with conversion of debt to equity ....................       --          --           --              --
Issuance of Common Stock for payment of Series D
    Convertible Preferred Stock dividends ...............       --          --           --              --
Issuance of Common Stock in connection with exercise
    of options and exercise of warrants .................       --          --           --              --
Compensatory stock options and warrants .................       --          --           --              --
Net loss ................................................       --          --           --              --
Dividends on convertible preferred stock ................       --          --           --              --
Balance at December 31, 1999 ............................  623,339    $  6,233    1,073,370       $  10,734

                                                                   SERIES E
                                                                  CONVERTIBLE
                                                                PREFERRED STOCK             COMMON STOCK
                                                                ---------------             ------------
                                                              SHARES       AMOUNT        SHARES       AMOUNT
                                                              ------       ------        ------       ------
Balance at December 31, 1996 ............................         --           --     3,186,167      $31,861
 Issuance of Common Stock in connection with the HTR
   acquisition ..........................................         --           --       585,940        5,860
 Issuance of stock options and warrants in connection
   with the HTR acquisition .............................         --           --            --           --
 Issuance of Common Stock in connection with
   exercise of options and exercise of warrants .........         --           --        13,103          131
 Issuance of compensatory stock options and warrants ....         --           --            --           --
 Net loss ...............................................         --           --            --           --
Balance at December 31, 1997 ............................         --           --     3,785,210       37,852
 Issuance of Series C convertible Preferred Stock .......         --           --            --           --
 Issuance of Series D convertible Preferred Stock .......         --           --            --           --
 Issuance of Common Stock primarily in connection
   with conversion of debt to equity ....................         --           --       138,039        1,380
 Issuance of Common Stock for payment of Series D
   convertible Preferred Stock dividends ................         --           --        28,902          289
 Issuance of Common Stock in connection with
   exercise of options and exercise of warrants .........         --           --        37,895          379
 Compensatory stock options and warrants ................         --           --            --           --
 Net loss ...............................................         --           --            --           --
 Dividends on convertible Preferred Stock ...............         --           --            --           --
Balance at December 31, 1998 ............................         --       $   --     3,990,046       39,900
Issuance of Series E convertible Preferred Stock ........    379,437        3,794            --           --
Issuance of Series E convertible Preferred Stock for
     payment of Series E dividends ......................        532            5            --           --
Issuance of Common Stock                                          --           --       850,567        8,506
Conversion of  Preferred Stock to Common Stock ..........   (165,041)      (1,650)      177,876        1,779
Issuance of Common Stock primarily in connection
   with conversion of debt to equity ....................         --           --       540,292        5,402
Issuance of Common Stock for payment of Series D
    Convertible Preferred Stock dividends ...............         --           --        79,395          794
Issuance of Common Stock in connection with exercise
    of options and exercise of warrants .................         --           --        45,934          459
Compensatory stock options and warrants .................         --           --            --           --
Net loss ................................................         --           --            --           --
Dividends on convertible preferred stock ................         --           --            --           --
Balance at December 31, 1999 ............................    214,928       $2,149     5,684,110      $56,840

                                                              ADDITIONAL                         TOTAL
                                                               PAID-IN        ACCUMULATED     STOCKHOLDERS'
                                                               CAPITAL          DEFICIT          EQUITY
                                                               -------          -------          ------
Balance at December 31, 1996 ............................    $27,553,128   $(11,383,002)      $ 16,201,987
 Issuance of Common Stock in connection with the HTR
   acquisition ..........................................     12,591,850             --         12,597,710
 Issuance of stock options and warrants in connection
   with the HTR acquisition .............................        591,118             --            591,118
 Issuance of Common Stock in connection with
   exercise of options and exercise of warrants .........         15,250             --             15,381
 Issuance of compensatory stock options and warrants ....        149,850             --            149,850
 Net loss ...............................................             --    (16,144,763)       (16,144,763)
Balance at December 31, 1997 ............................     40,901,196    (27,527,765)        13,411,283
 Issuance of Series C convertible Preferred Stock .......      5,445,553             --          5,451,816
 Issuance of Series D convertible Preferred Stock .......      5,859,185             --          5,870,011
 Issuance of Common Stock primarily in connection
   with conversion of debt to equity ....................        806,166             --            807,546
 Issuance of Common Stock for payment of Series D
   convertible Preferred Stock dividends ................        150,585             --            150,874
 Issuance of Common Stock in connection with
   exercise of options and exercise of warrants .........         88,279             --             88,658
 Compensatory stock options and warrants ................        209,300             --            209,300
 Net loss ...............................................             --    (19,811,265)       (19,811,265)
 Dividends on convertible Preferred Stock ...............             --       (357,890)          (357,890)
Balance at December 31, 1998 ............................     53,460,264    (47,696,920)         5,820,333
Issuance of Series E convertible Preferred Stock ........      1,006,795             --          1,010,589
Issuance of Series E convertible Preferred Stock for
     payment of Series E dividends ......................             (7)            --                 (2)
Issuance of Common Stock ................................      2,059,849             --          2,068,355
Conversion of  Preferred Stock to Common Stock ..........             --             --                  7
Issuance of Common Stock primarily in connection
   with conversion of debt to equity ....................        945,972             --            951,374
Issuance of Common Stock for payment of Series D
    Convertible Preferred Stock dividends ...............        295,757             --            296,551
Issuance of Common Stock in connection with exercise
    of options and exercise of warrants .................         78,229             --             78,688
Compensatory stock options and warrants .................        731,219             --            731,219
Net loss ................................................             --     (8,486,729)        (8,486,729)
Dividends on convertible preferred stock ................             --       (448,180)          (448,180)
Balance at December 31, 1999 ............................    $58,578,078   $(56,631,829)      $  2,022,205


    The accompanying notes are an integral part of the financial statements.

               VCAMPUS CORPORATION (FORMERLY UOL PUBLISHING, INC.)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                 YEARS ENDED DECEMBER 31,
                                                                   ----------------------------------------------------
                                                                         1997              1998              1999
                                                                   ----------------  ----------------  ----------------
OPERATING ACTIVITIES
Net loss.......................................................     $  (16,144,763)   $  (19,811,265)   $   (8,486,729)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation.................................................            442,151         1,058,950         1,033,354
  Amortization.................................................            663,663         2,287,796         1,922,643
  Loss (gain) on sale of subsidiaries..........................                 --           907,426            (1,446)
  Loss on debt restructuring...................................                 --           145,208           166,135
  Net write-off of acquired online publishing rights...........                 --           266,000            95,000
  Net write-off of capitalized software and courseware
    Development costs..........................................                 --           428,284                --
  Revenues in connection with non-monetary transactions........           (795,000)               --                --
  Acquired in-process research, development and content........         11,100,000                --                --
  Non-cash stock option and stock warrant expense..............            149,850                --           349,201
  Write-off of intangible assets...............................            237,344         3,669,598                --
  Write-off of fixed assets....................................                 --                --            16,134
  Interest expense related to notes payable....................             66,130                --                --
  Increase in allowance for doubtful accounts..................                 --          (162,693)         (650,505)
  Changes in operating assets and liabilities:
    Accounts receivable........................................         (2,345,382)        1,425,813         1,893,441
    Prepaid expenses and other current assets..................           (103,894)          307,112          (384,662)
    Other assets...............................................           (168,042)           49,814            13,656
    Accounts payable and accrued expenses......................            926,450          (596,041)        1,107,878
    Deferred revenues..........................................            195,684           523,516           255,377
                                                                    --------------    --------------    --------------
Net cash used in operating activities..........................         (5,775,809)       (9,500,482)       (2,670,523)
INVESTING ACTIVITIES
Purchases of property and equipment............................         (1,412,537)         (700,383)          (77,643)
Acquired online publishing rights..............................            (60,000)               --                --
Capitalized courseware development costs.......................         (1,990,494)         (992,163)         (354,735)
Acquisitions of businesses, net of cash acquired...............         (3,106,294)               --                --
Additions to intangible assets.................................           (330,798)         (355,809)              ---
Proceeds from loans receivable from related parties............                 --                --            27,333
Advances under loans receivable from related parties...........            (32,072)           (9,999)           (8,000)
Proceeds from sale of subsidiaries.............................                 --           337,500            75,000
Proceeds from loans receivable.................................                 --           325,000           277,531
Advances under loans receivable................................                 --            (2,939)              ---
                                                                    --------------    --------------    --------------
Net cash used in investing activities..........................         (6,932,195)       (1,398,793)          (60,514)
FINANCING ACTIVITIES
Proceeds from issuance of Common Stock.........................             15,381           123,466         2,148,001
Proceeds from the issuance of Series C convertible Preferred
  Stock........................................................                 --         5,244,824                --
Proceeds from the issuance of Series D convertible Preferred
  Stock........................................................                 --         5,115,545                --
Proceeds from the issuance of Series E convertible Preferred
  Stock........................................................                 --                --           859,000
Proceeds from notes payable....................................          3,700,000         4,047,931         2,521,561
Repayments of notes payable....................................         (3,775,917)       (6,001,787)       (2,929,264)
                                                                    --------------    --------------    --------------
Net cash provided by (used in) financing activities............            (60,536)        8,529,979         2,599,298
Net decrease in cash and cash equivalents......................        (12,768,540)       (2,369,296)         (131,739)
Cash and cash equivalents at the beginning of the year.........         15,474,030         2,705,490           336,194
                                                                    --------------    --------------    --------------
Cash and cash equivalents at the end of the year...............     $    2,705,490    $      336,194    $      204,455
                                                                    ==============    ==============    ==============
SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid..................................................     $      125,000    $      377,516    $      445,000
                                                                    ==============    ==============    ==============


    The accompanying notes are an integral part of the financial statements.

               VCAMPUS CORPORATION (FORMERLY UOL PUBLISHING, INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     ORGANIZATION AND NATURE OF OPERATIONS


       VCampus Corporation (formerly known as UOL Publishing, Inc.) (the "Company") was incorporated in Virginia in 1984 and reincorporated in Delaware in 1985. The Company is a publisher of high quality, interactive and on-demand courseware for the corporate training and education market. Through certain of its subsidiaries, the Company also offers courseware through more traditional media, including on-site and classroom training, and diskette and CD-ROM formats.


2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

       The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Use of Estimates

       The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassification

       Certain previously reported amounts have been reclassified to conform to the Company's current presentation. Amortization of capitalized software and acquired content costs previously included in "Cost of revenues," is now presented under "Depreciation and amortization." In addition, certain customer support and telecommunication costs previously included in "Costs of revenues" are now presented under "Product development and operations."

Cash Equivalents

       Cash equivalents, which are stated at cost, consist of highly liquid investments with original maturities of three months or less.

Capitalized Software Costs


       During 1997, 1998 and 1999, the Company capitalized certain software development costs. Capitalization of software costs began upon the establishment of technological feasibility, which management deemed to have occurred upon the completion of a working model of the Company's virtual campus product ("VCampus(TM)"). The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software costs requires considerable judgment by management with respect to certain external factors, including, but not limited to, technological feasibility, anticipated future gross revenues, estimated economic life and changes in software and hardware technology. Amortization of such costs is based on the greater of (1) the ratio of current gross revenues to the sum of current and anticipated gross revenues, or (2) the straight-line method over the remaining economic life of the VCampus. During 1998, the Company changed its estimate of the economic life of the VCampus(TM) from five years to three years. This change in estimate was not material to the net loss or net loss per share recorded by the Company for 1998. As with estimates of this nature, it is possible that estimates of future gross revenues, the remaining economic life of the products or both may be revised again as a result of future events. During 1998, the Company wrote off approximately $280,000 of software development costs for courses within certain industry segments that the Company does not anticipate pursuing in the short-term. The write off has been included in product development costs in the 1998 statement of operations.


Capitalized Courseware Development Costs


       During 1997, the Company capitalized certain courseware development costs. Capitalization of courseware development costs began upon the establishment of technological feasibility, which management deemed to have occurred upon the completion of a working model of the relevant courseware. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized courseware development costs requires considerable judgment by management with respect to certain external factors, including, but not limited to, technological feasibility, anticipated future gross revenues, estimated economic life and changes in software and hardware technology. Amortization of such costs is based on the greater of (1) the ratio of current gross revenues to the sum of current and anticipated gross revenues, or (2) the straight-line method over the remaining economic life of the product, typically two to three years. It is possible that those estimates of future gross revenues, the remaining economic life of the products or both may be reduced as a result of future events. During 1998, the Company wrote off approximately $150,000 of courseware development costs for courses within certain industry segments that the Company does not anticipate pursuing in the short-term or courses that have not shown meaningful activity. The write-off has been included in product development costs in the 1998 statement of operations.


Acquired Online Publishing Rights


       During 1997, the Company acquired online publishing rights to certain courseware. Generally, the Company's acquisition of online publishing rights has occurred in connection with non-monetary exchanges; see Note 2, "Non-Monetary Transactions". At the time of licensing to the Company, this courseware was generally established in CD-ROM, diskette or printed formats. The Company capitalized the costs associated with acquiring this content and amortizes them based on the greater of (1) the ratio of current gross revenues to the sum of current and anticipated gross revenues, or (2) the straight-line method over the remaining economic life of the product, typically two to three years. Amortization begins when the course becomes available for sale online. It is possible that those estimates of future gross revenues, the remaining economic life of the products or both may be reduced as a result of future events. During 1998 and 1999, the Company wrote off approximately $270,000 and $95,000 respectively of acquired online publishing rights to courses belonging to certain industry segments that the Company does not anticipate pursuing in the short-term. The write-off has been included in product development costs in the 1998 and 1999 statements of operations.


Goodwill and Other Intangible Assets


       Goodwill and other intangibles represent the unamortized excess of the cost of acquiring subsidiary companies over the fair values of such companies' net tangible assets at the dates of acquisition. Goodwill related to the Company's acquisitions as described in Notes 6 and 7 are being amortized on a straight-line basis over periods ranging from ten to twelve years. Other intangibles, including contracts, content, trademarks, workforce, customer base and others, are being amortized on a straight-line basis over periods ranging from three to twelve years.


Impairment of Long-Lived Assets


       At each balance sheet date, management determines whether any property and equipment or any other assets have been impaired based on the criteria established in Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of. During 1997, the Company wrote off approximately $250,000 of the workforce asset, which resulted from the Teletutor acquisition (see Note 6). During 1998, the Company wrote off approximately $280,000 in capitalized software development costs, $150,0000 in capitalized courseware development costs and approximately $270,000 in acquired online publishing rights. Also, during 1998, the Company wrote off approximately $3,670,000 of goodwill recorded in connection with the acquisition of HTR, Inc. ("HTR") as a result of its decision to dispose of HTR's non online businesses as described in Note 7. During 1999, the Company wrote off $95,000 in acquired online publishing rights.


Revenue Recognition

       The Company derives its revenues from the following sources -- instructor-led training revenues, product sales revenues, other service revenues, online tuition revenues, virtual campus software revenues, and development and other revenues.

       Revenues for instructor-led training and other services are recognized as the services are delivered.


       The Company recognizes product sales revenues, online tuition revenues and virtual campus software revenues in accordance with Statement of Position 97-2, Software Revenue Recognition ("SOP 97-2"), as amended by Statement of Position 98-4, Deferral of the Effective Date of a Provision of SOP 97-2 and Statement of Position 98-9, Modification of SOP 97-2 "Software Revenue Recognition" With Respect to Certain Transactions. The Company recognizes revenues from product sales upon delivery of the product to the customer, provided no significant obligations remain. The costs of remaining Company obligations (which are insignificant) are accrued when the related revenues are recognized. For online tuition fees, revenue is recognized at the time the student has accessed the selected course and is contractually obligated to pay for the course or ratably over the length of the courses (for academic partners). For prepaid online tuition fees and VCampus(TM) software revenues, the Company recognizes revenue ratably over the period during which customers are entitled to use the courseware and the duration of the VCampus(TM) licenses, respectively.



       During 1997, the Company recognized revenues from the sale of prepaid online tuition fees and VCampus(TM) software systems at the time the courses or systems were delivered to the customer or reseller, in accordance with Statement of Position 91-1, Software Revenue Recognition.



       Development and other revenues earned under courseware conversion contracts are recognized using the percentage-of-completion method. For these contracts, revenues are recognized based on the ratio that total costs incurred to date bear to the total estimated costs of the contract. Provisions for losses on contracts are made in the period in which they are determined.



       In 1997 and 1998, no individual customer represented more than 10% of net revenues. In 1999, one customer represented more than 10% of net revenues.


Stock-Based Compensation


       In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, Accounting for Stock-Based Compensation, ("SFAS No. 123"). SFAS No. 123 allows companies to account for stock-based compensation either under the provisions of SFAS No. 123 or under the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, ("APB No. 25"), but requires pro forma disclosures in the footnotes to the consolidated financial statements as if the measurement provisions of SFAS No. 123 had been adopted. The Company accounts for its stock-based compensation in accordance with the intrinsic value method of APB No. 25.


Concentration of Credit Risk


       The Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral. The Company maintains reserves for credit losses, and such losses have been within management's expectations. During 1998, the Company increased its allowance for doubtful accounts to approximately $2,030,000 in order to reserve for certain receivables for which collection had become doubtful. The Company subsequently wrote off approximately $1,460,000 of the amount reserved. As such, the allowance for doubtful accounts totaled approximately $570,000 as of December 31, 1998. During 1999, the Company increased its allowance for doubtful accounts to approximately $824,000 in order to reserve for certain receivables for which collection had become doubtful. The Company subsequently wrote off approximately $682,000 of the amount reserved. As such, the allowance for doubtful accounts totaled approximately $142,000 as of December 31, 1999.


Non-Monetary Transactions


       During 1997, the Company entered into several transactions with third parties whereby the third party exchanged a non-monetary asset (such as the online publishing rights with respect to certain courseware content) as payment (or partial payment) for the purchase of a VCampus software product as well as courseware development services.


Royalties


       The Company has a royalty arrangement with an entity that has provided product development funding, which royalties become due and payable by the Company upon the completion and sale of these products.



       Royalties are also due and payable by the Company upon the sale of certain courses for which the Company has acquired the online publishing rights. In addition, the Company may be obligated to pay certain royalties related to courses which a VCampus(TM) customer may have converted to an online format and elected to distribute to all the Company's VCampus(TM)customers. Royalties accrue at a rate of 10% to 70% of the tuition fees related to certain courses.



       Royalties are classified as a cost of revenues and amounted to approximately $315,000, $368,000 and $335,000 during the years ended December 31, 1997, 1998 and 1999, respectively.


Advertising Costs

       The Company expenses advertising costs as incurred. Advertising costs amounted to approximately $149,000, $153,000 and $380,000 for the years ended December 31, 1997, 1998, and 1999 respectively.


Income Taxes

       The Company provides for income taxes in accordance with the liability method.

Net Loss Per Share

       In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings per Share ("SFAS No. 128"). SFAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All net loss per share amounts for all periods have been presented, and where appropriate, restated to conform to the SFAS No. 128 requirements.

Comprehensive Income

       Effective January 1, 1998, the company adopted SFAS No. 130, Reporting of Comprehensive Income ("SFAS No. 130"). SFAS No. 130 establishes standards for the display of comprehensive income and its components in a full set of financial statements. Comprehensive income includes all changes in equity during a period except those resulting from the issuance of shares of stock and distributions to shareholders. There were no differences between net loss and comprehensive loss.

Segment Information

       In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS No. 131"). SFAS No. 131 changes the way public companies report segment information in annual financial reports to stockholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. Management believes the Company's operations compromise only one segment and as such adoption of SFAS No. 131 has not impacted the disclosures made in the Company's financial statements.

Supplemental Information of Non-Cash Investing and Financing Activities

                                                                      YEAR ENDED
                                                                   DECEMBER 31, 1997
                                                                   -----------------
Fair value of assets acquired & acquired in-process research
  & development.............................................        $  27,232,695
Less: Cash paid.............................................            3,393,390
Notes payable issued........................................            2,308,590
Stock issued................................................           13,184,870
                                                                    -------------
Liabilities assumed.........................................        $   8,345,845
                                                                    =============

3.     PROPERTY AND EQUIPMENT

       Property and equipment, including leasehold improvements, are stated at cost. Depreciation is calculated using the straight-line method over an estimated useful life of three to seven years. Leasehold improvements are amortized over the lesser of the related lease term or the useful life. Property and equipment consisted of the following:


                                            DECEMBER 31,
                                   -----------------------------
                                        1998            1999
                                   --------------  -------------
Equipment......................    $   2,634,111   $   2,681,366
Computer software..............        1,068,049       1,078,030
Leasehold improvements.........           88,357          84,940
Furniture and fixtures.........          396,708         394,884
                                   -------------   -------------
                                       4,187,225       4,239,220
Less accumulated depreciation..       (1,750,691)     (2,774,737)
                                   -------------   -------------
Total..........................    $   2,436,534   $   1,464,483
                                   =============   =============


4.     CAPITALIZED SOFTWARE AND COURSEWARE DEVELOPMENT COSTS

       Capitalized software and courseware development costs consisted of the following:


                                                        DECEMBER 31,
                                                ----------------------------
                                                    1998            1999
                                                -------------   ------------
Capitalized software costs.................     $  2,195,160    $  2,529,503
Capitalized courseware development costs...          806,425         806,425
                                                ------------    ------------
                                                   3,001,585       3,335,928
Less accumulated amortization..............         (870,920)     (1,792,408)
                                                ------------    ------------
Total......................................     $  2,130,665    $  1,543,520
                                                ============    ============


       During 1998, the Company wrote off approximately $280,000 of software development costs and $150,000 of courseware development costs (see Note 2).

5.     ACQUIRED ONLINE PUBLISHING RIGHTS

       Acquired online rights consisted of the following:


                                               DECEMBER 31,
                                      -----------------------------
                                           1998            1999
                                      -------------   -------------
Acquired online publishing rights.      $  505,000      $  410,000
Less accumulated amortization.....         (97,448)       (240,376)
                                        ----------      ----------
Total.............................      $  407,552      $  169,624
                                        ==========      ==========


       In 1997, the Company acquired approximately $795,000 of the acquired online publishing rights through non-monetary transactions (See Note 2).


       During 1998 and 1999, the Company wrote off approximately $270,000 and $95,000, respectively, of acquired online publishing rights (see Note 2).


6.     GOODWILL AND OTHER INTANGIBLE ASSETS

       Goodwill and other intangible assets were comprised of:


                                             DECEMBER 31,
                                    -----------------------------
                                         1998            1999
                                    -------------   -------------
Goodwill........................    $   3,234,499   $   2,265,340
Contracts.......................          200,000              --
Developed content...............        1,369,836       1,369,836
Work force......................          407,080         393,580
Trademarks and names............          969,444         969,444
Customer base...................          369,444         369,444
Other...........................          100,000              --
                                    -------------   -------------
                                        6,650,303       5,367,644
Less accumulated amortization...       (1,301,179)     (1,699,703)
                                    -------------   -------------
                                    $   5,349,124   $   3,667,941
                                    =============   =============

       In December 1997, the Company's management, in accordance with its impairment policy for long-lived assets, determined that the Teletutor employee workforce asset had been impaired as of December 31, 1997 due to planned workforce reductions, and as such, wrote off approximately $250,000 of the carrying amount of the asset. This amount is included in reorganization and non-recurring expenses in the 1997 statement of operations. In 1998, as a result of the sale of Ivy Software, Inc. ("Ivy"), the Company wrote off approximately $775,000 which was the remaining net unamortized goodwill balance that had resulted from the acquisition of Ivy . In addition, during 1998, goodwill that had resulted from the acquisition of Teletutor was reduced to zero and the remaining intangible assets were reduced ratably by approximately $329,000 due to purchase price adjustments. In December 1998, upon the sale of its consulting line of business, the Company wrote off approximately $1,238,000 in goodwill and workforce assets. In addition, in accordance with its impairment policy for long-lived assets, the Company determined that goodwill that resulted from the HTR acquisition which related to HTR's non-online businesses had been impaired as of December 31, 1998. As a result, the Company wrote off approximately $3,670,000 of goodwill (see Note 7).

7.     ACQUISITIONS AND DISPOSITIONS


       During the three years ended December 31, 1999 the Company made the following acquisitions, all of which were accounted for using the purchase method. Accordingly, the purchase price of each company acquired was allocated first to the fair market value of the acquired tangible and identifiable intangible assets.



Ivy Software, Inc.



       In March 1997, the Company acquired Ivy Software, Inc. ("Ivy"), a Virginia corporation that develops and distributes business and accounting software for the academic education market, for $314,000 in cash and potential future payments not to exceed approximately $862,000, which were based upon integration of operations, conversion of software and operating results. In connection with this transaction, the President and sole shareholder of Ivy entered into a three-year consulting agreement with the Company. As a result of this acquisition, the Company recorded goodwill in the amount of $300,000, which was subsequently adjusted to $869,643 upon scheduled payments to the former shareholder of Ivy. In September 1998, the Company sold Ivy for approximately $250,000 in cash and $196,000 in a note receivable. The note bears interest at 6% and is payable in quarterly installments through September 2005. The Company retained the rights to sell and distribute the online versions of Ivy software. As a result of the sale, the Company wrote off the unamortized goodwill balance and recorded a loss on the sale of subsidiary of $381,954. The Company's potential future obligations of approximately $300,000 related to the acquisition were terminated upon the sale. The operating results of Ivy are included in the Company's financial statements from the effective date of the acquisition through the effective date of the sale.


Cooper & Associates, Inc. (d/b/a. Teletutor)

       In April 1997, the Company acquired Cooper & Associates, Inc., d/b/a Teletutor ("Teletutor"), an Illinois corporation that develops, distributes and supports computer-based training courses for the data and telecommunications industry. The terms of the transaction included a $3,000,000 cash payment at closing and a $2,000,000 non-interest bearing note to be paid ratably on the first, second and third anniversary dates of the acquisition. The operating results of Teletutor are included in the Company's financial statements since the effective date of the acquisition. In conjunction with this acquisition, the Company allocated the excess of the purchase price over the fair market value of the acquired net assets as follows: (i) $829,575 to developed content, $273,858 to work force, $456,875 to trademarks and names, $456,875 to customer base and contracts and $5,138 to goodwill and (ii) $2,700,000 to acquired in-process research, development and content.

       In December 1997, the Company's management, in accordance with its impairment policy for long-lived assets, determined that the employee workforce asset had been impaired as of December 31, 1997 due to planned workforce reductions, and wrote off approximately $250,000 of the carrying amount of the asset. This amount was included in reorganization and non-recurring expenses in the statement of operations for the year ended December 31, 1997. In addition, during 1998, goodwill was reduced to zero and the remaining intangible assets were reduced ratably by approximately $329,000 due to purchase price adjustments.

HTR, Inc.

       In October 1997, the Company acquired HTR, Inc. ("HTR"), a Delaware corporation primarily engaged in the business of providing technical training, publishing and consulting services for the information technology industry. The Company acquired HTR for common stock, warrants and options totaling 620,000 shares in exchange for all of the outstanding equity securities of HTR. In addition, the Company paid the former HTR stockholders $600,000 in a combination of cash and short-term notes and assumed approximately $3,500,000 of HTR debt. The executive officers of HTR were to receive bonuses in the total amount of $690,000 granted in conjunction with the signing of three-year employment agreements no later than December 31, 1998. In addition, the Company created a stock option pool of 180,000 shares of Common Stock and an incentive bonus pool with a potential payout not to exceed approximately $3,300,000 for three years, contingent upon the financial performance of HTR. In conjunction with this acquisition, the Company allocated the excess of the purchase price over the fair market value of the acquired net assets as follows (i) $8,010,590 to goodwill, $700,000 to developed content, $500,000 to workforce, $600,000 to trademarks and names, and (ii) $8,400,000 to acquired in-process research, development and content. On June 29, 1998, the executive officers of HTR agreed to convert approximately $420,000 of their sign-on bonuses and $320,000 of acquisition related indebtedness into 134,447 shares of the Company's Series D convertible Preferred Stock (see Note 13).


       In December 1998, the Company sold HTR's consulting business for $750,000 in cash and a note receivable. The note bears interest at 5% and is payable in quarterly installments through December 2000. As a result of the sale, the Company wrote off the intangible assets related to the consulting business and recorded a loss on the sale of $525,472.


       In December 1998, the Company announced its intention to dispose of HTR's non-online businesses. In accordance with SFAS 121, the Company has reported assets related to such businesses at the lower of carrying amount or fair value less estimated selling costs. This resulted in a write off of approximately $3,670,000 of goodwill related to the non-online businesses. In December 1999, the Company decided to retain HTR's non-online business and began to further restructure these operations.



       In June 1999, the Company sold HTR's Knowledgeworks business for $1,500,000 in cash and a note receivable. The note bears interest at 7% and is payable in quarterly installments through December 2000. As a result of the sale, the Company wrote off intangible assets related to Knowledgeworks of approximately $844,000 and recorded a gain on the sale of $1,446.



       During 1999, the Company recognized compensation expense of approximately $1,089,000 related to bonuses to be paid to the HTR executives pursuant to their employment agreements.



8.     RESTRUCTURING OF OPERATIONS AND OTHER NON RECURRING ITEMS



       During 1998, the Company implemented a plan to reduce workforce and close certain office facilities. The plan resulted in (i) the termination of approximately 85 employees primarily from the product development and administrative areas and (ii) closure of the Company's training facilities located in Los Angeles and Baltimore and an executive office in McLean, Virginia. As a result, the Company recorded a restructuring charge of approximately $1,770,000 in 1998 included in reorganization and other non-recurring charges in the 1998 statement of operations. The restructuring charge included approximately $ 1,494,000 for employee severance and termination costs and approximately $276,000 primarily for expenses related to facilities lease cancellations and write-down of assets no longer in use. During 1998, the Company paid approximately $1,224,000 in costs under the restructuring accrual. Included in accounts payable and accrued expenses at December 31, 1998 is approximately $546,000 primarily representing future severance payments. During 1999, the remaining severance payments were charged against the accrual.



       In November 1999, an arbitrator found the Company liable to Sage Interactive for approximately $360,000 arising out of an alleged contract between Sage Interactive and the Company. The Company is attempting to settle this dispute for less than the awarded amount. The Company has accrued for the amount of the award as of December 31, 1999. The expense is included in reorganization and other non-recurring charges, in the 1999 statement of operations.



9.     LOANS RECEIVABLE FROM RELATED PARTIES



       Loans receivable from the Company's officers and employees amounted to $125,000 and $100,000 as of December 31, 1998 and 1999. The Company accrues interest on the loans receivable at a rate of prime less 1%. Interest income related to loans receivable amounted to $8,516, $10,000 and $8,840 during the years ended December 31, 1997, 1998 and 1999, respectively.


10.    NOTES PAYABLE


       In connection with the Teletutor acquisition (see Note 7), the Company entered into a non-interest bearing promissory note with the stockholders of Teletutor whereby the Company agreed to pay $2,000,000 due in three annual installments of $666,667 beginning on May 1, 1998. The Company has used a 5.5% discount rate in recording this note. During 1998, the Company paid $666,667 in cash on the note balance. In December 1998, the Company and the former stockholders of Teletutor restructured the terms of the note as follows: the Company issued 105,000 shares of Common Stock and three-year warrants to purchase 55,000 shares of its Common

Stock at an exercise price of $6.00 per share; and the Company executed a new non-interest bearing promissory note for $826,666, payable in installments through April 2000. As a result, the Company recorded $145,208 as loss on debt restructuring for the excess of the fair market value of the Common Stock, warrants and new promissory note over the carrying amount of the original promissory note. The loss on debt restructuring is included in reorganization and non-recurring expenses in the 1998 statement of operations.


       In connection with the HTR acquisition, the Company assumed approximately $3,633,000 of notes payable and accrued interest. In December 1997, the Company repaid the principal and accrued interest on the notes payable. The Company also issued notes payable to former stockholders of HTR totaling $509,968 and bearing simple interest at an annual rate of 6%. The principal amounts of these notes were due in two annual installments payable on October 31, 1998 and October 31, 1999. During 1998, the Company repaid approximately $100,000 and converted approximately $352,000 into 9,191 and 58,194 of the Company's Common and Series D convertible Preferred Stock, respectively (see Note 13). During 1999, the Company repaid approximately $16,000 of these notes. Subsequent to December 31, 1999, the majority of amounts outstanding on these notes were repaid.



       In August 1998, the Company obtained a secured lending facility through a new lending institution that provided up to $2,000,000 in a revolving line of credit ("Line of Credit") and a $500,000 senior term loan ("Senior Term Loan"). Borrowings under the Line of Credit originally matured on February 15, 1999, while the Senior Term Loan was set to mature on July 15, 2001. In addition, in August 1998, the Company obtained a secured term loan for $500,000 with another lending institution, that is subordinated to the two facilities described above (the "Subordinated Term Loan"). The Subordinated Term Loan initially expired on February 15, 1999. In connection with these transactions, the Company issued warrants for the purchase of an aggregate of 90,000 shares of Series D Preferred Stock at an aggregate exercise price of $495,000.



       In February 1999, the Company repaid the Senior Term Loan. During 1999, the Company issued warrants for the purchase of an aggregate of 127,000 shares of its common stock at an aggregate exercise price of $515,500 in exchange for the lenders extending the maturity dates of the Line of Credit and Subordinated Term Loan. The fair value of such warrants was recognized during 1999 as additional interest expense on the related borrowings. In June 1999, all amounts outstanding under the Line of Credit and Subordinated Term Loan were repaid with proceeds from the Secured Subordinated Convertible Debentures.



       In June 1999, the Company raised $2.5 million through the issuance of 9% Secured Subordinated Convertible Debentures. The debentures mature on December 15, 2000 with accrued interest payable quarterly. The debentures are convertible into shares of the Company's common stock at a per share price of $5.55. The conversion price was at a discount from the market value of the Company's common stock on the date the debentures were issued. In addition, the Company issued five-year warrants to the debenture holders for the purchase of 112,600 shares of the Company's common stock at $6.38 per share. The Company recorded an aggregate debt discount of approximately $413,000 for the value of the warrants and the ability to convert at a discount from market value.



       Notes payable at December 31, 1998 and 1999 consisted of the following:



                                                               DECEMBER 31,
                                                        ---------------------------
                                                            1998           1999
                                                        ------------   ------------
Line of credit to a bank..........................      $  1,547,931   $         --
Notes payable to banks............................           985,000             --
Secured Subordinated Convertible debentures.......                --      1,341,875
Notes payable to former stockholders of Teletutor.           769,346        453,797
Notes payable to former stockholders of HTR.......            60,078         43,902
Other.............................................            50,019         37,935
                                                        ------------   ------------
                                                        $  3,412,374   $  1,877,509
                                                        ------------   ------------
Current portion of notes payable..................      $  3,075,139   $  1,877,509
                                                        ------------   ------------
Notes payable, less current portion...............      $    337,235   $         --
                                                        ============   ============



       Annual maturities of notes payable at December 31, 1999 were as follows:



1999..............................        $  1,877,509
                                          ------------
                                          $  1,877,509
                                          ============


11.    COMMITMENTS


LEASES



       The Company leases office space under non-cancelable operating lease agreements with various renewal options. Future minimum lease payments may be periodically adjusted based on changes in the lessors' operating charges. Additionally, the Company leases various office equipment under non-cancelable operating leases. Rent expense for the years ended December 31, 1997, 1998 and 1999 was $437,756, $1,022,693, and $882,776 respectively.



       As of December 31, 1999, payments due under non-cancelable operating leases were as follows:



2000................................................            $    641,464
2001................................................                 419,519
2002................................................                 341,215
2003................................................                 265,714
2004................................................                 247,946
                                                                ------------
                                                                $  1,915,858
                                                                ============


Employment Agreements

       During 1996 and 1997, the Company entered into employment agreements with certain key executives under which the Company is required to pay the following base salaries annually over the next three years:


2000..................        500,000
                          -----------
                          $   500,000
                          ===========


       In addition, the Company is required to pay certain performance incentives limited to 50% of such base salaries.

12.    ACCOUNTS PAYABLE AND ACCRUED EXPENSES

       Accounts payable and accrued expenses consisted of the following:


                                                               DECEMBER 31,
                                                        ---------------------------
                                                            1998           1999
                                                        ------------   ------------
Accounts payable and accrued expense....                $  3,690,090   $  3,968,743
Accrued payroll and payroll taxes.......                     164,957        127,049
Accrued reorganization and non recurring costs.......        545,669      1,274,240
Accrued vacation........................                     216,702        122,084
                                                        ------------   ------------
                                                        $  4,617,418   $  5,492,116
                                                        ============   ============



       Accrued payroll as of December 31, 1999 consists of earned but unpaid commissions.



       In 1998, the Company implemented a reorganization plan to reduce workforce and close certain office facilities (see Note 8). Amounts accrued at December 31, 1998 primarily represent payments to be made under employee severance agreements. Amounts accrued as non recurring costs in 1999 consist of the Company's obligations under the employment agreements with the executive officers of HTR and its dispute with Sage Interactive. See Notes 7 and 8.


13.    STOCKHOLDERS' EQUITY

Equity Transactions


       On October 31, 1997, the Company issued 585,940 shares of Common Stock in connection with the purchase of HTR (see Note 7). In addition, the Company issued 34,020 of options and warrants in connection with the HTR acquisition, which options and warrants were valued at fair value ($591,118) using the Black-Scholes pricing model and were accounted for as purchase price.



       In March 1998, the Company raised net proceeds of approximately $5,300,000 in a private placement of Series C Preferred Stock and warrants (the "Series C Preferred Stock"). In this transaction, the Company issued approximately 626,300 shares of the Series C Preferred Stock, which are convertible into approximately 759,100 shares of Common Stock. The Company also issued five-year warrants to purchase approximately 626,300 shares of Common Stock at an exercise price of $8.46 per share. The Series C Preferred Stock has a liquidation preference of $12.69 per share upon sale or liquidation of the Company. The Common Stock underlying both the Preferred Stock and the warrants has certain registration rights. The Company has recorded a deemed dividend of approximately $207,000 due to the Series C Preferred Stock being convertible to Common Stock at a discount from fair value on the date of issuance.


       In June 1998, the Company raised approximately $5,200,000 in net proceeds through its private placement of Series D Preferred Stock (the "Series D Preferred Stock"). In this transaction, the Company issued 1,082,625 shares of the Series D Preferred Stock, which are convertible to an equal number of common shares. The holders of Series D Preferred Stock are entitled to receive a 5% annual dividend compounded and paid semi-annually beginning December 31, 1998. Such dividends are payable, at the option of the Company, either in cash or in Common Stock. The Series D Preferred Stock has a liquidation preference of $8.25 per share upon sale or liquidation of the Company. In June and September 1998, respectively, 137,174 of Series D shares and 17,569 shares of the Company's Common Stock were issued in connection with the conversion of approximately $867,000 of indebtedness primarily to certain former shareholders of HTR. The non-cash portion of this transaction has been excluded from the 1998 consolidated statement of cash flows.

       In October 1998, the Company issued 9,191 shares of Common Stock at $3.75 per share, the closing price of the Company's Common Stock on the date of issuance, to two former HTR shareholders in exchange for cancellation of the Company's indebtedness to such shareholders.

       In December 1998, the Company issued 6,279 shares at $7.06 per share though an employee stock purchase program. For each share purchased, employees also received a fully vested option to purchase one share of the Company's Common Stock at an exercise price of $7.06, the closing price of the Common Stock at the date of issuance.

       In December 1998, the Company issued 105,000 shares at $5.875 per share, the closing price of the Company's Common Stock on the date of issuance, primarily to former Teletutor shareholders pursuant to a restructuring of the Company's indebtedness to such shareholders. Pursuant to that restructuring, the Company also issued three-year warrants to purchase 55,000 shares of its Common Stock with an exercise price of $6.00 per share.

       In December 1998, the Company also issued 28,902 shares of Common Stock to its Series D Preferred Stockholders as payment for accrued dividends. The number of shares to be issued as payment of the dividend was determined based on the fair market value of the Company's Common Stock on the date of issuance.


       In February 1999, the Company issued 282,500 shares of its common stock at $4.00 per share to certain accredited investors. In connection with this transaction, the Company also issued warrants, exercisable over 3 years at $3.00 per share, for the purchase of 70,625 shares of common stock. During 1999, the Company issued an additional 119,770 shares of its common stock to the same investors pursuant to their registration rights agreements.



       In April 1999, the Company issued 448,297 shares of its common stock to certain accredited investors at $2.94 per share.



       The Company entered into a Private Equity Line of Credit Agreement (the "Equity Line Agreement") with Hambrecht & Quist Guaranty Finance, LLC ("H&QGF") effective May 4, 1999. Under the Equity Line Agreement, the Company has the right, subject to certain conditions, to issue and sell to H&QGF, from time to time, shares of its Series E Convertible Preferred Stock, for cash consideration of up to an aggregate of $3.0 million, subject to availability. The Company may sell to H&QGF shares of its Series E Convertible Preferred Stock at a price equal to 85% of the lower of (1) the closing market price of the Company's common stock on the date of issuance and (2) the average of the lowest intra-day prices of the Company's common stock over the five-day period ending on the date of issuance. The Series E Convertible Preferred Stock has an aggregate liquidation preference of $860,370. As of December 31, 1999 the Company had issued 379,969 shares of Series E Preferred Stock at an average price of approximately $2.26 under this Agreement, of which 165,041 shares were converted to common stock on a one to one ratio. In connection with the same Agreement, the Company issued seven year warrants to purchase 100,000 shares of its Series E preferred stock to H&QGF at $2.50 per share, and ten year warrants to purchase 100,000 shares of its common stock at $4.00 per share to a third party. During 1999, the Company recorded deemed dividends of approximately $152,000 due to the Series E Convertible Preferred Stock being issued at a discount from fair value on the date of issuance.



       During 1999, the Company issued an aggregate of 12,836 shares of its common stock upon the conversion of 2,954 and 9,255 shares of its Series C and Series D Preferred Stock, respectively.



       During 1999, the Company issued 540,292 shares of its common stock at an average price of $1.93 per share upon the conversion of a portion of the Company's Secured Subordinated Convertible Debentures. See Note 10. Pursuant to the same Agreement, the Company also issued five year warrants to purchase 225,200 shares of its common stock at $6.38 per share. In addition, three year warrants to purchase 55,000 shares of the Company's common stock at $2.75 per share were issued to the debenture holders as an inducement to convert a portion of the debentures. The fair value of the warrants (approximately $70,000) was recognized as inducement expense during 1999.

       In June and December 1999, the Company also issued 22,819 and 56,576 shares of Common Stock respectively to its Series D Preferred Stockholders as payment for accrued dividends. The number of shares to be issued as payment of the dividend was determined based on the fair market value of the Company's Common Stock on the date of issuance.


Stock Option Plans

       The Company adopted a stock option plan (the "Original Plan") which permitted the Company to grant options to purchase up to 288,916 shares of Common Stock to employees, board members and others who contribute materially to the success of the Company. In November 1996, the Company's Board of Directors decided not to grant any further options under the Original Plan.


       During 1996, the Company's Board of Directors approved a new stock plan (the "1996 Plan"), which reserved 135,960 shares of Common Stock for issuance, pursuant to options or otherwise, to employees, directors and consultants. The number of shares reserved was subsequently increased to 524,893 options. During 1997, the Company's Board of Directors approved an additional increase of 1,000,000 shares, which was approved by the stockholders at the annual stockholder meeting in 1998. During 1998, the Company's Board of Directors approved an additional increase of 1,000,000 shares, which was approved by the stockholders at the annual stockholder meeting in 1999. Stock options under the Original Plan and 1996 Plan are generally granted at prices which the Company's Board of Directors believes approximates the fair market value of its Common Stock at the date of grant. Individual grants generally become exercisable ratably over a period of four to five years from the date of grant. The contractual terms of the options range from three to ten years from the date of grant.


       Common stock option activity was as follows:


                                                                         YEARS ENDED DECEMBER 31,
                                            ----------------------------------------------------------------------------------
                                                        1997                         1998                        1999
                                            ---------------------------  --------------------------- -------------------------
                                                            WEIGHTED                     WEIGHTED                     WEIGHTED
                                                             AVERAGE                      AVERAGE                      AVERAGE
                                                            EXERCISE                     EXERCISE                     EXERCISE
                                               SHARES         PRICE         SHARES         PRICE        SHARES          PRICE
                                            ------------   ------------  ------------   ------------ -------------   ---------
Outstanding at the beginning of the
  Year..............................            595,233      $ 10.23       1,236,481      $ 11.69      1,456,046       $ 10.62
  Granted...........................            766,460        12.64       1,096,877         9.08        346,571          4.08
  Exercised.........................            (12,604)        1.29         (33,265)        3.25        (45,114)         1.74
  Canceled or expired...............           (112,608)       11.61        (844,047)       12.61       (349,347)         8.65
                                              ---------      -------       ---------      -------      ---------       -------
Outstanding at the end of the
  Year..............................          1,236,481        11.69       1,456,046        10.62      1,408,156          9.79
                                              =========      =======       =========      =======      =========       =======
Options exercisable at year-end.....            303,638      $  8.76         364,824      $  9.79        390,529       $  9.11
                                              =========      =======       =========      =======      =========       =======



       As of December 31, 1999, 1,167,651 shares were available for issuance under the 1996 Plan.



       The following table summarizes information about fixed-price stock options outstanding at December 31, 1999:



                                      OPTIONS OUTSTANDING                        OPTIONS EXERCISABLE
                      --------------------------------------------------  ---------------------------------
                           NUMBER            AVERAGE         WEIGHTED-         NUMBER           WEIGHTED-
                       OUTSTANDING AT       REMAINING         AVERAGE      EXERCISABLE AT        AVERAGE
     RANGE OF           DECEMBER 31,       CONTRACTUAL       EXERCISE       DECEMBER 31,        EXERCISE
  EXERCISE PRICES           1999              LIFE             PRICE            1999              PRICE
------------------    -------------     ---------------  ---------------  -----------------   -------------
Less than $1.00...              849           6.6            $   0.12              849          $   0.12
$1.01 - $3.00.....           21,420           6.7                1.95           21,420              1.95
$3.01 - $6.00.....          462,946           9.2                4.28          129,606              4.62
$6.01 - $9.00.....          287,483           8.4                7.37           75,550              8.33
$9.01 - $12.00....          135,825           8.2               10.56           66,736             10.95
$12.01 - $15.00...          322,383           7.9               13.05           62,268             13.09
$15.01 - $18.00...           12,950           7.7               16.87            7,100             16.93
Greater than
  $18.00..........          164,300           7.8               23.00           27,000             23.00
                         ----------           ---            --------         --------          --------
                          1,408,156           8.4            $   9.79          390,529          $   9.11
                         ==========           ===            ========         ========          ========

       Had compensation expense related to the stock option plans been determined based on the fair value at the grant date for options granted during the years ended December 31, 1997, 1998 and 1999 consistent with the provisions of SFAS No. 123, the Company's net loss and net loss per share would have been as follows:



                                                   YEARS ENDED DECEMBER 31,
                                      --------------------------------------------------
                                           1997              1998              1999
                                      --------------    --------------    --------------
Net loss -- pro-forma............     $  (17,885,671)   $  (22,672,194)   $   (9,506,125)
                                      --------------    --------------    --------------
Net loss per share -- pro-forma..     $        (5.44)   $       ($5.92)   $       ($2.03)
                                      ==============    ==============    ==============



       The effect of applying SFAS No. 123 on the years ended December 31, 1997, 1998, and 1999 pro forma net loss as stated above is not necessarily representative of the effects on reported net loss for future years due to, among other things, the vesting period of the stock options and the fair value of additional stock options in future years.



       The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing fair value model with the following weighted-average assumptions used for grants in 1997: dividend yield of 0%; expected volatility of 69%; risk-free interest rate of 6.5%; and expected life of the option term of seven years. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing fair value model with the following weighted-average assumptions used for grants in 1998: dividend yield of 0%; expected volatility of 100%; risk-free interest rate of 5.0%; and expected life of the option term of seven years. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing fair value model with the following weighted average assumptions used for grants in 1999: dividend yield of 0%; expected volatility of 100%; risk free interest rate of 5.5%; and expected life of the option term of seven years. The weighted average fair values of the options granted in 1997 with a stock price equal to the exercise price, and with a stock price greater than the exercise price, and with a stock price less than the exercise price are $9.85, $10.81 and $11.57, respectively. The weighted average fair values of the options granted in 1998 with a stock price equal to the exercise price, and with a stock price greater than the exercise price, and with a stock price less than the exercise price are $6.07, $7.98 and $6.27, respectively. The weighted average fair values of the options granted in 1999 with a stock price equal to the exercise price was $3.46.


Warrants

       The Company has also granted warrants to purchase Common Stock to various investors, employees and outside vendors. Warrant activity was as follows:


                                                      YEARS ENDED DECEMBER 31,
                                             ----------------------------------------
                                                 1997           1998          1999
                                             ------------   ------------  -----------
Outstanding at the beginning of the year.       476,367         535,368     1,355,512
  Granted................................        60,199         862,294     1,033,389
  Exercised..............................        (1,198)        (42,150)       (3,399)
  Canceled or expired....................            --              --     (414,365)
                                                -------       ---------     ---------
Outstanding at the end of the year.......       535,368       1,355,512     1,971,137
                                                =======       =========     =========



       Exercise prices on the outstanding warrants range from $2.75 to $20.50 per share.



       Of the total warrants outstanding at December 31, 1999, warrants to purchase 1,308,274 shares of Common Stock were issued in connection with equity transactions and a research and development agreement and warrants to purchase 662,863 Common Stock were issued in connection with convertible related party debt and short-term debt. There are certain anti-dilution rights associated with these warrants, which are effective upon the occurrence of certain events.



       In connection with the Company's IPO, the exercise prices of warrants to purchase 35,167 shares of Common Stock were reduced from $17.65 or $18.83 per share to the IPO price, $13.00 per share, to satisfy certain anti-dilution rights previously granted. The holders of these warrants have agreed to waive further price-based anti-dilution rights, except with respect to issuances of Common Stock below $8.83 per share. During 1999,the number of shares and exercise prices of certain warrants were adjusted to satisfy certain anti-dilution rights previously granted.


Reserve for Issuance


       As of December 31, 1999 the Company had reserved 3,379,293 shares of Common Stock for issuance upon the exercise of outstanding options and warrants.

14.    RESEARCH AND DEVELOPMENT AGREEMENT



       On April 15, 1996, the Company entered into an agreement with Autodesk, Inc. ("Autodesk") to develop and maintain a campus-like graphical user interface located on the Internet. The Company will be entitled to certain revenues generated by the project and will pay 20% in royalties to Autodesk for the use of certain trademark rights. Additionally, the Company will pay royalties to the authors of the projects. During September 1996 and as later amended, the Company contracted with InternetU, Inc., ("InternetU"), a stockholder, to provide the funding for the project. In exchange for $1,550,000, to be provided in installments through September 30, 1997, corresponding to the achievement of certain milestones, the Company agreed to grant InternetU Common Stock warrants to purchase 73,172 shares of Common Stock at an exercise price of $13.00 per share. In addition, InternetU will receive royalties on certain future revenues generated by the project. The Company determined that the fair value of the warrants was approximately $150,000 and will recognize this amount as research and development expense in line with the payments it receives from InternetU. This agreement is cancelable and should either party to the agreement fail to perform no additional cash or warrants are required to be paid or issued, or revenues shared. The Company recognized $250,000 as revenue during 1996 as the related work to achieve the milestone was completed during 1996. Accordingly, the Company recorded $24,180 as expense for the warrants to be issued to InternetU. In 1997, the Company recognized an additional $560,000 of revenue related to the work performed to achieve the milestones set as of March 31, 1997 and June 30, 1997. The Company recognized $54,350 as expense for the warrants issued to InternetU pursuant to the terms of the agreement in 1997.



15.    RETIREMENT PLANS


       Teletutor had a 401(k) Retirement Savings Plan covering all employees who met defined eligibility requirements. Employee contributions to Teletutor's plan were made at predetermined rates elected by the employees. Additionally, the employer had the option to match a portion of the employee contributions and make a discretionary contribution to the plan. The Company did not make discretionary contributions in 1997 or 1998. The Company did automatically vest all employees separated from Teletutor in 1998 due to a partial plan termination which was approved on November 30, 1998.


       HTR, Inc. maintained a tax deferred savings and retirement plan to provide retirement benefits for all eligible employees. HTR's 401(k) plan assets were frozen in July 1998 and all participants were eligible to begin deferrals into the VCampus Corporation 401(k) plan at that time. All assets were merged into the VCampus Corporation 401(k) plan on December 31, 1998.



       The VCampus Corporation 401(k) plan (adopted in 1997) allows employees to elect an amount between 1% and 15% of their total compensation to contribute to the plan. All full-time employees are eligible to make participation elections in January and July of each year. There is a graduated vesting schedule for employee contributions in which contributions fully vest over a period of four years. The plan allows discretionary Company contributions. In 1997, 1998 and 1999, there were no discretionary Company contributions made to the plan.



16.    INCOME TAXES


       Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. Significant components of the Company's net deferred tax assets were as follows:


                                                DECEMBER 31,
                                      --------------------------------
                                            1998              1999
                                      --------------   ---------------
Net operating loss carryforwards..    $   12,266,000   $    15,215,000
Accrued payroll...................           131,000           485,000
Reserves..........................           708,000           217,000
Other assets and liabilities, net.           199,000         1,525,000
                                      --------------   ---------------
Total deferred tax assets.........        13,304,000        17,442,000
Valuation allowance...............       (13,304,000)      (17,442,000)
                                      --------------   ---------------
Net deferred tax assets...........    $           --   $            --
                                      ==============   ===============



       As of December 31, 1998and 1999 the Company had net operating loss carryforwards for federal income tax purposes of approximately $30,661,000 and $38,033,000 respectively, which will expire at various dates through 2019. The Company may have had changes in ownership, which may impose limitations on its ability to utilize net operating loss carryforwards under Section 382 of the Internal Revenue Code.

17.    NET LOSS PER SHARE


       The following table sets forth the computation of basic and diluted net loss per share:


                                                        YEARS ENDED DECEMBER 31,
                                           --------------------------------------------------
                                                1997              1998              1999
                                           --------------    --------------    --------------
Numerator:
  Net loss............................     $  (16,144,763)   $  (19,811,265)   $   (8,486,729)
  Accrued dividends to preferred
     stockholders.....................                 --          (357,890)         (448,180)
                                           --------------    --------------    --------------
  Net loss available to common
     stockholders.....................        (16,144,763)      (20,169,155)       (8,934,909
                                           ==============    ==============    ==============
Denominator:
  Denominator for basic earnings per
     share -- weighted-average
     shares...........................          3,286,281         3,827,216         4,680,850
                                           ==============    ==============    ==============
  Denominator for diluted earnings
     per share -- adjusted
     weighted-average shares..........          3,286,281         3,827,216         4,680,850
                                           ==============    ==============    ==============
Basic net loss per share..............     $        (4.91)   $        (5.27)   $        (1.91)
                                           ==============    ==============    ==============
Diluted net loss per share............     $        (4.91)   $        (5.27)   $        (1.91)
                                           ==============    ==============    ==============



       The net loss per share amounts exclude the dilutive effect of stock purchase warrants, options and convertible securities because the net losses recorded by the Company for 1999, 1998 and 1997 make such common stock equivalents anti-dilutive.



18.    SUBSEQUENT EVENTS



       In January 2000, the Company completed a private placement of its Common Stock. The Company issued 1,136,253 shares of Common Stock to Mastech Corporation at $3.62 per share, a 20% premium over the average closing price for a 15-day trailing period, with gross proceeds of approximately $4,000,000. The Company also issued warrants to purchase 450,000 shares of its Common Stock at exercise prices between $4.34 and $6.125 per share.



       In January 2000, the Company issued 362,524 shares of its common stock to the Secured Subordinated Convertible Debenture holders at an average price of $5.55 per share, upon conversion of approximately $925,000 in principal and accrued interest.



       On March 23, 2000, H&QGF agreed to increase the capacity under the equity line agreement from $3.0 million to $5.0 million and to extend the term of the agreement through July 31, 2000 in exchange for warrants to purchase 43,632 shares of the Company's Series E Convertible Preferred Stock. This amendment is subject to NASD approval, if required.



19.    EVENTS (UNAUDITED) SUBSEQUENT TO DATE OF INDEPENDENT AUDITORS REPORT



       In February 2000, the Company drew $500,000 on its H&QGF Agreement and consequently issued 74,460 shares of Series E Convertible Preferred Stock at $6.715 per share. In March 2000, the Company drew $500,000 on its H&QGF Agreement and consequently issued 44,332 shares of Series E Convertible Preferred Stock at $11.28 per share.



       In March 2000, the Company issued 120,050 shares of its common stock to the Secured Subordinated Convertible Debenture holders at an average price of $5.55 per share, upon conversion of approximately $666,000 in principal and accrued interest. No principal is outstanding under the convertible debentures subsequent to March, 2000.



       The Company expects negative cash flow from operations to continue for at least the next six months until the online revenue stream matures. The Company recognizes that it must raise additional funding to meet its working capital requirements and fund anticipated ongoing operating losses. The Company expects the H&QGF Equity Line Agreement, together with additional short-term private equity bridge financings, to provide working capital through the end of 2000 and through the first quarter of fiscal 2001. The Company anticipates that it will need to secure more substantial long-term private equity financings during the second quarter of 2001. If the Company does not achieve substantial positive cash flow from operations beyond the first quarter of fiscal 2001, it will need to raise additional funds to support operations and fund its efforts to grow online tuition revenues. Additional financing might not be available to the Company, or might not be available on acceptable terms.



20.    PRO FORMA (UNAUDITED)



       The pro forma balance sheet as of December 31, 1999 reflects (i) the private placement of the Company's common stock completed in January 2000, (ii) the issuance of Series E Convertible Preferred Stock in February and March 2000, and (iii) the issuance of common stock upon conversion of the Company's Secured Subordinated Convertible Debentures between January and March 2000. See Notes 18 and 19.

           SCHEDULE I -- VALUATION AND QUALIFYING ACCOUNT AND RESERVE
                                 (IN THOUSANDS)

VCAMPUS CORPORATION


                                         BALANCE AT
                                        BEGINNING OF                                BALANCE AT
          CLASSIFICATION                   PERIOD       ADDITIONS   DEDUCTIONS     END OF PERIOD
----------------------------------     --------------  ----------- ------------  ---------------
Allowance for doubtful accounts:
Year ended December 31, 1997......             36           703*           --            739
Year ended December 31, 1998......            739          1,293        1,465            567
Year ended December 31, 1999......            567            257          682            142


----------

* Includes additions of $253,500 from purchase price adjustments resulting from the acquisitions of Ivy Software, Inc., Cooper & Associates, Inc. (d/b/a Teletutor), and HTR, Inc.

                               VCAMPUS CORPORATION

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)


                                                         THREE MONTHS ENDED                  NINE MONTHS ENDED
                                                            SEPTEMBER 30,                      SEPTEMBER 30,
                                                 ---------------------------------  --------------------------------
                                                       1999             2000              1999             2000
                                                 ---------------  ---------------   ---------------  ---------------
Revenues:
  Online tuition revenues...................       $  1,108,967     $  1,218,929      $  2,957,706     $  3,709,852
  Virtual campus software revenues..........             53,070           24,124           170,162           93,283
  Development and other revenues............            265,244          311,689           841,443          633,034
  Product sales revenues....................            133,541           62,267           844,686          337,027
  Other service revenues....................             81,044           49,292           231,360          129,413
  Instructor-led training revenues..........          1,434,622          631,274         3,995,201        2,274,735
                                                   ------------     ------------      ------------     ------------
Net revenues................................          3,076,488        2,297,575         9,040,558        7,177,344
Costs and expenses:
  Cost of revenues..........................          1,568,453          820,766         4,518,376        2,613,671
  Sales and marketing.......................          1,107,623        1,892,571         3,304,063        4,644,471
  Product development and operations........            477,248        1,061,380         1,488,879        2,618,557
  General and administrative................            584,156          746,362         1,906,199        2,171,487
  Depreciation and amortization.............            707,861          792,884         2,246,677        2,230,603
  Compensation expense in connection with
     the acquisition of HTR.................                 --               --                --          654,294
Stock based compensation....................                 --          184,175                --          184,175
                                                   ------------     ------------      ------------     ------------
Total costs and expenses....................          4,445,341        5,498,138        13,464,194       15,117,258
                                                   ------------     ------------      ------------     ------------
Loss from operations........................         (1,368,853)      (3,200,563)       (4,423,636)      (7,939,914)
Gain on the sale of subsidiary..............                 --               --             1,446               --
Interest income (expense)...................           (158,440)          58,352          (450,758)         147,779
                                                   ------------     ------------      ------------     ------------
Net loss....................................       $ (1,527,293)    $ (3,142,211)     $ (4,872,948)    $ (7,792,135)
                                                   ============     ============      ============     ============
Dividends to preferred stockholders.........            (74,535)        (399,150)         (222,172)      (1,012,391)
                                                   ------------     ------------      ------------     ------------
Net loss attributable to common
  stockholders..............................       $ (1,601,828)    $ (3,541,361)     $ (5,095,120)    $ (8,804,526)
                                                   ============     ============      ============     ============
Net loss per share..........................       $      (0.33)    $      (0.43)     $      (1.12)    $      (1.13)
                                                   ============     ============      ============     ============
Net loss per share -- assuming
  dilution..................................       $      (0.33)    $      (0.43)     $      (1.12)    $      (1.13)
                                                   ============     ============      ============     ============


                             See accompanying notes.

                               VCAMPUS CORPORATION

                           CONSOLIDATED BALANCE SHEETS


                                                                          DECEMBER 31,          SEPTEMBER 30,
                                                                              1999                  2000
                                                                        --------------        --------------
                                                                                                 (UNAUDITED)
                                      ASSETS
Current assets:
  Cash and cash equivalents.....................................        $      204,455        $    1,307,964
  Accounts receivable, less allowance of $142,000 and
     $144,000 at December 31, 1999 and September 30, 2000,
     respectively...............................................             1,349,332             1,483,026
  Loans receivable from related parties.........................               124,182               130,182
  Loans receivable -- current...................................             1,213,717             1,072,959
  Prepaid expenses and other current assets.....................               599,645               395,080
                                                                        --------------        --------------
          Total current assets..................................             3,491,331             4,389,211
Property and equipment, net.....................................             1,464,483             1,796,642
Capitalized software costs and courseware development costs,
  Net...........................................................             1,543,520             1,056,718
Acquired online publishing rights, net..........................               169,624                69,207
Loans receivable -- less current portion........................               150,226               130,442
Other assets....................................................               180,988               246,956
Other intangible assets, net....................................             1,913,259             1,606,041
Goodwill, net...................................................             1,754,682             1,539,150
                                                                        --------------        --------------
          Total assets..........................................        $   10,668,113        $   10,834,367
                                                                        ==============        ==============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable..............................................        $    2,819,956        $    1,417,091
  Accrued expenses..............................................             2,672,160             1,432,149
  Notes payable -- current portion..............................             1,877,509                    --
  Deferred revenues.............................................             1,276,283             1,432,553
  Accrued dividends payable.....................................                    --                74,277
                                                                        --------------        --------------
          Total current liabilities.............................             8,645,908             4,356,070
Stockholders' equity:
  Series C convertible Preferred Stock, $0.01 par value per
     share; aggregate liquidation preference of $7,910,172;
     1,000,000 shares authorized; 623,339 and 623,339 shares
     issued and outstanding at December 31, 1999 and September
     30, 2000, respectively.....................................                 6,233                 6,233
  Series D convertible Preferred Stock, $0.01 par value per
     Share; aggregate liquidation preference of $8,855,303 and
     $8,832,805 at December 31, 1999 and September 30, 2000,
     respectively; 1,200,000 shares authorized; 1,073,370 and
     1,070,643 shares issued and outstanding at December 31,
     1999
     and September 30, 2000, respectively.......................                10,734                10,706
  Series E convertible Preferred Stock, $0.01 par value per
     share; aggregate liquidation preference of $860,370 and
     $3,700,791 at December 31, 1999 and September 30, 2000,
     respectively; 3,000,000 shares authorized; 214,928 and
     390,704 shares issued and outstanding at December 31,
     1999 and
     September  30, 2000, respectively..........................                 2,149                 3,907
  Common Stock, $0.01 par value per share; 36,000,000 shares authorized; 5,684,110 and 8,284,472 shares issued and
     outstanding at December 31, 1999 and September 30, 2000,
     respectively...............................................                56,840                82,845
  Additional paid-in capital....................................            58,578,078            71,750,795
  Accumulated deficit...........................................           (56,631,829)          (65,376,189)
                                                                        --------------        --------------
          Total stockholders' equity............................             2,022,205             6,478,297
                                                                        --------------        --------------
          Total liabilities and stockholders' equity............        $   10,668,113        $   10,834,367
                                                                        ==============        ==============


                             See accompanying notes.

                               VCAMPUS CORPORATION

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)


                                                                     NINE MONTHS ENDED
                                                                       SEPTEMBER 30,
                                                              ------------------------------
                                                                  1999             2000
                                                              --------------   -------------
OPERATING ACTIVITIES
Net loss.................................................     $  (4,872,948)   $  (7,792,135)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation...........................................           773,613          880,459
  Amortization...........................................         1,473,061        1,350,144
  Gain on sale of subsidiary.............................            (1,446)              --
  Loss on sale of fixed assets...........................            16,134              918
  Stock, option and warrant compensation.................           176,904          184,175
  (Decrease) increase in allowance for doubtful accounts.          (355,436)           2,848
  Changes in operating assets and liabilities:
     Decrease (increase) in accounts receivable..........         1,313,881         (136,542)
     Increase in prepaid expenses and other current
      assets.............................................          (531,039)         (27,986)
     Decrease (increase) in other assets.................            (1,316)         (65,981)
     Decrease in accounts payable and accrued expenses...           (16,359)      (2,553,372)
     (Decrease) increase in deferred revenues............           (63,870)         156,270
                                                              --------------   -------------
Net cash used in operating activities....................        (2,088,821)      (8,001,202)
INVESTING ACTIVITIES
Purchases of property and equipment......................           (55,996)      (1,213,522)
Capitalized software and courseware development costs....          (264,384)        (240,171)
Proceeds from loans from related parties.................            23,541               --
Proceeds from loans receivable...........................           275,225          239,288
Proceeds from sale of subsidiary.........................            75,000               --
Advances under loans (interest) receivable...............           (30,439)         (78,746)
Advances under loans receivable from related parties.....                --           (6,000)
                                                              -------------    -------------
Net cash used in investing activities....................            22,947       (1,299,151)
FINANCING ACTIVITIES
Proceeds from issuance of common stock...................         2,426,469        6,798,496
Proceeds from Series E convertible Preferred Stock.......                --        4,141,000
Proceeds from notes payable..............................         2,300,000               --
Repayments of notes payable and short-term debt..........        (2,827,562)        (535,634)
                                                              -------------    -------------
Net cash provided by financing activities................         1,898,907       10,403,862
                                                              -------------    -------------
Net (decrease) increase in cash and cash equivalents.....          (166,967)       1,103,509
Cash and cash equivalents at the beginning of the period.           336,194          204,455
                                                              -------------    -------------
Cash and cash equivalents at the end of the period.......     $     169,227    $   1,307,964
                                                              =============    =============
SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid............................................     $     311,500    $      26,600
                                                              =============    =============


                             See accompanying notes.

                               VCAMPUS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE A -- BASIS OF PRESENTATION



       The accompanying financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the interim periods are not necessarily indicative of the results that may be expected for any future period, including the year ending December 31, 2000. For further information, refer to the audited financial statements and footnotes thereto included in the VCampus Corporation ("VCampus" or the "Company") Annual Report on Form 10-K for the year ended December 31, 1999.



NOTE B -- EQUITY TRANSACTIONS



       In January 2000, the Company completed a private placement of its Common Stock to iGate Capital Corporation (formerly Mastech Corporation). The Company issued 1,136,253 shares of Common Stock at $3.62 per share, a 20% premium over the average closing price for a 15-day trailing period, resulting in gross proceeds to VCampus of approximately $4,000,000. No obligations with respect to the delivery of goods or the performance of services were involved in determining this purchase price. The Company also issued warrants to purchase 450,000 shares of its Common Stock at exercise prices between $4.34 and $6.125 per share. The warrants expire in January 2001.



       During the three months ended March 31, 2000, the Company issued 482,574 shares of its common stock to its convertible debenture holders, at an average price of $3.30 per share, in exchange for the conversion of the remaining balance of approximately $1,590,000 in principal and accrued interest under the convertible debentures.



       During the nine months ended September 30, 2000, the Company drew down $4,141,000 under the terms of its equity line agreement with Hambrecht & Quist Guaranty Finance, LLC ("H&QGF"), and issued to H&QGF 605,515 shares of Series E Preferred Stock at an average price of $6.84 per share.



       In April 2000, the Company raised $2,500,000 through a private placement of its common stock to US West Internet Ventures, Inc. The Company issued 357,142 shares of common stock at $7.00 per share and five-year warrants to purchase 714,285 shares of the Company's Common Stock at $7.00 per share.



NOTE C -- NET LOSS PER SHARE



       The following table sets forth the computation of basic and diluted net loss per share:



                                                                   THREE MONTHS ENDED                   NINE MONTHS ENDED
                                                                      SEPTEMBER 30,                       SEPTEMBER 30,
                                                           ---------------------------------   ----------------------------------
                                                                 1999              2000              1999                2000
                                                           ---------------   ---------------   ---------------     --------------
Numerator:
  Net loss............................................       $ (1,527,293)     $ (3,142,211)     $ (4,872,948)       $ (7,792,135)
  Accrued dividends to preferred stockholders.........            (74,535)         (399,150)         (222,172)         (1,012,391)
                                                             ------------      ------------      ------------        ------------
  Net loss available to common stockholders...........       $ (1,601,828)     $ (3,541,361)     $ (5,095,120)       $ (8,804,526)
                                                             ============      ============      ============        ============
Denominator:
  Denominator for basic earnings per share --
     weighted-average shares..........................          4,838,668         8,197,783         4,553,835           7,764,310
                                                             ============      ============      ============        ============
  Denominator for diluted earnings per share --
     adjusted weighted-average shares.................          4,838,668         8,197,783         4,553,835           7,764,310
                                                             ============      ============      ============        ============
Basic net loss per share..............................       $      (0.33)     $      (0.43)     $      (1.12)       $      (1.13)
                                                             ============      ============      ============        ============
Diluted net loss per share............................       $      (0.33)     $      (0.43)     $      (1.12)       $      (1.13)
                                                             ============      ============      ============        ============

================================================================================



       NO ONE (INCLUDING ANY SALESMAN OR BROKER) IS AUTHORIZED TO PROVIDE ORAL OR WRITTEN INFORMATION ABOUT THIS OFFERING THAT IS NOT INCLUDED IN THIS PROSPECTUS.



                                ---------------



                     TABLE OF CONTENTS
                                                       PAGE
                                                       ----
      Prospectus Summary..................               2
      Special Note Regarding Forward-Looking
        Statements........................               5
      Available Information...............               6
      Risk Factors........................               7
      The Equity Line of Credit Agreement.              14
      The 9% Secured Subordinated
        Convertible Debentures Due December
        15, 2000..........................              15
      Determination of Offering Price.....              16
      Price Range of Our Common Stock.....              16
      Dividend Policy.....................              16
      Use of Proceeds.....................              16
      Capitalization......................              17
      Selected Consolidated Financial
        Data..............................              18
      Management's Discussion and Analysis
        of Financial Condition and Results
        of Operations.....................              19
      Business of the Company.............              29
      Management..........................              38
      Executive Compensation..............              39
      Security Ownership of Certain
        Beneficial Owners and Management..              43


      Certain Relationships and Related
        Transactions......................              45
      Description of Capital Stock........              47
      Selling Stockholders................              50
      Plan of Distribution................              51
      Legal Matters.......................              53
      Experts.............................              53


      Index to Consolidated Financial
        Statements........................             F-1



                                3,633,887 SHARES








                           [VCAMPUS CORPORATION LOGO]




                                  COMMON STOCK



                                 ---------------
                                   PROSPECTUS

                                 ---------------






                                NOVEMBER 22, 2000



================================================================================

                               VCAMPUS CORPORATION
                         POST EFFECTIVE AMENDMENT NO. 1
                                       TO
                       REGISTRATION STATEMENT ON FORM S-1


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


       The following table sets forth the costs and expenses, other than underwriting discounts and commissions, incurred in connection with the sale of Common Stock previously registered under this registration statement (all amounts are estimated except the SEC registration fee, the NASD filing fee and the Nasdaq listing fee). The Company will bear all expenses incurred in connection with the sale of the Common Stock previously registered.



SEC registration fee.....................     $    9,140
NASD filing fee..........................          3,788
Printing fees and expenses...............         15,000
Legal fees and expenses..................        110,000
Blue Sky expenses and filing fees........         25,000
Accounting fees and expenses.............         20,000
Premium on liability policy for H&QGF....         10,938
Miscellaneous............................          5,000
                                              ----------
     Total...............................     $  198,866
                                              ==========


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

       Section 145 ("Section 145") of the Delaware General Corporation Law, as amended, generally provides that a director or officer of a corporation (i) shall be indemnified by the corporation for all expense of such legal proceedings when he is successful on the merits, (ii) may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement of such proceedings (other than a derivative suit), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful, and (iii) may be indemnified by the corporation for the expenses of a derivative suit (a suit by a stockholder alleging a breach by a director or officer of a duty owed to the corporation), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation. No indemnification may be made under clause (iii) above, however, if the director or officer is adjudged liable for negligence or misconduct in the performance of his duties to the corporation, unless a corporation determines that, despite such adjudication, but in view of all the circumstances, he is entitled to indemnification. The indemnification described in clauses (ii) and (iii) above may be made only upon a determination that indemnification is proper because the applicable standard of conduct has been met. Such a determination may be made by a majority of a quorum of disinterested directors, independent legal counsel, the stockholders or a court of competent jurisdiction.

       Article VI of the Company's Bylaws provides in substance that, to the fullest extent permitted by Delaware law as it now exists or as amended, each director and officer shall be indemnified against reasonable costs and expenses, including attorneys' fees and any liabilities which he may incur in connection with any action to which he may be made a party by reason of his being or having been a director or officer of the Registrant. The indemnification provided by the Company's Bylaws is not deemed exclusive of or intended in any way to limit any other rights to which any person seeking indemnification may be entitled.

       Section 102(b)(7) of the Delaware General Corporation Law, as amended, permits a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

       Article VII of the Company's Certificate of Incorporation provides for the elimination of personal liability of a director for breach of fiduciary duty, as permitted by Section 102(b)(7) of the Delaware General Corporation Law.

       The Registrant maintains liability insurance insuring the Registrant's officers and directors against liabilities than they may incur in such capacities.

       Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

       The Company has issued the following unregistered securities during the past three years:


1. From January 1, 1998 to March 31, 1998, the Company issued 626,293 shares of Series C redeemable convertible Preferred Stock and warrants to purchase 626,293 shares of Common Stock to certain accredited investors.



2. From April 1, 1998 to June 30, 1998, the Company issued the following unregistered securities: (a) 1,082,625 shares of Series D redeemable convertible Preferred Stock to certain accredited investors; and (b) 5,194 shares of Common Stock to one accredited investor.



3. In October 1998, the Company issued an aggregate of 9,191 shares of Common Stock to two former HTR shareholders in exchange for cancellation of the Company's indebtedness to such shareholders, at a conversion price of $3.75 per share, the closing price of the Company's Common Stock on the date of issuance.



4. In December 1998, the Company issued an aggregate of 105,000 shares of Common Stock to the three former stockholders of Teletutor and their attorney, pursuant to a restructuring of the Company's indebtedness to such shareholders. Pursuant to this restructuring, the Company also issued to such persons three-year warrants to purchase an aggregate of 55,000 shares of Common Stock.



5. In December 1998 and June 1999, the Company issued an aggregate of 28,902 and 22,819 shares of Common Stock, respectively, to the Company's Series D Preferred Stockholders in payment of accrued dividends.



6. In December 1998, the Company issued an aggregate of 1,480 shares of Common Stock to one former security holder of HTR upon net exercise of a warrant.



7. In January 1999, the Company issued 282,500 shares of Common Stock and warrants to purchase 70,625 of Common Stock to nine accredited investors.



8. In May 1999, the Company issued 448,297 shares of Common Stock to certain accredited investors.



9. In June 1999, the Company issued warrants to purchase an aggregate of 5,000 shares of Common Stock to each of two former employees in connection with the sale of the Knowledgeworks division of HTR.



10. In June 1999, the Company issued a $2.5 million convertible debenture to two accredited investors. The debenture was convertible into shares of Common Stock at an initial conversion ratio of $5.50 per share.



11. From April 1, 1999 to June 30, 1999, the Company issued the following unregistered securities: (a) 22,819 shares of Common Stock as a dividend to the Company's Series D Preferred Stockholders; (b) 13,752 shares of Common Stock to certain accredited holders of the Company's Common Stock pursuant to the terms of their subscription agreements; (c) 3,580 shares of Common Stock to a Series C Preferred Stockholder pursuant to his conversion of 2,954 shares of Series C Preferred Stock on a 1 to 1.21 ratio; and (d) warrants to purchase: (i) 457,200 shares of Common Stock; (ii) 5,000 shares of Series D Preferred Stock; and (iii) 100,000 shares of Series E Preferred Stock to certain accredited investors.



12. From July 1, 1999 to September 30, 1999, the Company issued the following unregistered securities: (a) 48,261 shares of Common Stock to certain accredited holders of the Company's Common Stock pursuant to the terms of their subscription agreements; (b) 9,255 shares of Common Stock to a Series D Preferred Stockholder pursuant to his conversion of 9,255 shares of Series D Preferred Stock on a 1 to 1 ratio; and (c) 820 shares of Common Stock to one investor upon the exercise of warrants.



13. From October 1, 1999 to December 31, 1999, the Company issued the following unregistered securities: (a) 57,757 shares of Common Stock to certain accredited holders of the Company's Common Stock pursuant to the terms of their subscription agreements; (b) 56,576 shares of Common Stock as a dividend to the holders of the Company's Series D Preferred Stock; (c) 379,437 shares of Series E Preferred Stock were issued to H&QGF at a price per share ranging from $2.17 to $2.42 pursuant to the terms of the Company's equity line with H&QGF; and (d) three-year warrants to purchase an aggregate of 55,000 shares of Common Stock with an exercise price of $2.75 per share to two accredited investors in exchange for their agreement to convert approximately $500,000 of convertible debentures into common stock prior to December 31, 1999.



14. From January 1, 2000 to March 31, 2000, the Company issued the following unregistered securities: (a) 1,136,253 shares of Common Stock at $3.62 per share and one-year warrants to purchase 450,000 shares of Common Stock at exercise prices ranging from $4.34 to $6.125 per share to one accredited investor; (b) 24,648 shares of Common Stock upon the exercise of warrants; and (c) five-year warrants to purchase 113,625 shares of Common Stock at $3.62 per share to a provider of investment banking services.



15. From April 1, 2000 to June 30, 2000, the Company issued the following unregistered securities: (a) 357,142 shares of Common Stock at $7.00 per share and five-year warrants to purchase 714,285 shares of Common Stock at an exercise price of $7.00 per share to one accredited investor; (b) 19,552 shares of Common Stock as a dividend to the Company's Series D Preferred Stockholders; and (c) five-year warrants to purchase 35,714 shares of Common Stock at $7.00 per share to a provider of investment banking services.



16. From July 1, 2000 to September 31, 2000, the Company issued the following unregistered securities: (a) 2,727 shares of Common Stock in connection with the conversion of 2,727 shares of Series D Preferred Stock.


       The sales of the above securities were deemed to be exempt from registration under the Act in reliance upon Section 4(2) of the Act or Regulation D or Rule 701 promulgated thereunder as transactions by an issuer not involving a public offering. Recipients of the securities in each such transaction represented their intentions to acquire such securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the instruments issued in such transactions. All recipients had adequate access to information about the Company.

ITEM 16. EXHIBITS

       (a) Exhibits.


   EXHIBIT
     NO.                                    DESCRIPTION
------------    -----------------------------------------------------------------------------------------
   4.1 (a)      Form of Common Stock Certificate.
    5.1(k)      Opinion of Wyrick, Robbins, Yates   & Ponton LLP
  10.12(a)      Employment   Agreement, dated July 31, 1996, with   Michael L.Brown.
  10.13(a)      Employment Agreement, dated August 15, 1996, with Leonard P. Kurtzman.
  10.14(a)*     Agreement, dated August 14, 1995, as amended, with Educational Services
                Institute.
  10.15(a)      Form of Online Educational Services Distribution Agreement.
  10.16(a)      Form of University Master Agreement for Online Education Services.
  10.17(a)      Form of Online Educational Services Agreement.
  10.18(a)      Form of Inner Circle Online Educational Services Development and Distribution
                Agreement.
  10.19(a)*     Agreement, dated April 15, 1996, with Autodesk, Inc.
  10.20(a)*     Project Financing and Development Agreement with InternetU, Inc., as amended.
  10.21(a)      Employment letter agreement, dated October 29, 1996, with W. Braun Jones, Jr.

  10.23(e)      Employment Agreement, dated April 30, 1997, with James R. Cooper.

  10.24(e)      Employment Agreement, dated January 1, 1997, with Michael W. Anderson.
  10.25(e)      Employment Agreement, dated October 31, 1997, with Kamyar Kaviani.

  10.26(e)      Employment Agreement, dated October 31, 1997, with Farzin Arsanjani.
  10.27(e)      Employment Agreement, dated October 31, 1997, with Daniel J. Callahan, IV.
  10.28(e)      Letter agreement, dated December 18, 1997, with Leonard P. Kurtzman.
  10.29(f)      First Union loan amendment documents dated March 31, 1998.
  10.30(f)      Series C Preferred Stock and Warrant Purchase Agreement.
  10.31(f)      Registration Rights Agreement, dated March 31, 1998.
  10.32(g)      Series D Preferred Stock Purchase Agreement, dated June 29, 1998.
  10.33(g)      Amended and Restated Registration Rights Agreement, dated June 29, 1998.
  10.34(g)      Certificate of Designations, Preferences and Rights of Series D Convertible
                Preferred Stock dated June 26, 1998.
  10.35(g)      Certificate of Designations, Preferences and Rights of Series C Convertible
                Preferred Stock dated June 25, 1998.
  10.36(h)      Loan and Security Agreement dated August 14, 1998 with Imperial Bank.
  10.37(h)      Warrant to Purchase Stock dated August 14, 1998 issued to Imperial Bank.
  10.38(h)      Loan Agreement dated August 14, 1998 with Sand Hill Capital, LLC.
  10.39(h)      Warrant to Purchase Stock dated August 14, 1998 issued to Sand Hill Capital, LLC.
  10.40(i)      Form of Subscription Agreement for the $1.05 million Spencer Trask Financing.
  10.41(j)      Private Equity Line of Credit Agreement dated May 4, 1999 with Hambrecht &
                Quist Guaranty Finance, LLC.
  10.42(j)      Certificate of Designations, Preferences and Rights of Series E Convertible
                Preferred Stock.
  10.43(j)      Convertible Debenture and Warrants Purchase Agreement dated June 4, 1999 with
                Excalibur Limited Partnership and BH Capital Investments, L.P. relating to the $2.5 million convertible debenture financing.
  10.44(j)      Form of Convertible Debenture for the $2.5 million convertible debenture financing in June 1999.
  10.45(k)      Asset Purchase Agreement relating to the sale of the Knowledgeworks division of HTR effective on June 30, 1999.
  10.46(k)      Receivables factoring agreements, as amended, with Bankers Capital.
  21.1 (k)      List of Subsidiaries.
   23.1         Consent of Ernst & Young LLP.
   23.2(k)      Consent of Wyrick Robbins Yates & Ponton LLP (contained in Exhibit 5.1).
  24.1 (k)      Power of Attorney.



----------



        *       Confidential treatment requested.
       (a)      Incorporated by reference to the similarly numbered Exhibit to the
                Registrant's Registration Statement on Form S-1 (File No. 333-12135).
       (e)      Incorporated by reference to the similarly numbered Exhibit to the
                Registrant's Annual Report on Form 10-K for the year ended December 31, 1997.
       (f)      Incorporated by reference to the identically numbered Exhibit to the
                Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31,
                1998.
       (g)      Incorporated by reference to the identically numbered Exhibit to the
                Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30,
                1998.
       (h)      Incorporated by reference to the identically numbered Exhibit to the
                Registrant's Quarterly Report on Form 10-Q for the quarter ended September
                30, 1998.
       (i)      Incorporated by reference to the identically numbered Exhibit to the
                Registrant's Annual Report on Form 10-K for the year ended December 31, 1998.
       (j)      Incorporated by reference to the corresponding appendix filed with the
                Registrant's preliminary proxy materials on Schedule 14A dated July 16, 1999 for its 1999 annual meeting of stockholders.
       (k)      Previously filed with registration statement (No. 333-83885) filed with the
                SEC on July 27, 1999, as amended.

ITEM 17. UNDERTAKINGS

       (a)    The undersigned registrant hereby undertakes as follows:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

       (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (4) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person or the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


       Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this post-effective amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, State of Virginia, on this 20th day of November 2000.


                                                   VCAMPUS CORPORATION



                                   /s/ DANIEL J. NEAL
                                   ---------------------------------------------
                                         DANIEL J. NEAL, CHIEF EXECUTIVE OFFICER


                                 ---------------


       Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                    SIGNATURE                                   CAPACITY                       DATE
------------------------------------------------                --------                       ----
/s/ NARASIMHAN P. KANNAN*                                 Chairman of the Board        November 20, 2000
-------------------------                                     of Directors
    NARASIMHAN P. KANNAN

                                                         Chief Executive Officer
/s/ DANIEL J. NEAL                                             (Principal              November 20, 2000
------------------                                         Executive Officer)
    DANIEL J. NEAL

/s/ MICHAEL A. SCHWIEN                                   Chief Financial Officer       November 20, 2000
----------------------                                    (Principal Financial
    MICHAEL A. SCHWIEN                                   and Accounting Officer)


/s/ EDSON D. DECASTRO*                                          Director               November 20, 2000
----------------------
    EDSON D. DECASTRO

/s/ BARRY K. FINGERHUT*                                         Director               November 20, 2000
-----------------------
    BARRY K. FINGERHUT

/s/ KAMYAR KAVIANI*                                             Director               November 20, 2000
-------------------
    KAMYAR KAVIANI

/s/ WILLIAM E. KIMBERLY*                                        Director               November 20, 2000
------------------------
    WILLIAM E. KIMBERLY

/s/ JOHN D. SEARS*                                              Director               November 20, 2000
------------------
    JOHN D. SEARS

 ................................................                Director               November 20, 2000
------------------------------------------------
    ASHOK TRIVEDI

/s/ MICHAEL A. SCHWIEN
----------------------
    MICHAEL A. SCHWIEN
    *ATTORNEY-IN-FACT